SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________

UNIFY CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	7372	94-2710599
(State or other jurisdiction of	(Primary Standard Industrial Code	(I.R.S. Employer
incorporation or organization)	Classification Number)	Identification No.)

2101 Arena Blvd., Suite 100
Sacramento, California 95834
(916) 928-6400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices and principal place of business)
____________________

TODD E. WILLE
President and Chief Executive Officer
UNIFY CORPORATION
2101 Arena Blvd., Suite 100
Sacramento, California 95834
(916) 928-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

KEVIN A. COYLE, ESQ.
DLA Piper US LLP
400 Capitol Mall, Suite 2400
Sacramento, CA 95814-4428
(916) 930-3240
____________________

Approximate date of proposed sale to the public: From time to time as described in the Prospectus after the effective date of this Registration Statement.

____________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Dollar Amount	Maximum	Maximum	Amount of
Title of Each Class of	to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Share (1)	Offering Price	Fee
Common Stock, $0.001 par value (2)(3)	$5,350,000	$0.53	$3,365,500	$103.32
Common Stock, $0.001 par value (4)(5)	$1,082,000	$0.53	$1,775,500	$54.51
Total	$6,432,000	--	$5,141,000	$157.83

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, and based on the average of the bid and asked prices reported on the Over-the-Counter Electronic Bulletin Board on April 4, 2007.

(2)	Consists of shares of common stock issuable upon conversion of convertible term notes as described in the Prospectus.

(3)	The number of shares issuable upon conversion of the notes is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar events as specified in the terms of the notes. Therefore, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such number of additional securities to be offered or issued in connection with conversion of the notes to prevent dilution resulting from stock splits, stock dividends and certain other events.

(4)	Consists of shares of common stock issuable upon exercise of outstanding warrants to purchase the registrant's common stock as described in the Prospectus.

(5)	The number of shares issuable upon exercise of the warrants is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar events as specified in the terms of the warrants. Therefore, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such number of additional securities to be offered or issued in connection with exercise of the warrants to prevent dilution resulting from stock splits, stock dividends and certain other events.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 11, 2007

UNIFY CORPORATION

Up to 9,700,000 Shares of Common Stock

The selling stockholders of Unify Corporation listed on page 11 or their transferees may dispose of the following shares of our common stock under this prospectus, for each of their own accounts:

  Up to 6,350,000 shares of our common stock which we will issue upon the conversion of certain convertible notes we issued in a debt financing on November 20, 2006; and

  Up to 3,350,000 shares of our common stock which we will issue upon exercise of warrants we issued in a debt financing on November 20, 2006.

The number of shares covered by this prospectus includes shares of common stock that are issuable upon the conversion of certain notes and the exercise of certain warrants. The prices at which the selling stockholders or their transferees may dispose of their Unify shares or interests therein may be at fixed prices, at the prevailing market price for the shares, at prices related to such market price, at varying prices or at negotiated prices. Information regarding the selling stockholders and the times and manner in which they may dispose of the shares or interests therein under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus. We will not receive any proceeds from such dispositions, but we will receive the exercise price of the warrants if the warrants are exercised and we will discharge our indebtedness under the convertible notes to the extent that the convertible notes are converted.

TRADING SYMBOL

Our common stock trades on the Over-the-Counter Electronic Bulletin Board (the “OTCBB”) under the symbol “UNFY.” On March 30, 2007, the last reported sale price of common stock on the OTCBB was $0.52 per share. The 9,700,000 shares of common stock not previously registered for resale which are covered by this prospectus represent a substantial percentage of our total outstanding equity securities. Registering such a large percentage of our total outstanding securities may have an adverse effect on the market price for our common stock.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK

Investing in the common stock covered by this prospectus is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. Please see the “Risk Factors” section of this prospectus beginning on page 3 which describes the specific risks associated with an investment in our company as well as with these particular securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passes upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Please read this Prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this Prospectus all the material information that you will need to make an investment decision.

We have not authorized anyone to provide you with information that is different from that which is contained in this Prospectus.

The date of this Prospectus is [______ __], 2007

TABLE OF CONTENTS

Page
Prospectus Summary	1
Risk Factors	3
Cautionary Note Regarding Forward-Looking Statements	3
Plan of Distribution	9
Selling Stockholders	11
Available Information	12
Our Company	13
Use of Proceeds	17
Determination of Offering Price	17
Legal Proceedings	18
Management’s Discussion and Analysis	19
Management	29
Executive Compensation	35
Security Ownership of Certain Beneficial Owners and Management	33
Market for Common Equity and Related Stockholder Matters	38
Description of Securities	40
Indemnification of Officers and Directors	42
Legal Opinion	43
Experts	43
Unify Financial Statements - Nine Months Ended January 31, 2007 and 2006 and Years Ended April 30, 2006 and 2005	44
Gupta Financial Statements - Years Ended June 30, 2006 and 2005, Five Months Ended June 30, 2005, One Month Ended January 31, 2005 and Year Ended December 31, 2004	83
Unify and Gupta Pro Forma Financial Statements	108

Until [____________], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Unless the context otherwise requires, the terms “we,” “our,” “Unify” and “the Company” refer to Unify Corporation, a Delaware corporation.

PROSPECTUS SUMMARY

Our Company

Unify (the “Company”, “we”, “us” or “our”) is a global provider of application development and data management software, and Service-Oriented Architecture (SOA) Enablement Solutions. Our product suite of automated migration solutions, easy to use development software and no-maintenance-required embedded databases enable customers to enhance their SOA environment by improving time-to-market metrics, increasing collaboration and service-enabling legacy information. Specifically, our products include embedded and enterprise data management systems, application development software for legacy application modernization and rich internet application development, and SOA enablement solutions.

On September 13, 2006, the Company entered into a Purchase and Exchange Agreement (“Purchase Agreement”) with Halo Technology Holdings, Inc. (“Halo”) whereby Unify agreed to purchase Gupta Technologies LLC (“Gupta”) from Halo in exchange for (i) the Company’s Insurance Risk Management (“IRM”) division (ii) the Company’s ViaMode software (iii) $6,100,000 in cash and (iv) the amount, if any, by which Gupta’s net working capital exceeds IRM’s net working capital at the close of the transaction (the “Purchase and Exchange”). The Company’s acquisition of Gupta was consummated on November 20, 2006.

On November 20, 2006, the Company entered into various agreements with ComVest Capital LLC (“ComVest”) whereby ComVest, along with participation from Special Situations Funds, provided debt financing for the Gupta acquisition and for working capital, consisting of convertible term loans totaling $5.35 million and a revolving credit facility of up to $2.5 million. The term loans have an interest rate of 11.25% and have terms of 48 to 60 months. The revolver has an interest rate of prime plus 2.25% and has a maturity date of October 31, 2010. As part of the financing, ComVest received 2,010,000 warrants and Special Situations Funds received 1,340,000 warrants. The warrants are for the purchase of common stock at prices from $0.27 to $0.38 per share. The agreements provide for ComVest to have a security interest in substantially all of the Company’s assets.

In February 2005, Unify acquired privately-held Acuitrek Inc. (“Acuitrek”), a provider of policy administration and underwriting solutions for the alternative risk market. The acquisition was the result of a strategy to penetrate underserved specialty markets with our solutions and led to the formation of the Unify IRM division. However, with the sale of the Company’s IRM division and ViaMode software asset to Halo, Acuitrek, Inc. was sold to Halo. In connection with this sale, the Company amended the terms of the agreement under which it had purchased Acuitrek, Inc. in February 2005.

Today, Unify’s customers include corporate information technology departments (“IT”), software value-added resellers (“VARs”), solutions integrators (“SIs”) and independent software vendors (“ISVs”) from a variety of industries, including insurance, financial services, healthcare, government, manufacturing, retail, education, and more. We are headquartered in Sacramento, California, with offices in Munich, Germany, Paris, France, Australia and the United Kingdom (“UK”). We market and sell products directly in the United States, Europe, and Australia and indirectly through global distributors representing more than 50 countries.

Our mission is to enable customers to modernize mission critical applications while maximizing legacy investments in a Service-Oriented Architecture (SOA). Our software and solutions give customers a rich user experience, quality information and a high degree of customer satisfaction.

Our strategy is to work with IT organizations to “Enable SOA.” Our software and solutions help businesses modernize and service-enable mission critical legacy applications in support of enterprise-wide SOA initiatives. Based on market requirements for SOA-based application modernization, our strategy aims to help companies increase speed and agility, consolidate information from multiple sources, improve asset reuse, lower IT costs, reduce business risks and exposures, and free information previously locked within proprietary systems.

Unify was incorporated in Delaware on April 10, 1996. Over the past five years we have expanded our product offering to adapt to evolving market requirements. Our SOA enablement products include Composer for Lotus Notes and NXJ Developer, our application development product families include Team Developer, ACCELL and VISION and our data management software includes SQLBase and DataServer. As described above, the NavRisk and ViaMode products were sold to Halo in exchange for Halo’s Gupta business, which consisted of the Team Developer and SQLBase products.

Our principal executive office is located at 2101 Arena Blvd. Suite 100, Sacramento, California 95834. Our telephone number is (916) 928-6400 and our website address is http://www.unify.com. Information contained in our website is not a part of this prospectus.

Reverse Stock Split

At the annual meeting of the stockholders of Unify on March 29, 2007, the Company’s stockholders approved an amendment to our Certificate of Incorporation which authorizes our board of directors to effect a reverse stock split of our common stock at a ratio of not less than one-for-three and not more than one-for-ten at any time prior to June 30, 2007, with the exact ratio to be set at a whole number within this range to be determined by our board in its discretion. Unify’s board of directors has not yet determined to effect the reverse split as of the date of this prospectus. The stock numbers in this prospectus have not been adjusted to reflect any reverse split. In the event the reverse split is effected, we will provide supplemental disclosures at that time.

The Offering

On November 20, 2006, the Company entered into various agreements with ComVest whereby ComVest, along with participation from Special Situations Funds, provided debt financing for the Gupta acquisition and for working capital. The debt financing consisted of $5.35 million in convertible term notes and a revolver of up to $2.5 million. The holders of the term notes may, at their option, at any time and from time to time from the date Unify has sufficient authorized, unissued and unreserved shares of common stock, convert the outstanding principal and any accrued interest into shares of Unify common stock at specified fixed conversion ratios. Unify may require conversion of the convertible term notes if among other conditions, its common stock price closes at or above 160% of the applicable conversion price of the notes for 20 or more consecutive market days ending immediately prior to the date on which the conversion notice is given to the holders. Additionally, as part of the financing, Unify issued warrants exercisable for a total of 3,350,000 shares of common stock of the Company to ComVest and Special Situations Funds.

This prospectus covers the disposition by the selling stockholders or their transferees of up to 9,700,000 shares of our common stock. Of these shares, 6,350,000 shares consist of shares of our common stock that they may acquire upon the conversion of certain convertible notes they hold and 3,350,000 shares consist of shares of our common stock they may acquire upon the exercise of the warrants they hold.

RISK FACTORS

Special Cautionary Notice Regarding Forward-Looking Statements and Risk Factors

This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21 of the Securities Exchange Act of 1934, as amended (the Exchange Act), which are intended to be covered by the safe harbors created thereby. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

  the current economic environment affecting us and the markets we serve;

  sources of revenue and anticipated revenue, including the contribution from the growth of new products and markets;

  our estimates regarding our liquidity and capital requirements;

  marketing and commercialization of our products under development;

  our ability to attract customers and the market acceptance of our products, especially in the face of competition;

  results of any future litigation;

  plans for future products and services and for enhancements of existing products and services; and

  our intellectual property.

When used in this Prospectus, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend” and “expect” and similar expressions identify certain of such forward-looking statements. Although we believe that the assumption, plans, intentions and expectations underlying or reflected in such forward-looking statements contained herein are reasonable, any of the assumptions, plans, intentions and expectations could be inaccurate and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Actual results, performance or achievements could differ materially from historical results or those contemplated, expressed or implied by the forward-looking statements contained in this Prospectus. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this Prospectus, including under this heading “Risk Factors” and others detailed from time to time in our periodic reports filed with the SEC. These forward-looking statements represent our estimates and assumptions only as of the date of this Prospectus. Except as required by law, we are not obligated and expressly disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

In addition to the other information in this prospectus or included with this prospectus, you should consider carefully the following factors in evaluating Unify and our business before purchasing the common stock offered by this prospectus:

Risks Related to the Offering

Issuance of the shares registered hereunder and their subsequent sale in the market could adversely affect our stock price.

The 9,700,000 shares registered hereunder, if issued, would represent a significant percentage of our outstanding equity securities and our public float. If all or a substantial portion of these shares are issued and subsequently resold in the public market it could create a greater supply for our shares than demand and therefore have a negative impact on our stock price.

The conversion ratio of the convertible notes and the exercise price of the warrants may be substantially below the market price of our stock at the time of exercise.

The convertible notes are currently convertible into our common stock at a fixed ratio of $0.50 per share for one tranche of notes and $1.00 per share for the other tranches of notes. The warrants are exercisable at fixed exercise prices ranging from $0.27 per share to $0.38 per share. Subject to certain exceptions, these conversion ratios and exercise prices are subject to downward adjustment in the event we issue additional shares of common stock at prices below the then-current conversion ratio or exercise price. Conversion of the notes or exercise of the warrants is only likely to occur at such time as the conversion ratio or exercise price, as the case may be, is lower than the current market price for our stock. Issuance of common stock at a price below our current market price would have a dilutive effect on current stockholders and could potentially have a negative impact on our stock price.

Risks related to the acquisition of the Gupta business and the sale of the IRM division and the ViaMode software asset.

We will incur costs to achieve and may not be able to realize the anticipated savings, synergies or revenue enhancements from the Purchase and Exchange

Halo and Unify entered into the Purchase Agreement with the expectation that the Purchase and Exchange will result in various benefits, including among others, the ability to focus on Unify’s core business. Achieving the anticipated benefits of the Purchase and Exchange is subject to a number of uncertainties, including whether Unify integrates Gupta in an effective and efficient manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs and diversification of management’s time and energy could materially impact Unify’s business, financial condition and operating results.

Even if Unify is able to integrate successfully its operations with Gupta’s operations, Unify may not be able to realize the cost savings, synergies or revenue enhancements that Unify anticipates from the integration, either in the amount or the time frame that Unify currently expects. Unify’s ability to realize anticipated cost savings, synergies and revenue enhancements may be affected by a number of factors, including, but not limited to:

  the anticipated utilization of cash resources on integration and implementation activities to achieve those cost savings, which could be greater than Unify currently expects and which could offset any such savings and other synergies resulting from the Purchase and Exchange;

  the anticipated utilization of cash resources on integration and implementation activities to achieve those cost savings, which could be greater than Unify currently expects and which could offset any such savings and other synergies resulting from the Purchase and Exchange;

  increases in other expenses, operating losses or problems unrelated to the Purchase and Exchange, which may offset the cost savings and other synergies from the Purchase and Exchange or divert resources intended to be used in the integration plan; and

  Unify’s ability to avoid labor disruption in connection with the integration.

  Unify’s ability to successfully achieve revenue enhancements by leveraging Gupta’s sales channels or Gupta’s personnel.

Unify may not successfully integrate Gupta into its business and operations.

Prior to the consummation of the Purchase and Exchange, Gupta and Unify operated as separate entities. Unify may experience material negative consequences to its business, financial condition or results of operations if it cannot successfully integrate Gupta’s operations with Unify’s. The integration of companies that have previously been operated separately involves a number of risks, including, but not limited to:

  demands on management related to the significant increase in the size of the business for which they are responsible;

  diversion of management’s attention from the management of daily operations to the integration of operations, whether perceived or actual;

  management of employee relations across facilities;

  difficulties in the assimilation of different corporate cultures and practices, as well as in the assimilation and retention of broad and geographically dispersed personnel and operations;

  difficulties and unanticipated expenses related to the integration of departments, systems (including accounting systems), technologies, books and records, procedures and controls (including internal accounting controls, procedures and policies), as well as in maintaining uniform standards, including environmental management systems;

  expenses of any undisclosed or potential liabilities; and

  Unify’s ability to maintain its customers and Gupta’s customers after the acquisition.

Successful integration of Gupta’s operations with Unify’s depends on Unify’s ability to manage the combined operations, to realize opportunities for revenue growth presented by broader product offerings and expanded geographic coverage and to eliminate redundant and excess costs. If Unify’s integration efforts are not successful, Unify may not be able to maintain the levels of revenues, earnings or operating efficiency that it and Gupta achieved or might achieve separately. In addition, the unaudited pro forma condensed consolidated financial data presented in this prospectus cover periods during which Unify and Gupta were not under the same management and, therefore, may not be indicative of Unify’s future financial condition or operating results.

The costs of the Purchase and Exchange and the costs of integrating Unify’s and Gupta’s operations are substantial and will make it more difficult for the combined company to achieve profitability.

Unify will incur substantial costs in connection with the Purchase and Exchange that may make it more difficult to achieve profitability in the future. Unify has already incurred costs associated with the acquisition of Gupta, consisting of transaction fees for attorneys, accountants and other related costs and additional nonrecurring costs and will incur costs associated with the integration of Gupta going forward.

The market price of Unify’s common stock may decline as a result of the Purchase and Exchange.

         The market price of Unify common stock may decline as a result of the Purchase and Exchange for a number of reasons, including if:

  the premium acquisition of Gupta by Unify and the sale of the IRM division and the ViaMode software asset is not viewed favorably by the market;

  the integration of Unify and Gupta is unsuccessful;

  Unify does not achieve the perceived benefits of the Purchase and Exchange as rapidly or to the extent anticipated by financial or industry analysts; or

  the effects of the Purchase and Exchange on Unify’s results are not consistent with the expectations of financial or industry analysts.

Departure of key personnel or the failure to attract qualified employees may negatively impact the business of Unify after the consummation of the Purchase and Exchange.

Unify’s ability to maintain its competitive position after the consummation of the acquisition of Gupta will depend, in large part, on its ability to attract and retain highly qualified development, sales, professional services and managerial personnel. Competition for these persons is intense. While the acquisition of Gupta will increase Unify’s human resources in this area, there is always a risk of departure of key employees due to the combination process. The announcement of the proposed acquisition of Gupta may impede Unify’s ability to attract and retain personnel before and after the transaction. The loss of a significant group of key personnel would adversely affect Unify’s business efforts after the consummation of the Purchase and Exchange.

If we default on any secured loan, all or a portion of our assets could be subject to forfeiture.

To finance the cash portion of the acquisition of Gupta and provide working capital, we entered into a Revolving Credit and Term Loan Agreement ( the “Loan Agreement”) with ComVest on November 20, 2006. Under the Loan Agreement, we granted to ComVest a first priority security interest in substantially all of our assets. If we default on the Loan Agreement and are unable to cure the default pursuant to the terms of the agreement, our lender could take possession of any or all assets in which it holds a security interest, including intellectual property, and dispose of those assets to the extent necessary to pay off the debts, which could seriously harm our business. Furthermore, we may enter into other secured credit or loan agreements in the future.

We are dependent on acceptance of our business automation products as well as the growth of the market.

We expect our business automation business to account for an increasing percentage of future revenues and accordingly, we are devoting a substantial portion of our resources in the building of the sales model and marketing programs to gain market acceptance for it. As a result, factors adversely affecting the pricing of or demand for the Unify NXJ business automation platform, such as, but not limited to, competition and technological change, would have an adverse effect on our business, operating results and financial condition. There can be no assurance that we will successfully market and sell these new products or enhanced versions of our existing products.

If our customers are not able to successfully implement Unify NXJ applications, the viability of our products could be questioned and our reputation could be damaged, which could have adverse effects on our business, operating results and financial condition. In addition, we expect that a significant percentage of future revenues will continue to be derived from sales to existing customers. If these existing customers purchase competitive products, or have difficulty deploying applications built with Unify’s products, our relationships with these customers, revenues from sales of our products and other products and the Company’s business, operating results and financial condition could be adversely affected.

There can be no assurance that the market for our products will continue to grow. If these markets fail to grow, or grow more slowly than we currently anticipate, our business, operating results, and financial condition could be adversely affected.

We are subject to intense competition.

We have experienced and expect to continue to experience intense competition from current and future competitors including Computer Science Corporation, Valley Oak, BEA Systems, IBM, Microsoft Corporation, and Oracle Corporation. Often, these competitors have significantly greater financial, technical, marketing and other resources than Unify, in addition to having greater name recognition and more extensive customer bases. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can.

In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could adversely affect our ability to sell additional licenses and maintenance and support renewals on terms favorable to us. Further, competitive pressures could require us to reduce the price of our products and related services, which could adversely affect our business, operating results, and financial condition. There can be no assurance that we will be able to compete successfully against current and future competition, and the failure to do so would have an adverse effect upon our business, operating results and financial condition.

The markets in which we compete are subject to rapid technological change.

The markets in which we compete are characterized by rapid technological change, frequent introductions of new and enhanced products, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable.

Our future success will depend in part upon our ability to address the increasingly sophisticated needs of customers by developing new product functionality and enhancements that keep pace with technological developments, emerging industry standards and customer requirements.

There can be no assurance that Unify NXJ will continue to be perceived by our customers as technologically advantageous or that we will not experience difficulties that delay or prevent the sale of enhancements to existing products that meet with a significant degree of market acceptance. If the release dates of any future product enhancements, or new products are delayed or if when released they fail to achieve market acceptance, our business, operating results, and financial condition would be adversely affected.

We are dependent on indirect sales channels.

A significant portion of our revenues are derived from indirect sales channels, including ISVs, VARs and distributors. ISVs, VARs and distributors accounted for approximately 46%, 51% and 62% of our software license revenues for fiscal 2006, 2005 and 2004, respectively. Our success therefore depends in part upon the performance of our indirect sales channels, over which we have limited influence. Our ability to achieve significant revenue growth in the future depends in part on maintaining and expanding our indirect sales channels worldwide. The loss of any major partners, either to competitive products offered by other companies or to products developed internally by those partners, or the failure to attract effective new partners could have an adverse effect on our business, operating results, and financial condition.

There are numerous risks associated with our international operations and sales.

Revenues derived from our international customers accounted for 63%, 65% and 68% of our total revenues, with the remainder from North America, in fiscal 2006, 2005 and 2004, respectively. If the revenues generated by our international operations are not adequate to offset the expense of maintaining such operations, our overall business, operating results and financial condition will be adversely affected. There can be no assurance that we will continue to be able to successfully market, sell and deliver our products in these markets. Although we have had international operations for a number of years, there are certain unique business challenges and risks inherent in doing business outside of North America, and such challenges and risks can vary from region to region. These include unexpected changes in regulatory requirements; export restrictions, tariffs and other trade barriers; difficulties in staffing and managing foreign operations; longer payment cycles; problems in collecting accounts receivable; political instability; fluctuations in currency exchange rates; seasonal reductions in business activity during the summer months in Europe and other parts of the world; unfamiliar or unusual business practices; and potentially adverse tax consequences, any of which could adversely impact the success of our international operations. There can be no assurance that one or more of these factors will not have an adverse effect on our future international operations and, consequently, on our business, operating results and financial condition. In addition, the Company’s subsidiaries and distributors in Europe and Japan operate in local currencies. If the value of the U.S. dollar increases relative to foreign currencies, our business, operating results and financial condition could be adversely affected.

Our stock price may be subject to volatility.

Unify’s common stock price has been and is likely to continue to be subject to significant volatility. In addition to factors associated with the acquisition and integration of the Gupta business and the sale of the IRM division and the ViaMode software discussed above, a variety of factors could cause the price of the common stock to fluctuate, perhaps substantially, including: announcements of developments related to our business; fluctuations in the operating results and order levels of Unify or its competitors’; general conditions in the computer industry or the worldwide economy; announcements of technological innovations; new products or product enhancements from us or our competitors; changes in financial estimates by securities analysts; developments in patent, copyright or other intellectual property rights; and developments in our relationships with our customers, distributors and suppliers; legal proceedings brought against the Company or its officers; and significant changes in our senior management team. In addition, in recent years the stock market in general, and the market for shares of equity securities of many high technology companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of those companies. Such fluctuations may adversely affect the market price of our common stock.

Unify’s stock trades over-the-counter on the “bulletin board.” Companies whose shares trade over-the-counter generally receive less analyst coverage and their shares are more thinly traded than stock that is traded on the NASDAQ National Market System or a major stock exchange. Our stock is therefore subject to greater price volatility than stock trading on national market systems or major exchanges.

Our quarterly operating results may be subject to fluctuations and seasonal variability.

Unify’s quarterly operating results have varied significantly in the past and we expect that they could vary significantly in the future. Such variations could result from the following factors: the size and timing of significant orders and their fulfillment; demand for our products; the quantity, timing and significance of our product enhancements and new product announcements or those of our competitors; our ability to attract and retain key employees; seasonality; changes in our pricing or our competitors’; realignments of our organizational structure; changes in the level of our operating expenses; incurrence of extraordinary operating expenses, changes in our sales incentive plans; budgeting cycles of our customers; customer order deferrals in anticipation of enhancements or new products offered by us or our competitors; product life cycles; product defects and other product quality problems; currency fluctuations; and general domestic and international economic and political conditions.

Due to the foregoing factors, quarterly revenues and operating results may vary on a quarterly basis. Revenues and quarterly results may vary because software technology is rapidly evolving, and our sales cycle, from initial evaluation to purchase and the providing of maintenance services, can be lengthy and varies substantially from customer to customer. Because we normally deliver products within a short time of receiving an order, we typically do not have a backlog of orders. As a result, to achieve our quarterly revenue objectives, we are dependent upon obtaining orders in any given quarter for shipment in that quarter. Furthermore, because many customers place orders toward the end of a fiscal quarter, we generally recognize a substantial portion of our software license revenues at the end of a quarter. Our expense levels largely reflect our expectations for future revenue and are therefore somewhat fixed in the short term.

We expect that our operating results will continue to be affected by the continually challenging IT economic environment as well as by seasonal trends. In particular, we anticipate relatively weak demand in the fiscal quarters ending July 31 and October 31 as a result of reduced business activity in Europe during the summer months.

Our products are subject to lengthy sales cycles.

Our products are used to implement comprehensive solutions including policy administration and underwriting, transportation labor standards evaluations and process-centric, composite applications. As a result, the licensing and implementation of our applications and applications built using our products generally involve a five to ten week implementation time, a significant commitment of management attention and resources by prospective customers. Accordingly, our sales cycle is subject to delays associated with the long approval process that typically accompanies significant initiatives or capital expenditures. Our business, operating results, and financial condition could be adversely affected if customers reduce or delay orders. There can be no assurance that we will not continue to experience these and additional delays in the future. Such delays may contribute to significant fluctuations of quarterly operating results in the future and may adversely affect those results.

Our software products could contain defects and could be subject to potential release delays.

Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although we have not experienced adverse effects resulting from any such defects or errors to date, there can be no assurance that, despite testing by us and current and potential customers, defects and errors will not be found in current versions, new versions or enhancements after commencement of commercial shipments, resulting in loss of revenues, delay in market acceptance, or unexpected re-programming costs, which could have an adverse effect upon our business, operating results and financial condition. Additionally, if the release dates of any future Unify product line additions or enhancements are delayed or if when released they fail to achieve market acceptance, our business, operating results, financial condition and cash flows would be adversely affected.

Our license agreements may not protect us from product liability claims.

The license agreements we have with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in these license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. The sale and support of current and future products may involve the risk of such claims, any of which are likely to be substantial in light of the use of these products in the development of core business applications. A successful product liability claim brought against the Company could have an adverse effect upon our business, operating results, and financial condition.

We rely upon technology from certain third-party suppliers.

Unify is dependent on third-party suppliers for software which is embedded in some of its products. We believe that the functionality provided by software which is licensed from third parties is obtainable from multiple sources or could be developed by the Company. However, if any such third-party licenses were terminated, or not renewed, or if these third parties fail to develop new products in a timely manner, we could be required to develop an alternative approach to developing such products, which could require payment of additional fees to third parties, internal development costs and delays and might not be successful in providing the same level of functionality. Such delays, increased costs or reduced functionality could adversely affect our business, operating results and financial condition.

We may be subject to violations of our intellectual property rights.

Unify relies on a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect its proprietary technology. Despite our efforts to protect proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our technology exists, piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights will be adequate and, to the extent such rights are not adequate, other companies could independently develop similar products using similar technology.

Although there are no pending lawsuits against us regarding infringement of any existing patents or other intellectual property rights, and we have received no notices that we are infringing or allegedly infringing the intellectual property rights of others, there can be no assurance that such infringement claims will not be asserted by third parties in the future. If any such claims are asserted, there can be no assurance that we will be able to defend such claim or if necessary obtain licenses on reasonable terms. Our involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets and know-how may have an adverse effect on our business, operating results, and financial condition. Adverse determinations in any litigation may subject us to significant liabilities to third parties, require that we seek licenses from third parties and prevent us from developing and selling our products. Any of these situations could have an adverse effect on our business, operating results, and financial condition.

Our success is dependent upon the retention of key personnel and we may be unable to retain key employees.

Our future performance depends on the continued service of key technical, sales and senior management personnel. With the exception of Unify’s president and chief executive officer, there are no other Unify technical, sales, executive or senior management personnel bound by an employment agreement. The loss of the services of one or more of our officers or other key employees could seriously harm our business, operating results and financial condition. Future success also depends on our continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and we may fail to retain our key technical, sales and managerial employees, or attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

Rapid growth may significantly strain the resources of the Company.

If we are able to achieve rapid and successful market acceptance of our current and future products, we may undergo a period of rapid growth. This expansion may significantly strain management, financial, customer support, operational and other resources. To accommodate this anticipated growth, we are continuing to implement a variety of new and upgraded operating and financial systems, procedures and controls, including the improvement of our internal management systems. There can be no assurance that such efforts can be accomplished successfully. Any failure to expand these areas in an efficient manner could have an adverse effect on our business, operating results, and financial condition. Moreover, there can be no assurance that our systems, procedures and controls will be adequate to support our future operations.

Our disclosure controls and procedures and our internal control over financial reporting may not be effective to detect all errors or to detect and deter wrongdoing, fraud or improper activities in all instances.

While we believe we currently have adequate internal control over financial reporting, our management does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent all errors and fraud. In designing our control systems, management recognizes that any control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. Further the design of a control system must reflect the necessity of considering the cost-benefit relationship of possible controls and procedures. Because of inherent limitations in any control system, no evaluation of controls can provide absolute assurance that all control issues and instances of wrongdoing, if any, that may affect our operations, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, that breakdowns can occur because of simple error or mistake and that controls may be circumvented by individual acts by some person, by collusion of two or more people or by management’s override of the control. The design of any control system also is based in part upon certain assumptions about the likelihood of a potential future event, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of the inherent limitations in cost-effective control systems, misstatements due to error or wrongdoing may occur and not be detected. Over time, it is also possible that controls may become inadequate because of changes in conditions that could not be, or were not, anticipated at inception or review of the control systems. Any breakdown in our control systems, whether or not foreseeable by management, could cause investors to lose confidence in the accuracy of our financial reporting and may have an adverse impact on our business and on the market price for Unify’s common stock.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at the prevailing market price for the shares, at prices related to such market price, at varying prices or at negotiated prices.

         The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  short sales after the date the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission (“SEC”);

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out short positions entered into after the date the registration statement of which this prospectus is a part is declared effective by the SEC, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders and their affiliates and underwriters against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus; provided however that we will not be required to indemnify any selling stockholder to the extent that any loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished to us in writing specifically for use in this prospectus and in the registration statement. Likewise, each selling stockholder has agreed, severally but not jointly, to indemnify and hold harmless, to the extent permitted by law, the Company, its directors, officers, employees, stockholders and each person who controls the Company against any losses, claims, damages, liabilities, and expenses resulting from any untrue statement of a material fact or any omission of a material fact made in this prospectus or any violation by such selling stockholder of any rule or regulation promulgated under the Securities Act applicable to such selling stockholder and relating to action or inaction required of such selling stockholder in connection with the distribution of securities offered in this prospectus. No selling stockholder, however, will be liable to the Company for amounts in excess of the net proceeds received from the sale of such selling stockholder’s shares pursuant to this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of: (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Notice to California Investors Only

In the State of California, sales will be limited to those California investors who (either individually or jointly with their spouse) have either: (i) a minimum net worth of not less than $250,000 (exclusive of their home, home furnishings, and automobile) and a gross annual income during 2006 and estimated during 2006 of $100,000 or more from all sources; or (ii) a minimum net worth of $500,000 (exclusive of their home, home furnishings, and automobile). Assets included in the computation of net worth may be valued at fair market value. Moreover, each California investor purchasing shares of common stock offered hereby will be required to execute a representation that it comes within one of the above referenced categories in order or us to determine that all California investors meet the required suitability standards.

SELLING STOCKHOLDERS

The table below presents certain information about persons for whom we are registering the shares of our common stock, registered pursuant to the registration statement of which this prospectus is a part. The table lists as of the date of this prospectus:

1.	the name of each selling stockholder;

2.	the number of shares each selling stockholder beneficially owns;

3.	how many shares of common stock the selling stockholder may dispose of under this prospectus; and

4.	assuming each selling stockholder sells all the shares registered pursuant to the registration statement of which this prospectus is a part, how many shares of common stock each selling stockholder will beneficially own after completion of the offering.

Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling stockholders and information filed with the SEC. Except as otherwise indicated, we believe that the persons or entities named in the table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable. The percent of beneficial ownership for each stockholder is based on 29,723,508 shares of our common stock outstanding as of March 31, 2007.

We may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be resold.

	Beneficial Ownership Prior to the Offering
							Beneficial Ownership
	Common Stock	Common Stock	Other				After the Offering
	Issuable upon	Issuable upon	Common Stock	Total		Shares to be
	Exercise of	Conversion of	Beneficially	Beneficially		Sold in the
Selling Shareholder	Warrants	Notes	Owned	Owned	Percent	Offering	Shares	Percent
Special Situations Fund III
QP, L.P. (1)	536,000	1,016,000	3,585,983	5,137,983	16.00%	1,552,000	3,585,983	10.8%
Special Situations Fund
III, L.P. (1)	53,600	101,600	314,329	469,529	1.60%	155,200	314,329	1%
Special Situations Cayman
Fund, L.P. (1)	174,200	330,200	1,199,814	1,704,214	5.50%	504,400	1,199,814	3.9%
Special Situations Private
Equity Fund, L.P. (1)	281,400	533,400	1,907,890	2,722,690	8.70%	814,800	1,907,890	6%
Special Situations
Technology Fund, L.P. (1)	53,600	101,600	318,378	473,578	1.60%	155,200	318,378	1.1%
Special Situations
Technology Fund II, L.P.
(1)	241,200	457,200	1,596,071	2,294,471	7.40%	698,400	1,596,071	5.1%
ComVest Capital LLC (2)	2,010,000	3,810,000	-	5,820,000	16.40%	5,820,000	0	0

(1)	MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(2)	The managing member of ComVest Capital LLC (“ComVest”) is ComVest Capital Management LLC, a Delaware limited liability company. The managing member of ComVest Capital Management LLC is ComVest Group Holdings, LLC, a Delaware limited liability company. Michael S. Falk is the Chairman and principal member of ComVest Group Holdings, LLC. As a result of these relationshihps, ComVest, ComVest Capital Management, ComVest Group Holdings and Mr. Falk may be deemed to have a beneficial interest in shares acquired by ComVest under the convertible term notes and the warrants.

2006 Debt Financing

On November 20, 2006, the Company entered into various agreements with ComVest Capital LLC ("ComVest") whereby ComVest, along with participation from Special Situations Funds, provided debt financing for the Gupta acquisition and for working capital. The debt financing consisted of $5.35 million in convertible term notes and a revolver of up to $2.5 million. There are three tranches that comprise the convertible term notes, Tranche 1 is for $1,000,000, Tranche 2 is for $3,250,000 and Tranche 3 is for $1,100,000. The term loans have an interest rate of 11.25% and have repayment terms of 48 to 60 months. The holders of the term notes may, at their option, upon written notice to Unify given at any time and from time to time from the date Unify has sufficient authorized, unissued and unreserved shares of common stock, convert the outstanding principal and any accrued interest into shares of Unify common stock. Tranche 1 is convertible at $0.50 per common share and Tranches 2 and 3 are convertible at $1.00 per common share. Unify may require conversion of the convertible term notes if, among other conditions, its common stock price closes at or above 160% of the applicable conversion price for 20 or more consecutive market days ending immediately prior to the date on which the conversion notice is given to the holders. The agreements also provide for ComVest to have a security interest in substantially all of the Company’s assets. Additionally, as part of the financing, ComVest received 2,010,000 warrants and Special Situations Funds received 1,340,000 warrants. The warrants are for the purchase of common stock at prices from $0.27 to $0.38 per share. The Company entered into a Registration Rights Agreement on November 20, 2006, pursuant to which the Company agreed to file registration statements sufficient to register the resale of the shares of common stock which will be issued upon the exercise of the warrants and the conversion of the convertible term notes, with such number of shares subject to adjustments as described in “Description of Securities.”

AVAILABLE INFORMATION

This prospectus is part of a registration statement on Form SB-2 that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

  read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s public reference rooms; or

  obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

When a reference is made in this prospectus to any contract, agreement or other document, the reference may not be complete and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement or to one of our previous SEC filings.

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference facilities of the SEC in Washington, D.C., Chicago, Illinois or New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

OUR COMPANY

The Company

Unify (the “Company”, “we”, “us” or “our”) is a global provider of application development and data management software, and Service-Oriented Architecture (SOA) Enablement Solutions. Our product suite of automated migration solutions, easy to use development software and no-maintenance-required embedded databases enable customers to enhance their SOA environment by improving time-to-market metrics, increasing collaboration and service-enabling legacy information. Specifically, our products include embedded and enterprise data management systems, application development software for legacy application modernization and rich internet application development, and SOA enablement solutions.

On September 13, 2006, the Company entered into a Purchase and Exchange Agreement (“Purchase Agreement”) with Halo Technology Holdings, Inc. (“Halo”) whereby Unify agreed to purchase Gupta Technologies LLC (“Gupta”) from Halo in exchange for (i) the Company’s Insurance Risk Management (“IRM”) division (ii) the Company’s ViaMode software (iii) $6,100,000 in cash and (iv) the amount, if any, by which Gupta’s net working capital exceeds IRM’s net working capital at the close of the transaction (the “Purchase and Exchange”). The Company’s acquisition of Gupta was consummated on November 20, 2006.

On November 20, 2006, the Company entered into various agreements with ComVest Capital LLC (“ComVest”) whereby ComVest, along with participation from Special Situations Funds, provided debt financing for the Gupta acquisition and for working capital, consisting of convertible term loans totaling $5.35 million and a revolving credit facility of up to $2.5 million. The term loans have an interest rate of 11.25% and have terms of 48 to 60 months. The revolver has an interest rate of prime plus 2.25% and has a maturity date of October 31, 2010. As part of the financing, ComVest received 2,010,000 warrants and Special Situations Funds received 1,340,000 warrants. The warrants are for the purchase of common stock at prices from $0.27 to $0.38 per share. The agreements provide for ComVest to have a security interest in substantially all of the Company’s assets.

Unify and Acuitrek, Inc. (“Acuitrek”) entered into a Stock Purchase Agreement (“Stock Agreement”) with Daniel and Carrie Romine (the “Romines”) on February 2, 2005, when the Company purchased Acuitrek, Inc. from the Romines. With the sale of the Company’s IRM division and ViaMode software asset and related intellectual property rights, Unify sold Acuitrek to Halo. In connection with this sale, Unify and Acuitrek negotiated a change to the Stock Agreement with the Romines and entered into a certain Amendment to the Stock Agreement (the “Stock Purchase Amendment”), as of November 20, 2006. As part of the Stock Agreement, Daniel Romine was to receive certain retention earn-out payments. The Stock Purchase Amendment changes the earn-out payments under the Stock Agreement such that the Romines will be paid a total of $733,334 as consideration under the Stock Agreement following the sale of Acuitrek. The Stock Purchase Amendment also includes a condition that Daniel Romine resigns from his employment with Unify as part of the sale of Acuitrek to Halo.

Unify’s customers include corporate information technology departments (“IT”), software value-added resellers (“VARs”), solutions integrators (“SIs”) and independent software vendors (“ISVs”) from a variety of industries, including insurance, financial services, healthcare, government, manufacturing, retail, education, and more. We are headquartered in Sacramento, California, with subsidiary offices in Munich, Germany, Paris, France, Australia and a sales office in the United Kingdom (“UK”). We market and sell products directly in the United States, Europe, and Australia and indirectly through global distributors representing more than 50 countries.

Our mission is to enable customers to modernize mission critical applications while maximizing legacy investments in a Service-Oriented Architecture (SOA). Our software and solutions give customers a rich user experience, quality information and a high degree of customer satisfaction.

Our strategy is to work with IT organizations to “Enable SOA.” Our software and solutions help businesses modernize and service-enable mission critical legacy applications in support of enterprise-wide SOA initiatives. Based on market requirements for SOA-based application modernization, our strategy aims to help companies increase speed and agility, consolidate information from multiple sources, improve asset reuse, lower IT costs, reduce business risks and exposures, and free information previously locked within proprietary systems.

Unify was incorporated in Delaware on April 10, 1996. Over the past five years we have expanded our product offering to adapt to evolving market requirements. Our SOA enablement products include Composer for Lotus Notes and NXJ Developer, our application development product families include Team Developer, ACCELL and VISION and our data management software includes SQLBase and DataServer. As described above, the NavRisk and ViaMode products were sold to Halo in exchange for Halo’s Gupta business, which consists of the Team Developer and SQLBase products.

Our principal executive office is located at 2101 Arena Blvd. Suite 100, Sacramento, California 95834. Our telephone number is (916) 928-6400 and our website address is http://www.unify.com. Information contained in our website is not a part of this prospectus.

Products

SOA Enablement Solutions:

  Composer for Lotus Notes™ is a software solution that enables the migration of Lotus Notes custom applications to a Service Orientated Architecture (SOA). Composer for Lotus Notes integrates with leading enterprise platforms leverages open standards via an SOA environment and provides the capabilities and technology necessary for a comprehensive and automated migration. Composer modernizes Notes applications by migrating them to an SOA to enable organizations to share data previously locked in proprietary systems, reduce application license costs and improve integration and collaboration within the enterprise.

  NXJ Developer® is a powerful visual development tool for the rapid development of innovative Web 2.0 Rich Internet Applications based on a service-oriented architecture (SOA). NXJ Developer is distinguished by its combination of intuitive visual design, flexible SOA programming, and ease of integration with both Java code and .Net business logic via Web services. The combination of AJAX-rich client technology, Web services, workflow, reporting and portal integration make NXJ Developer a powerful and competitive solution for delivering SOA-based Rich Internet Applications.

Rapid Application Development Solutions:

  Team Developer® is a visual object-oriented rapid application development product that is proven to shorten the development cycle by providing developers the tools needed to quickly design, develop and deploy their Windows solution. Team Developer provides a complete integrated visual development environment that includes a database explorer, integrated reporting tool, team-oriented source code management facility, and a powerful component developer facility that enables programmers to automate and customize the development environment.

  ACCELL® is a family of 4GL-based rapid application development products for building character-based client/server applications with native optimized connectivity for Unify, Oracle, Sybase and Informix databases.

  VISION® is a cross platform (Unix/Linux/Windows) graphical object-oriented development software that provides highly scalable and feature rich n-tier application development and deployment.

Data Management Solutions:

  SQLBase® is a fully relational, high performance, embedded database that allows organizations to manage data closer to the customer, where capturing and organizing information is becoming increasingly critical. SQLBase provides what other database companies cannot deliver; a self-recovering, maintenance-free embedded database architecture that enables IT, ISVs and VARs to focus on their solution, rather than the underlying database technology.

  DataServer® is a family of data management solutions. DataServer ELS is a small footprint embedded database and DataServer is an enterprise relational database management system for mission-critical, transactional applications.

Customers

Unify’s customer base consists of a significant number of corporate IT organizations, independent software vendors, solution integrators, resellers and distributors. We sell to broad horizontal markets including healthcare, government, education, financial services, technology, transportation, and manufacturing, as well as organizations with IBM Lotus Notes. In fiscal 2006, one customer accounted for approximately 12% of total revenue. In fiscal 2005 and 2004 no single customer accounted for 10% or more of revenues.

Sales, Marketing and Distribution

Unify’s products and professional services are marketed and distributed to customers globally using a combination of a direct corporate sales force and indirect distribution channels, including ISVs, VARs, SIs and worldwide distributors. The indirect sales channels leverage Unify’s sales, support and consulting resources to provide complete solutions to our customers.

Unify’s direct sales organization consists of sales representatives and pre-sales consultants. Unify markets its products internationally through offices in Germany, France, Australia and the UK. Unify has distributors in Asia Pacific, Europe, Japan, Latin America, South America, Russia and South Africa. International revenues accounted for 63%, 65% and 68% of total revenues in fiscal 2006, 2005 and 2004, respectively.

Unify’s marketing is focused on generating demand and marketing awareness for Unify products including efforts to support the direct and indirect sales channels. Marketing activities include e-business initiatives, strategic demand generation, public relations, customer communications, tradeshows and the company Web site.

As of January 31, 2007, Unify had 21 employees engaged in sales and marketing activities, 9 in North America and 12 in Europe.

Customer Support and Professional Services

Unify’s customer support and professional services organizations play an important role in maintaining customer satisfaction, facilitating license sales and enabling customers to successfully architect, design, develop, deploy and manage applications and implement solutions.

Customer Support and Maintenance

Unify provides customer support via telephone, Web, e-mail and fax from its support centers located in Sacramento, California and Paris, France. Distribution partners provide telephone support to international customers with technical assistance from the U.S.-based support personnel who also respond to e-mail inquiries. Customers are offered tailored support service levels including response time, information reporting, and other features, such as 24-hour a day, seven-day a week support. During each of the past three fiscal years, over 75% of our support and maintenance customers have renewed their annual support contracts.

Consulting

Unify offers a full range of consulting services ranging from application implementation services including delivering proof of concepts to completed applications using our technology infrastructure. Our products allow companies to maximize return on investment, get to market quickly or be more efficient. Consulting services include: project implementations and application updates, rich internet application development, Web-enablement, technology/knowledge transfer, application architecture audits and database tuning. The level of consulting services is tailored to customer-defined needs and includes development plans, hands-on development tasks and project management.

Education

Unify offers education courses provided on a regularly scheduled basis at Unify training centers located in Sacramento, California and Paris, France. We also offer on-site training at customer facilities.

As of January 31, 2007, we had a total of 14 employees engaged in providing professional services, 8 in support and 6 in consulting and training. Of those employees, 8 were located in the United States and 6 were located in Europe.

Product Development

Our development efforts are focused on the new development of Composer for Lotus Notes and NXJ Developer, adding significant customer-requested functionality to our Team Developer and SQLBase product lines and enhancing and broadening the functionality and ports of our other database and application development products. In the last 18 months, we developed and released Composer for Lotus Notes and NXJ Developer as well as additional versions of our database and development products. Unify’s product development expenses for fiscal 2006 and 2005, were $2.7 million and $2.8 million, respectively.

Most of Unify’s current software products have been developed internally; however, we have licensed certain software components from third parties and we may do so again in the future. We are committed to delivering products that meet customer and market needs today and in future periods.

Unify’s product development activities are conducted at the Sacramento, California headquarters facility. As of January 31, 2007, we had a total of 17 employees in product development, including 14 software development engineers.

Intellectual Property

Unify relies on a combination of copyright, trademark and trade-secret laws, non-disclosure agreements and other methods to protect our proprietary technology. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries in which we sell products do not protect our proprietary rights as fully as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad will be adequate or that competition will not independently develop similar technology.

Although there are no pending lawsuits against Unify regarding infringement of any existing patents or other intellectual property rights and we have not received any notices that we are infringing or allegedly infringing the intellectual property rights of others, there can be no assurance that infringement claims will not be asserted by third parties in the future. If any such claims are asserted, there can be no assurance that we will be able to defend such claim or obtain licenses on reasonable terms. Our involvement in any patent dispute or any other intellectual property dispute or action to protect trade secrets and know-how may have an adverse effect on our business, operating results, and financial condition. Adverse determinations in any litigation may subject us to significant liabilities to third parties, require us to seek licenses from third parties, and prevent us from developing and selling its products. Any of these situations could have an adverse effect on our business, operating results and financial condition.

Unify is dependent on third-party suppliers for certain software which is embedded in some of our products. Although we believe that the functionality provided by software which is licensed from third parties is obtainable from multiple sources or could be developed by us if any such third-party licenses were terminated or not renewed or if these third parties fail to develop new products in a timely manner, we could be required to develop an alternative approach to developing products, which could require payment of additional fees to third parties, internal development costs and delays and might not be successful in providing the same level of functionality. Such delays, increased costs, or reduced functionality could adversely affect our business, operating results, and financial condition.

Competition

The market for Unify’s software is intensely competitive, subject to rapid change and significantly affected by new product introductions and other activities of market participants. With the Composer and NXJ Developer products, we compete in the market with dozens of providers of SOA platform providers, Java-based application development tools for building Web services in Java and Java-based integrated services environments. These competitors include BEA Systems, IBM, Microsoft Corporation and Oracle Corporation. All of these competitors are large, well capitalized companies with significantly greater financial, technical and marketing resources as well as greater name recognition and larger customer bases. The Unify solutions are competitive from a technical capability, rich interface and ease of use, service and pricing perspectives, but our competitors have greater brand recognition and perceived financial strength.

The Company generally derives sales from new project initiatives, additional deployment of existing applications and product upgrades. As a result, the key competitive factor is generally the decision by a customer as to whether or not to begin a new project initiative or upgrade or keep things status quo. Organizations choose Unify software for a variety of factors including the ability to build and implement applications quickly, the knowledge of Unify’s software among its IT developers, the high level of customer service and support Unify provides and our price point which gives customers a cost-effective solution to their business problem. Organizations will typically choose a competitor because of their perceived financial strength.

As new products and technologies are introduced, increased competition could result in fewer customer orders, reduced prices and reduced gross margins, any one of which could adversely affect our business, operating results, and financial condition. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and gain significant market share. Such competition could adversely affect our ability to sell additional licenses and maintenance and support renewals on favorable terms.

Employees

As of January 31, 2007, we had a total of 65 employees, including 17 in product development, 21 in sales and marketing, 14 in customer support, consulting, and training, and 13 in finance, information systems, operations and general administration. Of these employees, 44 were located in the United States and 21 were located in Europe.

Unify’s success depends in large part on its ability to attract and retain qualified employees, particularly senior management, engineering, direct sales and support personnel. The competition for such employees is intense. There can be no assurance that we will be successful in attracting or retaining key employees. Any failure we have in attracting and retaining qualified senior management, engineering, direct sales, and support personnel could adversely affect our business, operating results, and financial condition. None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good.

USE OF PROCEEDS

All net proceeds from the disposition of the common stock covered by this prospectus will go to the selling stockholders or their transferees. We will not receive any proceeds from any dispositions of common stock by any of the selling stockholders or their transferees. However, if the shares of common stock underlying the convertible term notes are issued upon conversion of the notes, our indebtedness under the convertible notes will be discharged to the extent that the notes are converted. In addition, if all of the warrants to purchase the common stock covered by this prospectus are exercised in full, we would receive gross proceeds of approximately $1,082,000, which we intend to use for working capital and general corporate purposes. There can be no assurance that the selling stockholders will choose to convert any of the notes or exercise any of the warrants.

DETERMINATION OF OFFERING PRICE

The selling stockholders may dispose of the shares of common stock they may acquire through the conversion of the notes or the exercise of warrants on the OTC Bulletin Board or otherwise at fixed prices, at the prevailing market price for the shares, at prices related to such market price, at varying prices or at negotiated prices. See “Plan of Distribution.”

LEGAL PROCEEDINGS

The Company is subject to legal proceedings and claims that arise in the normal course of business. If such matters arise, the Company cannot assure that it would prevail in such matters, nor can it assure that any remedy could be reached on mutually agreeable terms, if at all. Due to the inherent uncertainties of litigation, were there any such matters, the Company would not be able to accurately predict their ultimate outcome. As of March 30, 2007, there were no current proceedings or litigation involving the Company that management believes would have a material adverse impact on its financial position, results of operations, or cash flows.

UNIFY CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The discussion in this Prospectus contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the software industry and certain assumptions made by the Company’s management. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include, but are not limited to, those set forth herein under “Volatility of Stock Price and General Risk Factors Affecting Quarterly Results” and in the section of this Prospectus entitled “Risk Factors.” Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the risk factors set forth in other reports or documents the Company files from time to time with the SEC, particularly the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.

Introduction

Unify (the “Company”, “we”, “us” or “our”) is a global provider of application development and data management software, and Service-Oriented Architecture (SOA) Enablement Solutions. Our product suite of automated migration solutions, easy to use development software and no-maintenance-required embedded databases enable customers to enhance their SOA environment by improving time-to-market metrics, increasing collaboration and service-enabling legacy information. Specifically, our products include embedded and enterprise data management systems, application development software for legacy application modernization and rich internet application development, and SOA enablement solutions.

On September 13, 2006, the Company entered into a Purchase and Exchange Agreement (“Purchase Agreement”) with Halo Technology Holdings, Inc. (“Halo”) whereby Unify agreed to purchase Gupta Technologies LLC (“Gupta”) from Halo in exchange for (i) the Company’s Insurance Risk Management (“IRM”) division (ii) the Company’s ViaMode software (iii) $6,100,000 in cash and (iv) the amount, if any, by which Gupta’s net working capital exceeds IRM’s net working capital at the close of the transaction (the “Purchase and Exchange”). The Company’s acquisition of Gupta was consummated on November 20, 2006.

On November 20, 2006, the Company entered into various agreements with ComVest Capital LLC (“ComVest”) whereby ComVest, along with participation from Special Situations Funds, provided debt financing for the Gupta acquisition and for working capital, consisting of convertible term loans totaling $5.35 million and a revolving credit facility of up to $2.5 million. The term loans have an interest rate of 11.25% and have terms of 48 to 60 months. The revolver has an interest rate of prime plus 2.25% and has a maturity date of October 31, 2010. As part of the financing, ComVest received 2,010,000 warrants and Special Situations Funds received 1,340,000 warrants. The warrants are for the purchase of common stock at prices from $0.27 to $0.38 per share. The agreements provide for ComVest to have a security interest in substantially all of the Company’s assets.

Unify and Acuitrek, Inc. (“Acuitrek”) entered into a Stock Purchase Agreement (“Stock Agreement”) with Daniel and Carrie Romine (the “Romines”) on February 2, 2005, when the Company purchased Acuitrek, Inc. from the Romines. With the sale of the Company’s IRM division and ViaMode software asset and related intellectual property rights, Unify sold Acuitrek to Halo. In connection with this sale, Unify and Acuitrek negotiated a change to the Stock Agreement with the Romines and entered into a certain Amendment to the Stock Agreement (the “Stock Purchase Amendment”), as of November 20, 2006. As part of the Stock Agreement, Daniel Romine was to receive certain retention earn-out payments. The Stock Purchase Amendment changes the earn-out payments under the Stock Agreement such that the Romines will be paid a total of $733,334 as consideration under the Stock Agreement following the sale of Acuitrek. The Stock Purchase Amendment also includes a condition that Daniel Romine resigns from his employment with Unify as part of the sale of Acuitrek to Halo.

Today, Unify’s customers include corporate information technology departments (“IT”), software value-added resellers (“VARs”), solutions integrators (“SIs”) and independent software vendors (“ISVs”) from a variety of industries, including insurance, financial services, healthcare, government, manufacturing, retail, education, and more. We are headquartered in Sacramento, California, with subsidiary offices in Munich, Germany, Paris, France, Australia and a sales office in the United Kingdom (“UK”). We market and sell products directly in the United States, Europe, and Australia and indirectly through global distributors representing more than 50 countries.

Our mission is to enable customers to modernize mission critical applications while maximizing legacy investments in a Service-Oriented Architecture (SOA). Our software and solutions give customers a rich user experience, quality information and a high degree of customer satisfaction.

Our strategy is to work with IT organizations to “Enable SOA.” Our software and solutions help businesses modernize and service-enable mission critical legacy applications in support of enterprise-wide SOA initiatives. Based on market requirements for SOA-based application modernization, our strategy aims to help companies increase speed and agility, consolidate information from multiple sources, improve asset reuse, lower IT costs, reduce business risks and exposures, and free information previously locked within proprietary systems.

Unify was incorporated in Delaware on April 10, 1996. Over the past five years we have expanded our product offering to adapt to evolving market requirements. Our SOA enablement products include Composer for Lotus Notes and NXJ Developer, our application development product families include Team Developer, ACCELL and VISION and our data management software includes SQLBase and DataServer. As described above, the NavRisk and ViaMode products were sold to Halo in exchange for Halo’s Gupta business, which consisted of the Team Developer and SQLBase products.

Our principal executive office is located at 2101 Arena Blvd. Suite 100, Sacramento, California 95834. Our telephone number is (916) 928-6400 and our website address is http://www.unify.com. Information contained in our website is not a part of this prospectus.

Critical Accounting Policies

The following discussion and analysis of the Company’s financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The areas that require significant judgment are as follows.

Revenue Recognition

The Company generates revenue from software license sales and related services, including maintenance and support, and consulting services. The Company licenses its products to end-user customers, independent software vendors (“ISVs”), international distributors and value-added resellers (“VARs”). The Company’s contracts with ISVs, VARs and international distributors do not include special considerations such as rights of return, stock rotation, price protection, special acceptance or warranty provisions. With the exception of its NavRisk product which was sold through its IRM division, the Company recognizes revenue for software license sales in accordance with Statement of Position 97-2, Software Revenue Recognition . For the NavRisk product, the Company recognizes revenue for software licenses sales in accordance with Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts and Accounting Research Bulletin (“ARB”) 45, Long-Term Construction Type Contracts . The Company exercises judgment in connection with the determination of the amount of software and services revenue to be recognized in each accounting period. The nature of each licensing arrangement determines how revenues and related costs are recognized.

The Company’s products are generally sold with a perpetual license. Term licenses allow the customer to use the NavRisk software for a fixed period of time, generally 3 to 5 years, and at the conclusion of the term the customer must cease using the software or purchase a new license term. The customer does not receive any additional software during the license term. Under both perpetual and term licenses the customer can, at their discretion, elect to purchase related maintenance and support on an annual basis.

For software license arrangements that do not require significant modification or customization of the underlying software, revenue is recognized when the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, uncertainties regarding customer acceptance are resolved, collectibility is probable and persuasive evidence of an arrangement exists.

The Company considers a signed noncancelable license agreement, a customer purchase order, a customer purchase requisition, or a sales quotation signed by an officer of the customer to be persuasive evidence that an arrangement exists such that revenue can be recognized.

For software license arrangements that do require significant modification or customization of the underlying software, revenue is recognized based on contract accounting under the provisions of Accounting Research Bulletin (“ARB”) 45, Long-Term Construction Type Contracts and Statement of Position (“SOP”) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. This guidance is followed since contracts with customers purchasing the NavRisk application require significant configuration to the software and the configuration activities are essential to the functionality of the software. The Company is using the completed-contract method for revenue recognition as it has limited experience determining the accuracy of progress-to-completion estimates for installation hours and project milestones. Under the completed-contract method, revenue is recognized when the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, uncertainties regarding customer acceptance are resolved, collectibility is probable and persuasive evidence of an arrangement exists. When a contract is completed, revenue is recognized and deferred costs are expensed.

The Company’s customer contracts include multi-element arrangements that include a delivered element (a software license) and undelivered elements (such as maintenance and support and/or consulting). The value allocated to the undelivered elements is unbundled from the delivered element based on vendor-specific objective evidence (VSOE) of the fair value of the maintenance and support and/or consulting, regardless of any separate prices stated within the contract. VSOE of fair value is defined as (i) the price charged when the same element is sold separately, or (ii) if the element has not yet been sold separately, the price for the element established by management having the relevant authority when it is probable that the price will not change before the introduction of the element into the marketplace. The Company then allocates the remaining balance to the delivered element (a software license) regardless of any separate prices stated within the contract using the residual method as the fair value of all undelivered elements is determinable.

We defer revenue for any undelivered elements, and recognize revenue for delivered elements only when the fair values of undelivered elements are known, uncertainties regarding customer acceptance are resolved, and there are no customer-negotiated refund or return rights affecting the revenue recognized for delivered elements. If we cannot objectively determine the fair value of any undelivered element included in bundled software and service arrangements, we defer revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

An assessment of the ability of the Company’s customers to pay is another consideration that affects revenue recognition. In some cases, the Company sells to undercapitalized customers. In those circumstances, revenue recognition is deferred until cash is received, the customer has established a history of making timely payments or the customer’s financial condition has improved. Furthermore, once revenue has been recognized, the Company evaluates the related accounts receivable balance at each period end for amounts that we believe may no longer be collectible. This evaluation is largely done based on a review of the financial condition via credit agencies and historical experience with the customer. Any deterioration in credit worthiness of a customer may impact the Company’s evaluation of accounts receivable in any given period.

Revenue from support and maintenance activities, which may consist of fees for ongoing support, unspecified product updates or product upgrades, is recognized ratably over the term of the maintenance contract, typically one year, and the associated costs are expensed as incurred. Consulting service arrangements are performed on a “best efforts” basis and are generally billed under time-and-materials arrangements. Revenues and expenses relating to providing consulting services are recognized as the services are performed.

Valuation of Long-Lived Assets

Our long-lived assets are comprised of long-term investments. At January 31, 2007, we had $214,000 in long-term investments, which are accounted for under the cost method. We assess the valuation of long-lived assets whenever circumstances indicate that there is a decline in carrying value below cost that is other-than-temporary. Several factors can trigger an impairment review such as significant underperformance relative to expected historical or projected future operating results and significant negative industry or economic trends. In assessing potential impairment for such investments, we consider these factors as well as the forecasted financial performance. When such decline in value is deemed to be other-than-temporary, we recognize an impairment loss in the current period operating results to the extent of the decline. Future adverse changes in market conditions or poor operating results could result in losses or an inability to recover the carrying value of the long-term investments that is not currently reflected in the investments carrying value, thereby, possibly requiring additional impairment charges in the future.

Deferred Tax Asset Valuation Allowance

As of January 31, 2007, we have approximately $6 million of deferred tax assets related principally to net operating loss carryforwards, reserves and other accruals, deferred revenue, and foreign tax credits. The Company’s ability to utilize net operating loss carryforwards may be subject to certain limitations in the event of a change in ownership. A valuation allowance has been recorded to offset these deferred tax assets. The ability of the Company to ultimately realize its deferred tax assets will be contingent upon the Company achieving taxable income. There can be no assurance that this will occur in amounts sufficient to utilize the deferred tax assets. Should we determine that we would be able to realize the deferred tax assets in the future in excess of the recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made.

Results of Operations for the Year ended April 30, 2006 and 2005

The following table sets forth our consolidated statement of operations expressed as a percentage of total revenues for the periods indicated:

	Years Ended April 30,
	2006	2005
Revenues:
Software licenses	49.2%	46.0%
Services	50.8	54.0
Total revenues	100.0	100.0

Cost of revenues:
Software licenses	4.0	3.0
Services	17.1	11.8
Total cost of revenues	21.1	14.8
Gross profit	78.9	85.2

Operating expenses:
Product development	24.1	24.9
Selling, general and administrative	60.8	81.6
Write-down of other investments	0.0	0.0
Total operating expenses	84.9	106.5
Income (loss) from operations	(6.0)	(21.3)
Other income (expense), net	0.4	0.4
Income (loss) before income taxes	(5.6)	(20.9)
Provision (benefit) for income taxes	0.0	0.0
Net income (loss)	(5.6)%	(20.9)%

Total Revenues

The Company generates revenue from software license sales and related services, including maintenance and support, and consulting services. We license our software through our direct sales force in the United States and Europe, and through indirect channels comprised of distributors, ISVs, VARs, and other partners worldwide. Revenues from our distributor, ISV and VAR indirect channels accounted for approximately 46% and 51%, of our software license revenues for fiscal 2006 and 2005, respectively. International revenues include all our software license and service revenues from customers located outside North America. International revenues accounted for 63% and 65%, of total revenues in fiscal years 2006 and 2005, respectively.

Total revenues in fiscal 2006 were $11.2 million, a decrease of $0.1 million or 1% from fiscal 2005 revenues of $11.3 million. Total software licenses revenues in fiscal 2006 were $5.5 million, an increase of $0.3 million or 6% from fiscal 2005, while total services revenues were $5.7 million, a decrease of $0.4 million or 7% from fiscal 2005.

For fiscal 2006, the increase in software license revenues of $0.3 million as compared to fiscal 2005 consists of new product revenues from our NavRisk product of $0.6 million, offset by a $0.2 million or 27% decrease in NXJ licenses, and a $0.1 million or 2% decrease in the database and tools products. NavRisk software license revenues were $0.6 million in 2006 and were the result of our purchase of Acuitrek Inc. in February 2005. There were no NavRisk license revenues in 2005. While NXJ revenues were down on a year over year basis, we did have success in Q4 of 2006 in attracting new customers to our NXJ Composer product. NXJ Composer allows customers to move Lotus Notes applications to the J2EE environment in a very efficient manner. We expect the interest in NXJ Composer to accelerate in 2007. For the last several years we have experienced an ongoing erosion in our worldwide database and tools as we are no longer attracting the volume of new customers we have historically, and existing customers are moving to other company’s products for new projects more often. The decrease in database and tools product licenses year over year was $0.1 million in 2006. Based upon the performance of the database and tools products for the last few years, we anticipate these revenues will continue to decline in fiscal 2007. We expect revenue from NXJ Composer and NavRisk will become more significant over the next several years and will provide an offset to the expected decline in our future database and tools revenue.

For fiscal 2006 and fiscal 2005, software license revenues from North America were 33% of total software licenses. Software license revenues from North America in absolute dollars were $1.8 million for fiscal 2006 and include software license revenues of $0.6 million from our IRM division for sales of its NavRisk product. There were no software license revenues for the IRM division in fiscal 2005. Software license revenues for Unify NXJ from North America were $0.1 million in fiscal 2006 compared to $0.3 million in fiscal 2005.

Software license revenues from our European territory were $2.5 million for fiscal 2006, an increase of $0.2 million, or 9% compared to fiscal 2005. Software license revenues from our distribution territories were $1.2 million in fiscal 2006 and $1.1 million in fiscal 2005. In fiscal 2005, we centralized the management of all the non-European distributors back to corporate headquarters with the expectation of reversing previous year over year decreases.

For fiscal 2005, software license revenues were $5.2 million. Software license revenues from North America were $1.7 million in fiscal 2005. Software license revenues for fiscal 2005 from outside of North America were $3.5 million.

For both fiscal 2006 and fiscal 2005 consulting revenues were $0.6 million. In fiscal 2006, our UBS division had $0.4 million in consulting revenues and our IRM division had $0.2 million in consulting revenues. In fiscal 2006, we renewed approximately 80% of our maintenance agreements, consistent with the previous years. Maintenance revenues in fiscal 2006 were $5.1 million compared to $5.5 million for fiscal 2005. The 7% decrease in fiscal 2006 compared to fiscal 2005 is primarily the result of the gradual decline we have experienced in our database and tools product revenue over the last several years.

Cost of Revenues

Cost of Software Licenses. Cost of software licenses consists primarily of product packaging and production costs as well as the amortization of royalties and license fees paid for licensed technology. Cost of software licenses was $0.4 million for fiscal 2006 and $0.3 million for fiscal 2005. Costs associated with royalties and other direct production costs are expensed as incurred at the time of the sale and purchased technology from third parties are amortized ratably over their expected useful lives.

Cost of Services. Cost of services consists primarily of employee, facilities and travel costs incurred in providing customer support under software maintenance contracts and consulting and implementation services. Total cost of services was $1.9 million for fiscal 2006 and $1.3 million for fiscal 2005. The increase in fiscal 2006 costs over fiscal 2005 is the result of additional implementation costs related to the IRM division which was formed following the February 2005 acquisition of Acuitrek Inc. In fiscal 2005, the IRM division was in place for only the final quarter of the year. Costs for consulting and implementation services in fiscal 2006 were $1.1 million compared to $0.5 million in fiscal 2005. The IRM division’s products are custom software applications which require significant implementation services. Support costs were $0.8 million in both fiscal 2006 and fiscal 2005. Our cost of services as a percent of services revenues in fiscal 2006 was 34% as compared to 22% in fiscal 2005. The 12% increase in the percentage of services revenues in fiscal 2006 over fiscal 2005 is caused by the increase in implementation costs associated with the addition of IRM software applications to our suite of products for a full year in fiscal 2006.

Operating Expenses

Product Development. Product development expenses consist primarily of employee and facilities costs incurred in the development and testing of new products and in the porting of new and existing products to additional hardware platforms and operating systems. Product development costs have been consistent over the last few years totaling $2.7 million in fiscal 2006 and $2.8 million in fiscal 2005. Product development costs as a percentage of total revenues have also been consistent on a year over year basis and were 24% in fiscal 2006 and 25% in fiscal 2005.

Selling, General and Administrative. Selling, general and administrative (“SG&A”) expenses consist primarily of salaries and benefits, marketing programs, travel expenses, professional services, facilities expenses and bad debt expense or recoveries. SG&A expenses were $6.8 million in fiscal 2006 and $9.2 million for 2005. As a percentage of total revenue, SG&A expenses were 61% in fiscal 2006 and 82% in fiscal 2005. The major components of SG&A for fiscal 2006 were sales expenses of $3.4 million, marketing expenses of $0.8 million and general and administrative expenses of $2.6 million. For fiscal 2005, the major components of SG&A were sales expenses of $5.2 million, marketing expenses of $1.4 million, and general and administrative expenses of $2.6 million. Included in fiscal 2005, SG&A expenses are $1.1 million of non-operating expenses consisting of severance and other costs associated with a reduction in the North American and UK sales management teams and the conversion of the UK subsidiary to a sales office. In fiscal 2006, the Company had a focused initiative to contain SG&A expenses with the largest reduction in expenses compared to fiscal 2005 being in the sales and marketing areas.

Write-down of Other Investments. We continue to periodically review the recorded value of our investments. We record an investment impairment charge if and when we believe an investment has experienced a decline in market value that is other than temporary. Future adverse changes in market conditions or poor operating results of Arango could result in losses or an inability to recover the carrying value of the investment, thereby possibly requiring additional impairment charges in the future.

Other Income (Expense). Other income (expense), net consists primarily of foreign exchange gains and losses, interest earned by the Company on our cash and cash equivalents offset by interest expense incurred on debt. Other income was $50,000 and $44,000 in fiscal 2006 and 2005, respectively.

Provision for Income Taxes. For fiscal 2006, we recorded no state, federal or foreign tax provisions due to reported net losses. For fiscal 2005, we recorded expenses of $8,000 for various taxes. At April 30, 2006, we had net operating losses for federal tax purposes of approximately $3.1 million.

Results of Operations for the Three and Nine Months Ended January 31, 2007 and January 31, 2006

The following table sets forth, for the periods indicated, certain financial data as a percentage of total revenue:

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Revenues:
Software licenses	46.5%	33.3%	37.5%	39.9
Services	53.5%	66.7%	62.5%	60.1
Total revenues	100.0%	100.0%	100.0%	100.0

Cost of Revenues:
Software licenses	6.5%	4.8%	4.0%	5.2
Services	6.8%	14.0%	10.4%	12.5
Total cost of revenues	13.3%	18.8%	14.4%	17.7

Gross profit	86.7%	81.2%	85.6%	82.3

Operating Expenses:
Product development	23.8%	17.5%	21.5%	18.6
Selling, general and administrative	77.9%	68.0%	72.5%	59.8
Total operating expenses	101.7%	85.5%	94.0%	78.4
Income (loss) from continuing operations	(15.0)%	(4.3)%	(8.4)%	3.9
Other income (expense), net	(6.1)%	0.7%	(1.3)%	0.6
Income (loss) from continuing operations before	(21.1)%	(3.6)%	(9.7)%	4.5
Provision for income taxes	(2.30)%	-%	(1.10)%	-
Net income (loss) from continuing operations	(23.4)%	(3.6)%	(10.8)%	4.5
Loss from discontinued operations, net of taxes	(3.7)%	(30.9)%	(14.7)%	(16.1)
Net loss	(27.1)%	(34.5)%	(25.5)%	(11.6)

Total Revenues

The Company generates revenue from software license sales and related services, including maintenance and support, and consulting services. We license our software through our direct sales force in the United States and Europe, and through indirect channels comprised of distributors, ISVs, VARs, and other partners worldwide. Total revenues from continuing operations for the third quarter in fiscal 2007 were $3.3 million, an increase of $1.3 million, or 65% from fiscal 2006 third quarter revenues of $2.0 million. The increase in total revenue was the result of the Gupta acquisition in November 2006. Total revenues for Gupta for the three months ended January 31, 2007 were $1.3 million. Total revenues from continuing operations for the nine months ended January 31, 2007, were $7.2 million, an increase of $0.4 million, or 6% from fiscal 2006, when revenues for the same period were $6.8 million.

Total software licenses revenue from continuing operations in the third quarter of fiscal 2007 were $1.5 million, an increase of $0.8 million from fiscal 2006, primarily as a result of the Gupta acquisition. For both the nine months ended January 31, 2007 and 2006, software licenses revenue from continuing operations was $2.7 million. Total services revenues from continuing operations in the third quarter of fiscal 2007 were $1.8 million, an increase of $0.5 million from the third quarter of fiscal 2006. The increase in services revenue was primarily the result of maintenance revenues resulting from the Gupta acquisition which totaled $0.3 million in the third quarter of fiscal 2007. Services revenue from continuing operations was $4.5 million for the first nine months of fiscal 2007 compared to $4.1 million for the same period in fiscal 2006.

Consulting revenue from continuing operations for both the third quarter for fiscal 2007 and 2006 was $0.1 million. Consulting revenue from continuing operations for the nine months ended January 31, 2007 was $0.4 million compared to $0.3 million for the same period in fiscal 2006.

Cost of Revenues

Cost of software licenses from continuing operations consists primarily of product packaging and production costs as well as the amortization of royalties and license fees paid for licensed technology. Cost of software licenses was $217,000 for the third quarter of fiscal 2007, and $95,000 for the third quarter of fiscal 2006. Cost of software licenses in fiscal 2007 was higher in fiscal 2007 because we wrote off approximately $150,000 of third-party licensed technologies that will not have a future benefit to the Company’s product portfolio. For the nine months ended January 31, 2007, cost of software licenses was $286,000 compared to $355,000 for the nine months ended January 31, 2006. Cost of software licenses was higher in fiscal 2006 than fiscal 2007 because of higher costs associated with order processing and shipping in fiscal 2006. Costs associated with royalties and other direct production costs are expensed as incurred at the time of the sale and purchased technology from third parties are amortized ratably over their expected useful lives.

Cost of services from continuing operations consists primarily of employee, facilities and travel costs incurred in providing customer support under software maintenance contracts and consulting and training services. Total cost of services was $0.2 million for the third quarter of fiscal 2007 and $0.3 million for the third quarter of fiscal 2006. Cost of services for the nine months ended January 31, 2007 and 2006 was $0.8 million and $0.9 million, respectively.

Product Development

Product development expenses from continuing operations consist primarily of employee and facilities costs incurred in the development and testing of new products and in the porting of new and existing products to additional hardware platforms and operating systems. Product development costs were $0.8 million in the third quarter of fiscal 2007 and $0.3 million in the third quarter of fiscal 2006. The $0.5 million increase was the result of additional product development expenses resulting from the Gupta acquisition. The Gupta expenses consisted primarily of salaries and employee benefits for product development staff and also for costs of offshore consultants that were engaged to assist with development of Gupta’s Team Developer product. The project has been completed and the use of these offshore consultants has been significantly reduced to a three-person maintenance team for the remainder of the fiscal year. For the nine months ended January 31, 2007, product development costs were $1.6 million compared to $1.3 million for the nine months ended January 31, 2006.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expenses from continuing operations consist primarily of salaries and benefits, marketing programs, travel expenses, professional services, facilities expenses and bad debt expense or recoveries. Each of these expense areas increased significantly in the third quarter of fiscal 2007 as a result of the Gupta acquisition that was consummated on November 20, 2006. SG&A expenses were $2.6 million for the third quarter in fiscal 2007 and $1.4 million for the same period in fiscal 2006. Salaries and employee benefits for the Gupta employees was the largest reason that SG&A costs increased in the third quarter of 2007 compared to the same period of fiscal 2006. The major components of SG&A for continuing operations in the third quarter of fiscal 2007 were sales expenses of $1.4 million, marketing expenses of $0.2 million and general and administrative expenses of $1.0 million. The major components of SG&A for continuing operations in the third quarter of fiscal 2006 were sales expenses of $0.8 million, marketing expenses of $0.2 million and general and administrative expenses of $.04 million. SG&A expenses were $5.2 million for the nine months ended January 31, 2007 and $4.1 million for the nine months ended January 31, 2006. The increase for the nine months in fiscal 2007 over fiscal 2006 was the result of the Gupta acquisition.

Other Income (Expense), Net

For the three months ended January 31, 2007 net other expenses were $202,000. Included in the third quarter amount is approximately $200,000 in interest expense related to the debt financing obtained in conjunction with the November 20, 2006 acquisition of Gupta. For the three months ended January 31, 2006 net other income was $15,000.

Discontinued Operations

Beginning in the second quarter of fiscal 2007, the Company’s IRM division and its ViaMode software product were classified as discontinued operations. The Company’s IRM division and its ViaMode software product were sold to Halo on November 20, 2006. Loss from discontinued operations for the three months ended January 31, 2007 and 2006, was $0.1 million and $0.6 million, respectively. For both the nine months ended January 31, 2007 and 2006, loss from discontinued operations was $1.1 million.

Provision for Income Taxes

No federal or state tax provisions were recorded in the three and nine-month periods ended January 31, 2007, as the Company has net operating loss carryforwards. The Company recorded $77,000 in foreign income taxes for the three months ended January 31, 2007.

Liquidity and Capital Resources

At January 31, 2007, the Company had cash and cash equivalents of $2.2 million, compared to $1.9 million at April 30, 2006. Accounts receivable at January 31, 2007 were $4.6 million compared to $3.4 million at April 30, 2006.

On August 2, 2006, the Company extended its line of credit arrangement with Silicon Valley Bank. The line was refinanced under the ComVest agreement described below.

On November 20, 2006, the Company purchased Gupta Technologies LLC (“Gupta”) in accordance with a related Purchase and Exchange Agreement with Halo Technology Holdings, Inc. (“Halo”) whereby Unify agreed to purchase Gutpa from Halo in exchange for (i) the Company’s Insurance Risk Management (“IRM”) division, (ii) the Company’s ViaMode software, (iii) $6,100,000 in cash, and (iv) the amount, if any, by which Gupta’s net working capital exceeds IRM’s net working capital at the close of the transaction.

In order to provide funding for the acquisition of Gupta, Unify obtained debt financing from ComVest Capital LLC (“ComVest”). On November 20, 2006, the Company entered into various agreements with ComVest whereby ComVest, along with participation from Special Situations Funds, provided debt financing consisting of three convertible term loans totaling $5.35 million and a revolving credit facility of up to $2.5 million. The term loans have an interest rate of 11.25% and are to be repaid over a period of 48 to 60 months. The revolver has an interest rate of prime plus 2.25% and has a maturity date of November 30, 2010. As of January 31, 2006, the Company had $2.25 million outstanding on the revolver.

Overall, cash has increased by $0.3 million for the first nine months of fiscal 2007. Cash flows from continuing operations used by operating activities were $0.1 million for the first nine months of fiscal 2007, compared to a usage of cash from operations of $0.6 million for the first nine months of fiscal 2006. Primary reasons operating cash was used in the first nine months of fiscal 2007 were the result of a net loss of $0.8 million, an increase in other long term assets of $0.2 million, a decrease in accounts payable of $0.5 million, a decrease in other accrued liabilities of $0.4 million and a decrease in accrued compensation of $0.5 million offset by an increase in deferred revenue of $1.9 million, depreciation of $0.1 million, amortization of $0.1 and stock based expense of $0.1 million.

Cash from continuing operations used in investing activities for the first nine months of fiscal 2007 was $6.2 million. The use of cash was the result of a $6.1 million cash payment to Halo to purchase Gupta and $60,000 for capital expenditures during the nine month period. Cash from continuing operations used in investing activities for the nine months ended January 31, 2006 was $33,000 and was related entirely to capital expenditures. Cash provided by financing activities from continuing operations for the first nine months of fiscal 2007 and fiscal 2006, was $7.7 million and $0.7 million, respectively. The increase in cash provided by financing activities in the first nine months of fiscal 2007 was primarily the result of a debt financing related to the purchase of Gupta. As part of the debt financing the Company borrowed $7.6 million. The cash provided by financing for the nine months ended January 31, 2006 that totaled $0.7 million was the result of short-term borrowings of $0.7 million .The Company’s cash flow also reflects a decrease in cash of $0.1 million for both the first nine months of fiscal 2007 and 2006, as a result of the effect of currency exchange rates related to international operations.

Cash used by discontinued operations for the first nine month period of fiscal 2007 and fiscal 2006 was $1.1 million and $1.0 million, respectively.

A summary of certain contractual obligations from continuing operations as of January 31, 2007, is as follows (in thousands):

	Payments Due by Period
		1 year	2-3	4-5	After 5
Contractual Obligations	Total	or less	years	years	years
Short-term borrowings	$99	$99	$—	$—	$—
Debt financing	5,350	980	1,489	1,489	1,392
Revolver note	2,250	—	2,250	—	—
Other long-term liabilities	102	—	—	—	102
Capital lease obligations	27	10	7	6	4
Operating leases	679	116	319	126	118
Total contractual cash obligations	$8,507	$1,205	$4,065	$1,621	$1,616

Volatility of Stock Price and General Risk Factors Affecting Quarterly Results

Unify’s common stock price has been and is likely to continue to be subject to significant volatility. A variety of factors could cause the price of the common stock to fluctuate, perhaps substantially, including: announcements of developments related to our business; fluctuations in the operating results and order levels of Unify or its competitors’; general conditions in the computer industry or the worldwide economy; announcements of technological innovations; new products or product enhancements from us or our competitors; changes in financial estimates by securities analysts; developments in patent, copyright or other intellectual property rights; developments in our relationships with our customers, distributors and suppliers; legal proceedings brought against the Company or its officers; and significant changes in our senior management team. In addition, in recent years the stock market in general, and the market for shares of equity securities of many high technology companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of those companies. Such fluctuations may adversely affect the market price of our common stock. Unify’s stock trades over-the-counter on the “bulletin board.” Companies whose shares trade over-the-counter generally receive less analyst coverage and their shares are more thinly traded than stock that is traded on the NASDAQ National Market System or a major stock exchange. Our stock is therefore subject to greater price volatility than stock trading on national market systems or major exchanges.

The Company’s quarterly operating results have varied significantly in the past, and the Company expects that its operating results are likely to vary significantly from time to time in the future. Such variations result from, among other factors, the following: the size and timing of significant orders and their fulfillment; demand for the Company’s products; ability to sell new products; the number, timing and significance of product enhancements and new product announcements by the Company and its competitors; ability of the Company to attract and retain key employees; the Company’s ability to integrate and manage acquisitions; seasonality; changes in pricing policies by the Company or its competitors; realignments of the Company’s organizational structure; changes in the level of the Company’s operating expenses; changes in the Company’s sales incentive plans; budgeting cycles of the Company’s customers; customer order deferrals in anticipation of enhancements or new products offered by the Company or its competitors; product life cycles; product defects and other product quality problems; currency fluctuations; and general domestic and international economic and political conditions.

Due to the foregoing factors, quarterly revenues and operating results may be difficult to forecast. Revenues may also be difficult to forecast because the market for software continues to evolve and the Company’s sales cycle, from initial evaluation to purchase and the provision of maintenance services, can be lengthy and vary substantially from customer to customer. Because the Company normally ships products within a short time after it receives an order, it typically does not have any material backlog. As a result, to achieve its quarterly revenue objectives, the Company is dependent upon obtaining orders in any given quarter for shipment in that quarter. Furthermore, because many customers place orders toward the end of a fiscal quarter, the Company generally recognizes a substantial portion of its license revenues at the end of a quarter. As the Company’s expense levels are based in significant part on the Company’s expectations as to future revenues and are therefore relatively fixed in the short term, if revenue levels fall below expectations, operating results are likely to be disproportionately adversely affected. The Company’s operating results are generally negatively affected by seasonal trends as it experiences weaker demand in the first and second quarters of the fiscal year as a result of reduced business activity in the summer months, particularly in Europe.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information concerning our directors and executive officers, including their ages as of March 31, 2007:

Name	Age	Position with the Company
Todd E. Wille	44	President and Chief Executive Officer
Steven D. Bonham	50	Vice President, Finance & Administration and Chief Financial Officer
Kevin R. Kane	39	Vice President, Worldwide Sales
Frank Verardi	58	Vice President, Americas and Asia Pacific Sales
Steven D. Whiteman	56	Chairman of the Board
Richard M. Brooks	53	Director
Robert J. Majteles	42	Director
Tery R. Larrew	53	Director

Todd E. Wille has served as president and chief executive officer since November 2000. He rejoined the Company in October 2000 as the chief operating officer and acting chief financial officer. Mr. Wille originally joined Unify in August 1995 as the corporate controller. In September 1997, Mr. Wille was promoted to vice president, finance and chief financial officer. In March 1998, Mr. Wille left the Company and joined FRx Software Corporation as the vice president of finance and chief financial officer. Subsequently, Mr. Wille was promoted to senior vice president of operations. Mr. Wille received a B.A. in business administration with concentrations in accounting and finance and management information systems from Wartburg College.

Steven D. Bonham joined the Company in June 2005, as vice president of finance and administration and chief financial officer. Before joining Unify, Mr. Bonham served eight years as chief financial officer for LexisNexis/Examen. Prior to LexisNexis/Examen, Mr. Bonham spent nine years with Foundation Health Corp., a former Fortune 500 publicly traded managed care insurance company, most recently serving as the vice president of finance for Foundation’s California Heath Plan. Mr. Bonham, a licensed certified public accountant, has a B.S. degree in accounting from California State University, Sacramento.

Kevin R. Kane joined Unify in January 2007 as vice president of worldwide sales and is responsible for driving market adoption for the Company's service-oriented architecture (SOA) product portfolio and achieving the company’s worldwide sales targets. He brings demonstrated sales success in growing top-line revenue for several enterprise software companies. Most recently he served as the global sales director for Sacramento, Calif.-based Meridian Systems, selling SOA applications to the construction industry. At Meridian, he lead strategic sales initiatives that resulted in reduced sales cycles, increased close ratios and new product revenue growth of 450 percent. Additionally, Mr. Kane has lead sales organizations at industry leading software companies, which were then acquired, including VIEO, now Cesura; Dazel Corp., acquired by Hewlett Packard; Tivoli Systems, acquired by IBM; Beyond Software, acquired by NEON Systems; and Sterling Software, acquired by Computer Associates. Mr. Kane received his bachelor’s degree in business management from Saint Mary’s College of California.

Frank Verardi as vice president of Americas and Asia Pacific sales is responsible for driving sales programs and achieving sales targets. From May 2005 to January 2007, he served as vice-president and general manager of the Unify Business Solutions (UBS) division where he oversaw sales and development for the Company’s technology products. From June 2003 to April 2005, he served as vice president of technical services, and from May 2001 to May 2003, he served as vice president of worldwide sales and marketing. Prior to that he served in various management positions including vice president of worldwide professional services, vice president of worldwide product delivery and customer support, and director of client services since joining the Company in August 1988. Before joining Unify, Mr. Verardi held various positions with Computer Sciences Corporation including director of commercial professional services. Mr. Verardi received a B.S. in computer science from California State University, Chico.

Steven D. Whiteman has served as a director of the Company since May 1997. In August 2004, he was appointed chairman of the board. Mr. Whiteman previously served as the president and chief executive officer of Intesource, an Internet based procurement service specifically for the food industry. From June 2000 to May 2002, he worked as an independent consultant. From May 1993 until June 2000, Mr. Whiteman served as president of Viasoft, Inc. (“Viasoft”), a publicly traded software products and services company. From February 1994 to June 2000, Mr. Whiteman also served as chief executive officer and director of Viasoft, and from April 1997 to June 2000, he served as chairman of the board of directors. Mr. Whiteman is also a director of Intesource, Actuate Corporation, and Netpro. Mr. Whiteman holds a B.A. degree in business administration from Taylor University and a M.B.A. from the University of Cincinnati.

Richard M. Brooks was appointed a director in August 2005. In September 2006, Mr. Brooks became a partner in the national executive consulting services company, Tatum, LLC. Mr. Brooks co-founded Winterhawk Media LLC, an Internet security firm in March 2005. Mr. Brooks previously served as chief executive officer for VantageMed, a publicly traded software products and services company from April 2002 to December 2004. In addition, Mr. Brooks served as a director of VantageMed Corporation from March 2001 to January 2005 and was appointed chairman of that board in May of 2002. Prior to being appointed CEO at VantageMed, Mr. Brooks served as a managing member of Brooks and Donde LLC, a financial and information technology company. From June 1998 to June 2001, Mr. Brooks served on the board of directors of NetStream, Inc., a communications and IT managed services company which he co-founded. He was also treasurer from May 2000 to June 2001, and served as the chief financial officer from June 1998 to May 2000, for NetStream, Inc. Mr. Brooks received a B.S. in business administration from Oregon State University.

Tery R. Larrew has served as a director of the Company since May 2002. Mr. Larrew served as the President and CEO of Vericept Corporation, a provider of network-based early warning and misuse prevention solutions, headquartered in Denver, Colorado. Prior to joining Vericept in 2002, Mr. Larrew co-founded IQ3G, a mobile services company, in 2000. From 1999 to 2000, Mr. Larrew was the chairman and chief executive officer of a start-up e-communication company, UPDATE Systems, Inc. Mr. Larrew also serves as the chief executive officer of Pinnacle Management, which he reformed in 1998. From 1996 to 1998, Mr. Larrew served on the executive management team of Metromail/CIC. He is a graduate of Colorado State University with a B.S. degree in business administration and a minor in finance and marketing.

Robert J. Majteles joined our board in April 2004. Mr. Majteles is the managing partner of Treehouse Capital LLC (www.treehousecapital.com), an investment firm he founded in 2001. Prior to launching Treehouse, Mr. Majteles was the chief executive officer of three different technology companies. In addition, Mr. Majteles has also been an investment banker and a merger and acquisitions attorney. Mr. Majteles received a law degree from Stanford University in 1989 and a Bachelor of Arts degree from Columbia University in 1986. Mr. Majteles is also a Lecturer at the Haas School of Business, University of California, Berkeley and is a Lecturer at Stanford Law School, Stanford University.

Each director holds office until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified. Our executive officers serve at the discretion of the Board and Mr. Wille is further subject to rights contained in his employment agreement. There are no family relationships between any of our directors or executive officers.

Board of Directors’ Meetings and Committees

During fiscal 2006, the Board held four (4) Regular Meetings and four (4) Special Meetings. For the Regular Board Meetings held during fiscal 2006, all of the board members were present either in person or participated via telephone conference. For the Special Meetings held during fiscal 2006, all of the board members participated either in person or via telephone conference. The Board has four (4) standing committees: an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Disclosure Committee. The Audit Committee met four (4) times for Regular Meetings and no Special Audit Meetings were held. The Compensation Committee met one (1) time and the Disclosure Committee met four (4) times. The Nominating and Corporate Governance Committee held one (1) meeting during fiscal 2006.

Audit Committee. The Audit Committee’s primary function is to provide advice with respect to financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding audit, finance, accounting, tax and legal compliance. In particular, the Audit Committee is responsible for overseeing the engagement, independence, and services of our independent registered audit firm. In carrying out these duties, the Audit Committee is responsible for reviewing the annual financial statements and independent auditors’ reports, reviewing the scope and results of the examination of our financial statements by the independent auditors and approving all professional services performed by the independent auditors and related fees. In addition, the committee recommends the retention of the independent auditors to the Board and periodically reviews our accounting policies and internal accounting and financial controls. The members of the Audit Committee during fiscal 2006 were Richard M. Brooks, Chairman, Steven D. Whiteman and Tery R. Larrew.

Compensation Committee. The Compensation Committee’s functions are to review and establish salary levels and grant stock options for executive officers and certain other management employees. The members of the Committee during fiscal 2006, were Tery R. Larrew (Chairman), Robert J. Majteles, and Steven D. Whiteman. During fiscal 2006, the Compensation Committee held one (1) meeting.

Nominating and Corporate Governance Committee. The primary responsibilities of this committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, and (vi) provide oversight in the evaluation of the Board and each committee. Subject to the advance notice provision of Unify’s bylaws, the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for director should submit such recommendations to the Secretary of Unify at our corporate office located at 2101 Arena Boulevard, Suite 100, Sacramento, CA 95834. In addition, this committee is charged with developing corporate governance practices to fulfill its responsibility to our stockholders. The composition and activities of the Company’s Board of Directors, the approach to public disclosure and the availability of ethics and business conduct resources for employees demonstrates the Company’s commitment to good corporate governance practices, including compliance with new standards. The Nominating and Corporate Governance Committee consisted of Steven D. Whiteman (Chairman) and Robert J. Majteles.

Disclosure Committee. All Board members participate in the Disclosure Committee, the function of which is to oversee and comply with regulations of all reporting for publicly-traded companies. This includes supervising the compiling of the information to be included in these reports, as well as documenting existing procedures and controls to ensure that information required to be disclosed is recorded, processed, summarized and reported in the SEC reports within the time periods specified. The members of the Disclosure Committee for fiscal 2006, included the chairman, Steven D. Bonham, (Chief Financial Officer), all of the board members, senior management and numerous Unify staff located worldwide. These meetings were held quarterly during fiscal 2006.

Director Attendance at Annual Stockholder Meetings

The Board has not adopted a policy requiring director attendance at the annual stockholder meeting; however, directors are invited to attend. Mr. Wille attended last year’s annual stockholder meeting.

Committee Charters and Code of Conduct

The Board has adopted a charter for each of the committees described above. The Board has also adopted a Code of Business Conduct that applies to all of our employees, officers and directors. Links to these materials are available on Unify’s website at www.unify.com.

Communications with Directors

Any stockholder wishing to communicate with any of our directors regarding Unify may write to the director or directors, c/o Steven Bonham, Chief Financial Officer, Unify Corporation, 2101 Arena Boulevard, Suite 100, Sacramento, California 95834. Mr. Bonham will forward these communications directly to the director(s). The independent directors of the Board will review and approve the stockholder’s communication process periodically to ensure effective communication with stockholders.

Director Compensation

In May 2002, the Company’s Board of Directors adopted a director compensation program for its non-employee (independent) members. This program has several components described in the table below. The compensation for each individual director is assessed by the other members of the Board and is generally based upon the degree and quality of his/her participation in Board activities.

Summary of Compensation Program for Non-Employee Directors
	Based Upon	Annual Maximum	How Paid	When Paid
Annual Cash	Active Board	$10,000 in cash	$2,500 per quarter	Within one week of
Retainer (1)	participation			end of fiscal quarter
Annual Stock	Board determination	Up to $10,000 in	In shares of Unify	In May
Retainer (2)	of award to be made	restricted stock using	common stock that
	pursuant to the 2002	closing price at	may not be sold for
	Director Restricted	beginning of fiscal	one (1) year from
	Stock Plan	year	grant date

Annual Stock	Board determination	Up to 20,000 shares	An option to	In June
Option Grant (3)	of award to be made	of common stock	purchase Unify
	pursuant to the 2001		common stock at
	Stock Option Plan		FMV at time of grant
with a three year
vesting period
Meeting Fees (4)	Active Board	None, but normally	$1,000 per on-site	As required
	participation	not expected to	meeting attended and
		exceed $6,000	$500 per conference
call
Consulting (5)	Request by Unify’s	None	Cash or in restricted	As performed
	CEO		stock

(1)	Unify pays non-employee directors an annual cash retainer fee of $10,000 which is paid in four quarterly payments of $2,500 each. Payments are to be made no later than five business days after the end of each fiscal quarter (August 5th, November 5th, February 5th and May 5th).

(2)	Directors are eligible for an annual stock retainer up to the equivalent of $10,000 worth of restricted stock under the 2002 Director Restricted Stock Plan (a copy of which is available upon request to the Company). Such restricted stock may not be sold for a period of twelve (12) months from the date of issuance and is for services to be rendered during the upcoming fiscal year.

(3)	Directors are eligible for an annual stock option grant of up to 20,000 shares of Unify common stock under the Company’s then current stock option program. Eligibility will be determined by the Board and will be based on several factors from the prior fiscal year, including the financial performance of the Company, the Director’s personal contribution to the Company and any other relevant factors or events. The stock option grant, if any, will be made in June of each year and the exercise price shall be equivalent to the fair market value of the stock at the time of the option grant. Any such option grant will vest monthly over a period of thirty-six (36) months.

(4)	Non-employee directors are eligible to receive fees for attending Board and related committee (such as the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee) meetings. Directors receive $1,000 for each on- site meeting attended and $500 for each conference call meeting. Unify will typically hold a Board meeting and any committee meetings on the same day, which will be considered as one meeting for the purpose of calculating meeting fees.

(5)	Directors may be requested to provide certain consulting services to Unify. Should this take place, Unify shall pay a Director one thousand dollars ($1,000) per day, with a half-day minimum. Unify shall reimburse a Director for all travel expenses incurred in accordance with its Travel and Entertainment Policy.

The following table sets forth the compensation, expenses and consulting fees paid to each non-employee director in fiscal years 2005 and 2006:

	Richard M.	Tery R.	Robert J.	Steven D.
	Brooks	Larrew	Majteles	Whiteman
FY 2005 annual cash retainer (1)	$0	$7,500	$7,500	$7,500
FY 2006 annual cash retainer (2)	5,000	10,000	10,000	10,000
FY 2006 Audit Committee Chairperson	5,000	0	0	1,250
FY 2006 Chairman of the Board fee	0	0	0	2,000
FY 2005 meeting fees	0	4,000	2,500	4,000
FY 2006 meeting fees	5,000	7,000	6,500	6,500
Total Director Related Compensation	15,000	28,500	26,500	31,250
Consulting fees	9,000	46,042	0	0
Total Compensation	24,000	74,542	26,500	31,250
Reimbursable expenses	0	5,005	0	2,205
Total Compensation and Expenses	$24,000	$79,547	$26,500	$33,455

(1)	Each non-employee director was paid a cash retainer of $1,250 for their directorship for the last quarter of fiscal 2005, which was paid in the first month of fiscal 2006.

(2)	Each non-employee director earned a cash retainer of $10,000 for fiscal 2006. Of this amount, a total of $7,500 was paid in fiscal 2005 and $2,500 was paid in the first month of fiscal 2006.

Employee Director Compensation

Directors who are Unify employees, such as Mr. Wille, are eligible to receive options under the 2001 Stock Option Plan. Such employee-directors were also eligible to participate in the Company’s 1996 Employee Stock Purchase Plan, which expired on March 25, 2006. Unify has also issued shares or options to employees who are also directors from time to time outside of such plans.

D&O Insurance

Unify provides it’s Directors with Director and Officer Insurance and is responsible for the payment of the associated fees and premiums and ensuring the policy is kept current and in force.

Director Indemnification

Unify shall indemnify, hold harmless, and defend any director against all claims against him/her, his/her heirs, executors or administrators, arising from or connected to his/her service as a director to the fullest extend permissible under Delaware law. A director shall immediately notify the chief executive officer and legal counsel of Unify orally and in writing upon learning of any actual or threatened claim or legal process and shall cooperate fully in any defense or action.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2007, with respect to the beneficial ownership of our common stock by: (i) each director and director nominee of the Company; (ii) each executive officer named in the Summary Compensation Table below; (iii) current directors and executive officers as a group; and (iv) each stockholder known by us to own more than 5% of our stock.

	Shares Owned (1)
Name and Address of	Number of	Percentage of
Beneficial Owner	Shares	Class
Directors
Steven D. Whiteman (2)	266,850	*
Tery R. Larrew (3)	222,489	*
Robert J. Majteles (4)	30,057	*
Richard M. Brooks (5)	33,088	*

Executive Officers
Todd E. Wille (6)	939,894	3.11%
Steven D. Bonham (7)	135,833	* %
Kevin R. Kane (8)	16,666	* %
Frank Verardi (9)	343,193	1.15%
All directors and executive officers as a group (10)	1,988,065	6.48%

5% Stockholders
Austin W. Marxe and David M. Greenhouse (11)	10,426,687	28.93%
527 Madison Avenue, Suite 2600
New York, NY 10022

Diker Management LLC (12)	3,463,517	11.65%
745 Fifth Avenue, Suite 1409
New York, NY 10151

ComVest Capital LLC (13)	5,820,000	16.37%
One North Clematis Street, Suite 300
West Palm Beach, FL 33401

* Less than 1%

(1)	Number of shares beneficially owned and the percentage of shares beneficially owned are based on 29,723,508 shares of the Company’s common stock outstanding as of March 31, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days of March 31, 2007, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the individuals in the table may be contacted in care of Unify Corporation, 2101 Arena Blvd, Suite 100, Sacramento, California 95834.

(2)	Includes 143,611 shares subject to options held by Mr. Whiteman exercisable within 60 days of March 31, 2007.

(3)	Includes 60,000 shares subject to options held by Mr. Larrew exercisable within 60 days of March 31, 2007.

(4)	Represents shares held by Mr. Majteles. He has not been granted any options and therefore, he has no shares exercisable within 60 days of March 31, 2007.

(5)	Includes 14,583 shares subject to options held by Mr. Brooks exercisable within 60 days of March 31, 2007.

(6)	Includes 450,000 shares subject to options held by Mr. Wille exercisable within 60 days of March 31, 2007.

(7)	Includes 95,833 shares subject to options held by Mr. Bonham exercisable within 60 days of March 31, 2007.

(8)	Includes 16,666 shares subject to options held by Mr. Kane exercisable within 60 days of March 31, 2007.

(9)	Includes 186,250 shares subject to options held by Mr. Verardi exercisable within 60 days of March 31, 2007.

(10)	Includes 966,943 shares subject to options and exercisable within 60 days of March 31, 2007.

(11)	MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above. Includes 3,776,937 shares issuable on the exercise of warrants and 2,540,000 shares issuable upon the conversion of certain notes within 60 days of March 31, 2007.

(12)	Diker Management, LLC (“Management”) is a Registered Investment Advisor of certain managed accounts and investment funds.

(13)	ComVest Capital LLC is a fund based in Florida. Includes 2,010,000 shares issuable on the exercise of warrants and 3,810,000 shares issuable on the conversion of certain notes within 60 days of March 31, 2007.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth information concerning the compensation of our chief executive officer and our next four (4) most highly compensated executive officers whose total salary and bonus exceeded $100,000 per year for services rendered in all capacities to the Company for the last three (3) fiscal years:

SUMMARY COMPENSATION TABLE
					Long-Term
					Compensation
	ANNUAL COMPENSATION				Awards

					Number of
					Securities
	Fiscal				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus		Options	Compensation
Todd E. Wille (1)	2006	$213,750	—		—	—
President and Chief Executive Officer	2005	220,000	—		—	—
	2004	220,000	—		—	—

Daniel S. Romine (2)	2006	140,000	—		—	$323,700	(7)
Vice President and General Manager,	2005	30,000	—		125,000	—
IRM	2004	—	—		—	—

Steven D. Bonham (3)	2006	136,900	—		200,000	—
Chief Financial Officer	2005	—	—		—	—
	2004	—	—		—	—

David M. Glende (4)	2006	150,000	—		—	—
Vice President of Products, IRM and	2005	158,000	—		20,000	—
Chief Technology Officer	2004	153,356	—		60,000	—

Frank Verardi (5)	2006	143,750	$15,000	(6)	—	—
Vice President and General Manager,	2005	150,000	8,610	(6)	20,000	—
Unify Business Solutions	2004	153,750	13,736	(6)	—	—

(1)	Mr. Wille was appointed president and chief executive officer in November 2000.

(2)	Mr. Romine joined the Company in February 2005 as vice president and general manager of Insurance Risk Management. Mr. Romine resigned from the Company in November 2006 as part of the Company’s sale of the Insurance Risk Management division.

(3)	Mr. Bonham joined the Company in June 2005 as chief financial officer.

(4)	Mr. Glende was appointed vice president of products for the Insurance Risk Management division and chief technology officer in March 2005. Prior to that, he held the position of vice president, strategy and chief technology officer. Mr. Glende resigned from the Company in November 2006 as part of the Company’s sale of the Insurance Risk Management division.

(5)	Mr. Verardi was appointed to vice president and general manager of the Unify Business Solutions division in May 2005. Prior to that, he held the position of vice president of technical services.

(6)	Represents commissions earned and paid pursuant to the Company’s commission plan.

(7)	Represents earn-out payments made in accordance with the agreement related to Unify’s purchase of Acuitrek, Inc. from Mr. Romine in February 2005. The compensation is comprised of common stock of $140,000, tax gross up payment of $40,400, performance bonus of $8,300 and cash payments of $135,000.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides the specified information concerning grants of options to purchase our common stock during the fiscal year ended April 30, 2006 to the persons named in the Summary Compensation Table:

Potential Realizable
Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options			Price Appreciation
	Underlying	Granted to	Exercise		for Option Term (4)
	Options	Employees in	Price Per	Expiration
Name	Granted (1)	Fiscal (2) Year	Share (3)	Date	5%	10%
Todd E. Wille	—	—%	$—	—	$—	$—
David M. Glende	—	—%	$—	—	$—	$—
Frank Verardi	—	—%	$—	—	$—	$—
Daniel S. Romine	—	—%	$—	—	$—	$—
Steven D. Bonham	200,000	42%	$0.37	06/27/15	$46,538	$117,937

(1)	Options granted were non-registered stock issued pursuant to individual option agreement and they do not qualify for incentive stock option treatment. Options vest as to one forty-eighth (1/48th) of the subject shares upon completion of each full month of continuous employment with the Company.

(2)	The Company granted an aggregate of 475,000 common stock options during the fiscal year ended April 30, 2006.

(3)	All options were granted with an exercise price equal to the fair market value per share of the common stock on the date of grant, as determined by the fair market value of the Company’s common stock on that day.

(4)	Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed five percent (5%) and ten percent (10%) rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on Unify’s financial performance, overall market conditions and the number of shares vested by the option holder.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

The following table provides information concerning exercises of options to purchase Unify common stock during the fiscal year ended April 30, 2006, and unexercised options held at April 30, 2006, by the persons named in the Summary Compensation Table:

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
			at 4/30/06 (1)		at 4/30/06 (2)
	Shares
	Acquired on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Todd E. Wille	—	—	446,875	3,125	$55,500	$—
Daniel S. Romine	—	—	36,458	88,542	—	—
Steven D. Bonham	—	—	41,666	158,334	2,916	11,083
David M. Glende	60,000	$13,200	375,645	35,730	32,200	800
Frank Verardi	—	—	189,270	15,730	16,600	—

(1)	Options granted are generally exercisable to the extent vested and generally vest as to one forty-eighth (1/48th) of the subject share upon completion of each full month of continuous employment with the Company thereafter.

(2)	Valuation based on the difference between the option exercise price and the fair market value of the underlying securities as of April 30, 2006, of $0.44 per share, based on the closing sales price paid on the last trade of the day on the Over-the-Counter Bulletin Board (OTC BB) market.

Employment Agreements and Termination and Change of Control Arrangements

We have an employment agreement with Mr. Wille, our president and chief executive officer. Under the agreement, he receives an annual salary, subject to Board adjustment, of $220,000, and is eligible to receive bonuses upon Unify achieving certain benchmarks in its business plan. Following a merger of the Company or sale of substantially all of its assets, the unvested portion of all options held by Mr. Wille as of the date of the transaction will automatically vest. Should Mr. Wille be terminated, such options will have the benefit of twelve (12) additional months of vesting and he will receive an amount equal to twelve (12) months’ salary.

Under our 1991 and 2001 Stock Option Plans, should we merge with or be otherwise acquired by another company in a transaction where our stockholders do not retain a majority of the voting stock, a “Change of Control” occurs. If there is a Change of Control and the successor company fails to either assume the outstanding options or substitute substantially equivalent options for its own stock, the vesting of all outstanding Unify options shall accelerate to become fully vested and immediately exercisable. Any outstanding options will terminate if they are not exercised upon consummation of the merger or assumed or replaced by the successor corporation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than ten percent (10%) of Unify’s common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports filed by them.

Based solely upon our review of such reports furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than ten percent (10%) stockholders for the fiscal year ended April 30, 2006, were met.

Certain Relationships and Related Transactions

Amounts Due from Officers, Directors and Principal Stockholders. Except for advances of reimbursable expenses we have made no other loans to executive officers, directors, stockholders or other affiliates. Any such loan must be approved by a majority of those board members who are independent of and have no interest in the transaction.

Relationship between Robert J. Majteles and a Principal Stockholder. One of our directors, Robert J. Majteles, is the managing member of Treehouse Capital, which has an agreement with Special Situations Funds (“SSF”), the largest stockholder of Unify, pursuant to which Treehouse, through Mr. Majteles, provides certain management and financial advisory services for SSF on request. As a result, Treehouse is entitled to 10% of Special Situations Funds’ net gain (as defined) or net loss (as defined) on its investment in Unify during the term of the agreement, offset by certain fees that may be paid by Unify to Treehouse or Mr. Majteles directly. Mr. Majteles does not have or share voting or dispositive power over any securities held by Special Situations Funds.

Limitation of Liability and Indemnification Matters. Unify’s Restated Certificate of Incorporation (the “Certificate”) limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transactions from which the director derived an improper personal benefit.

Our bylaws call for us to indemnify our directors, executive officers, and trustees to the fullest extent permitted by law. We believe that such indemnification covers negligence and gross negligence. Our bylaws also permit us to secure insurance on behalf of any executive officer, director, employee or other agent for any liability arising out of his or her actions in such capacity (subject to certain exclusions), regardless of whether the bylaws permit indemnification.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Unify’s common stock currently trades on the OTC Bulletin Board under the symbol “UNFY”. The following table shows the high and low closing prices for our common stock as reported on the OTC Bulletin Board, which quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

	2007		2006		2005
Period	High	Low	High	Low	High	Low
First Quarter	$0.46	$0.28	$0.56	$0.35	$1.01	$0.65
Second Quarter	0.39	0.18	0.42	0.31	0.65	0.37
Third Quarter	0.31	0.22	0.44	0.30	0.66	0.38
Fourth Quarter			0.49	0.34	0.66	0.45

Common Stockholders of Record

As of March 31, 2007, we had approximately 297 stockholders of record, as shown in the records of our transfer agent. However, this number does not include stockholders whose shares are held in trust by other entities, and the total number of beneficial stockholders of our shares is greater than the number of stockholders of record. This number excludes stockholders whose stock was held in nominee or street name by brokers.

Dividends

We have never paid dividends on our common stock and our present policy is to retain anticipated future earnings for use in our business.

Equity Compensation Plan Information

During fiscal 2006, Unify maintained two compensation plans that provided for the issuance of its Common Stock to officers, directors, other employees or consultants. These consisted of the 2001 Stock Option Plan (the “Option Plan”) and the 1996 Employee Stock Purchase Plan (the “Purchase Plan”), which have been approved by the stockholders. The 1996 Employee Stock Purchase Plan expired on March 25, 2006. The 1991 Stock Option Plan, which had a ten-year life, has expired and has therefore ceased to be available for new grants. In fiscal 2003, the Board adopted, without a need for shareholder approval, the 2002 Director Restricted Stock Plan (the “Director Restricted Stock Plan”) as part of a program to provide compensation we felt was necessary to attract, retain and reward members of our Board of Directors who were willing to provide the time and energy that we believe is required to meet our business goals. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of April 30, 2006:

	Number of shares to be	Weighted-average	Number of shares remaining
	issued upon exercise of	exercise price of	available for future issuance
	outstanding options,	outstanding options,	under equity compensation plans
	warrants and rights	warrants and rights	[excluding shares reflected in column (a)]
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders (1)	1,877,797	$0.42	791,912
Equity compensation plans not approved by stockholders:
Director Restricted Stock Plan (2)	480,687	$0.49	19,313
Non-Registered Options (3)	480,000	$0.41	0

(1)	Comprised entirely of shares reserved for future issuance under the Option Plan.

(2)	There are 500,000 shares authorized under the Director Restricted Stock Plan, of which 480,687 shares were awarded by and were outstanding on April 30, 2006. As of April 30, 2006 there were 19,313 shares available for future awards.

(3)	In fiscal 2003, the Board authorized the issuance of non-registered non-plan stock options for individual senior level executive recruitment.

Material Features of Director Restricted Stock Plan

On May 1, 2002, the Company established the Director Restricted Stock Plan as part of a compensation program designed to attract and retain independent members for our board of directors. The maximum aggregate number of shares of common stock that may be issued under the Director Restricted Stock Plan is 500,000. In May 2005, each independent director was granted a fully vested restricted stock award for the number of shares which is equal to $10,000 divided by the fair market value of a share of stock at the award date. There were 115,403 and 42,556 shares awarded in the fiscal 2005 and 2004 under this plan, respectively, leaving a balance of 19,313 shares reserved for future awards at April 30, 2006.

Material Features of Individual Non-Registered Stock Options

During fiscal 2006, the Board granted options to purchase up to 225,000 shares of common stock under individual, non-plan option agreements. The options and shares issuable under such agreements are restricted securities under the Securities Act and may not be issued or sold except under an effective registration statement or an applicable exemption therefrom. The non-plan option agreements contain substantially similar terms as options issued under our Option Plan.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 40,000,000 shares of common stock with a par value of $0.001. As of March 31, 2007, there were 29,723,508 shares of common stock issued and outstanding. Each holder of issued and outstanding shares of our common stock will be entitled to one vote per share on all matters submitted to a vote of our stockholders. Holders of shares of common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares of common stock will have the ability to elect all of our directors.

Subject to rights of any preferred stock then outstanding, holders of common stock are entitled to share ratably in dividends payable in cash, property or shares of our capital stock, when, as and if declared by our board of directors. We do not currently expect to pay any cash dividends on our common stock. Upon our voluntary or involuntary liquidation, dissolution or winding up, any assets remaining after prior payment in full of all of our liabilities and after prior payment in full of the liquidation preference of any preferred stock would be paid ratably to holders of common stock.

All outstanding shares of common stock are, and any shares of common stock to be issued upon exercise of options and warrants will be, fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001. As of the date hereof, there were no shares of preferred stock issued and outstanding. The preferred stock may be issued as a class, without series or, if so determined from time to time by the Board of Directors, in one or more series. Our Board of Directors is authorized to determine, fix, alter or revoke any and all of the rights, preferences, privileges and restrictions and other terms of the preferred stock and any series thereof, including voting powers liquidation preferences, dividend rights, conversion rights, rights and terms of redemption and other rights, privileges, preferences and restrictions as shall be set forth in the resolutions of the Board of Directors providing for the issuance of such preferred stock. Our Board of Directors may issue shares of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock and may have the effect of delaying, deferring or preventing a change in control of our company. The issuance of authorized preferred stock requires the approval of the Board of Directors and no stockholder approval is needed.

Convertible Term Notes Convertible into Common Stock

6,350,000 of the shares of common stock offered by the selling stockholders in this prospectus are offered pursuant to convertible term notes issued in connection with the 2006 debt financing as described under “Selling Stockholders—2006 Debt Financing.” The debt financing consisted of $5.35 million in convertible term notes and a revolver of up to $2.5 million. There are three tranches that comprise the convertible term notes, Tranche 1 is for $1,000,000, Tranche 2 is for $3,250,000 and Tranche 3 is for $1,100,000. The term loans have an interest rate of 11.25% and have repayment terms of 48 to 60 months. The holders of the term notes may, at their option, at any time and from time to time from the date Unify has sufficient authorized, unissued and unreserved shares of common stock, convert the outstanding principal and any accrued interest into shares of Unify common stock. Tranche 1 is convertible at $0.50 per common share and Tranches 2 and 3 are convertible at $1.00 per common share. Upon five days’ prior written notice and subject to certain conditions, Unify may require conversion of all or any portion of the principal balance of the convertible term notes if its common stock price closes at or above 160% of the applicable conversion price for 20 or more consecutive market days ending immediately prior to the date on which the conversion notice is given. If Unify requests the conversion of all or any part of the principal of the convertible notes, it must pay the holder of the converted notes all unpaid accrued interest on the principal amount that is converted. The number of shares issuable upon conversion of the notes and the per share conversion price of the notes is subject to adjustment in the case of any stock dividend, stock split, reorganization, reclassification, consolidation, merger, or statutory share exchange.

Subject to certain exceptions, the per share price for which the notes are convertible is subject to adjustment if we issue shares of common stock for less than the conversion price of the notes at the time such additional shares of our common stock are issued. The shares excluded from the price adjustment provision include:

  capital stock, options or convertible securities for up to 850,000 shares of common stock issued with an exercise price at the then-current fair market value of the Company’s common stock and issued to directors, officers, employees, or consultants of the Company pursuant to an equity compensation program approved by the board of directors of the Company or the compensation committee of the board of directors of the Company and the Company’s stockholders;
  shares of common stock issued pursuant to and in accordance with stock purchase or stock option plans as in effect on November 20, 2006; and
  shares of common stock issued upon the conversion or exercise of options or convertible securities issued prior to November 20, 2006.

Warrants to Purchase Common Stock

3,350,000 of the shares of common stock offered by the selling stockholders in this prospectus are offered pursuant to warrants issued in connection with the 2006 debt financing as described under “Selling Stockholders—2006 Debt Financing.” The warrants have a term of exercise beginning on November 20, 2006 and expiring on October 31, 2012. The warrants are exercisable, in whole or in part, at any time commencing on November 20, 2006 and prior to their expiration by delivering the warrants together with a warrant exercise form and payment to the company for the aggregate warrant price for that number of warrant shares then being purchased. The number of shares issuable upon exercise and the per share exercise price of the warrants is subject to adjustment in the case of any stock dividend, stock split, reorganization, reclassification, consolidation, merger, or statutory share exchange. There are 1,000,000 warrants to purchase common stock at a price of $0.27 per share, 1,350,000 warrants at a price of $0.32 per share and 1,000,000 warrants at a price of $0.38 per share. Subject to certain exceptions, the price for which the warrants are exercisable is subject to adjustment if we issue shares of common stock for less than the exercise price of the warrants at the time such additional shares of our common stock are issued. The shares excluded from the price adjustment provision include:

  capital stock, options or convertible securities for up to 850,000 shares of common stock issued with an exercise price at the  thencurrent fair market value of the Company’s common stock and issued to directors, officers, employees, or consultants of the Company pursuant to an equity compensation program approved by the board of directors of the Company or the compensation committee of the board of directors of the Company and by the Company’s stockholders;
  shares of common stock issued pursuant to and in accordance with stock purchase or stock option plans as in effect on November 20, 2006; and
  shares of common stock issued upon the conversion or exercise of options or convertible securities issued prior to November 20, 2006.

Registration Rights

In connection with the 2006 debt financing as discussed in the section titled “Selling Stockholders,” Unify has entered into a registration rights agreement with the selling stockholders. Pursuant to such registration rights agreement, Unify has agreed to register any shares of common stock issuable upon conversion of the convertible term notes and exercise of the warrants issued in the 2006 debt financing (as such number may be adjusted from time to time). Under the registration rights agreement, we agreed to file, at our expense, a registration statement covering the shares issuable upon conversion of the notes and the exercise of the warrants on or prior to April 11, 2007 (the “Filing Deadline” as amended).

Pursuant to the registration rights agreement, Unify has agreed to use its best efforts to prepare and file with the SEC such amendments and supplements to the registration statement and the prospectus included therein as may be necessary to effect and the maintain the effectiveness of the registration statement. Unify further agreed to furnish to the selling stockholders copies of any such supplement or amendment not less than three business days prior to the date first used and/or filed with the SEC.

If (A) a registration statement covering the registrable securities is not declared effective by the SEC by May 19, 2007 (the “Effectiveness Deadline”) or (B) after a registration statement has been declared effective by the SEC, (x) the registration statement is not available to the selling stockholders for a period in excess of five (5) days beyond the periods for which the company is permitted to restrict the selling stockholders from selling their shares because such sales (i) will result in a disclosure of non-public material information that would interfere with transactions or negotiations of the Company, (ii) will have an adverse affect on an underwritten offering of the Company, or (iii) will require the filing of a post-effective amendment to the registration statement, or (y) sales cannot be made pursuant to the registration statement for any reason (including without limitation by reason of a stop order, or Unify’s failure to update the registration statement) for a period in excess of thirty (30) days (which need not be consecutive days) in any twelve (12) month period, and no selling stockholder is in breach of the registration rights agreement, then Unify will be required to make pro rata payments to each selling stockholder in an amount equal to $1,000 for each calendar day following the date by which such registration statement should have been declared effective and for which no registration statement was declared effective or was available with respect to the registrable securities (the “Blackout Period”). However, the amount of fees to be paid by the Company for failing to procure an effective registration statement shall not exceed $500,000. Unify has agreed that the amounts payable as fees will be paid monthly within five (5) days after the end of each 30-day period of the Blackout Period until the termination of the Blackout Period and within five (5) days after such termination. If the Company is unable to effect a registration statement within the time periods described above solely as a result of changes in the law or SEC regulations, the selling stockholders may, in their sole discretion, pursuant to a written agreement, restructure the convertible term notes and the warrants in order permit the registration of the term note and warrants.

Unify also agreed, subject to certain conditions, that if it proposes to file a registration statement with the SEC, other than in respect of any an employee stock option or benefit plan or any merger, consolidation, acquisition, or like combination, at any time a registration statement is not effective for the shares held by the selling shareholders and required to be registered under the registration rights agreement, Unify will give notice of the proposed registration statement to the selling stockholders not less than twenty (20) and no more than sixty (60) days prior to the filing of the registration statement, and include in such registration statement, all or a portion of the registrable shares owned by, and/or issuable to, each selling stockholder, to the extent that such selling stockholder may request such shares to be so included by means of a written notice given to Unify within ten (10) days after Unify’s giving of the registration notice.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Certificate of Incorporation eliminates a director’s personal liability to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper benefit.

Our Certificate of Incorporation also provides that the Company shall indemnify to the full extent authorized by law any person, testator or intestate made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or any predecessor of the Company or serves or served any other enterprise as a director or officer at the request of the Company or any predecessor of the Company.

Furthermore, the Certificate of Incorporation provides that neither any amendment nor repeal of the provisions providing for indemnification or elimination of personal liability under the Certificate of Incorporation nor the adoption of any provision inconsistent with such provisions shall eliminate or reduce the effect of the right of indemnification or elimination of personal liability provided under the Certificate of Incorporation in respect of any matter occurring, or any cause of action, suit or claim accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

Our Bylaws provide that the Company, to the maximum extent permitted by the General Corporation Law of the State of Delaware, including, without limitation, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (as that Section may be amended and supplemented from time to time), indemnify any director, officer or trustee which it shall have power to indemnify under Section 145 against any expenses, liabilities or other matters referred to in or covered by that Section. The Bylaws further provide that such indemnification (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) shall continue as to a person who has ceased to be a director, officer or trustee and (iii) shall inure to the benefit of the heirs, executors and administrators of such a person. Pursuant to the Bylaws the Company’s obligation to provide indemnification under the Bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Company or any other person.

Additionally, the Certificate of Incorporation and the Bylaws, respectively, also provide that the Company shall pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company as authorized in the Certificate of Incorporation or the relevant section of the General Corporation Law of the State of Delaware, respectively.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL OPINION

DLA Piper US LLP has issued a legal opinion as to the validity of the issuance of the shares of common stock offered under this prospectus.

EXPERTS

The consolidated financial statements of Unify Corporation as of April 30, 2006 and 2005 and for the years then ended, included in this prospectus, have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

The consolidated balance sheets of Gupta Technologies, LLC and Subsidiaries as of June 30, 2006 and 2005 and the related consolidated statements of operations, member’s equity and cash flows for the year ended June 30, 2006, five months ended June 30, 2005 (the successor entity); one month ended January 31, 2005 and twelve months ended December 31, 2004 (predeccessor entity) included in this registration statement have been audited by Mahoney Cohen & Company, CPA P.C. as set forth in their report thereon, and included herein. Such consolidated financial statements and schedules are included herein-in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

UNIFY FINANCIAL STATEMENTS
January 31, 2007

Index To Financial Statements - Nine Months Ended January 31, 2007 and 2006:

Unaudited Condensed Consolidated Balance Sheets as of January 31, 2007 and April 30, 2006	45
Unaudited Condensed Consolidated Statements of Operations for the three and nine months ended
January 31, 2007 and 2006	46
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended January 31,
2007 and 2006	47
Notes to Unaudited Condensed Consolidated Financial Statements	48

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31,	April 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$2,164	$1,881
Accounts receivable, net	4,590	3,359
Prepaid expenses and other current assets	595	499
Assets of discontinued operations held for sale	—	1,954
Total current assets	7,349	7,693

Property and equipment, net	262	244
Investments	214	214
Goodwill	6,342	—
Intangibles, net	2,827	—
Other assets, net	1,157	200
Total assets	$18,151	$8,351

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$665	$353
Short-term borrowings and current portion of long-term debt	1,089	33
Accrued compensation and related expenses	959	773
Other accrued liabilities	1,881	713
Deferred revenue	4,780	2,880
Liabilities of discontinued operations	-	1,284
Total current liabilities	9,374	6,036

Long-term debt, net of current portion	6,637	3
Other long-term liabilities	117	77

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	30	29
Additional paid-in capital	65,586	63,937
Accumulated other comprehensive income (loss)	(6)	19
Accumulated deficit	(63,587)	(61,750)
Total stockholders’ equity	2,023	2,235
Total liabilities and stockholders’ equity	$18,151	$8,351

See accompanying notes to condensed consolidated financial statements.

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Revenues:
Software licenses	$1,538	$664	$2,714	$2,724
Services	1,772	1,330	4,520	4,099
Total revenues	3,310	1,994	7,234	6,823

Cost of Revenues:
Software licenses	217	95	286	355
Services	224	280	756	853
Total cost of revenues	441	375	1,042	1,208
Gross profit	2,869	1,619	6,192	5,615

Operating Expenses:
Product development	789	349	1,556	1,270
Selling, general and administrative	2,578	1,356	5,243	4,079
Total operating expenses	3,367	1,705	6,799	5,349
Income (loss) from operations	(498)	(86)	(607)	266
Other income (expense), net	(202)	15	(93)	38
Income (loss) from continuing operations before
income taxes	(700)	(71)	(700)	304
Provision for income taxes	77	-	77	-
Income (loss) from continuing operations	(777)	(71)	(777)	304
Loss from discontinued operations	(121)	(617)	(1,061)	(1,099)
Net loss	$(898)	$(688)	$(1,838)	$(795)

Net income (loss) per share:
Basic earnings per share:
Continuing operations	$(0.02)	$0.00	$(0.03)	$0.01
Discontinued operations	$(0.01)	$(0.02)	$(0.03)	$(0.04)
Net loss per share	$(0.03)	$(0.02)	$(0.06)	$(0.03)

Dilutive earnings per share:
Continuing operations	$(0.02)	$0.00	$(0.03)	$0.01
Discontinued operations	$(0.01)	$(0.02)	$(0.03)	$(0.04)
Net loss per share	$(0.03)	$(0.02)	$(0.06)	$(0.03)

Shares used in computing net income (loss) per share:
Basic	29,678	29,148	29,575	29,065
Dilutive	29,678	29,148	29,575	29,454

See accompanying notes to condensed consolidated financial statements.

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	January 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(1,838)	$(795)
Loss from discontinued operations	(1,061)	(1,099)
Income (loss) from continuing operations	(777)	304

Reconciliation of income (loss) to net cash used in continuing operating activities:
Depreciation	144	131
Loss on disposal of equipment	—	2
Amortization	123	10
Fulfillment of support obligations	(90)	—
Discount on notes payable	29	—
Stock based expense	105	103
Changes in operating assets and liabilities:
Accounts receivable	(10)	(98)
Prepaid expenses and other current assets	63	135
Other long term assets	(159)	-
Accounts payable	(465)	(492)
Accrued compensation and related expenses	(529)	(211)
Other accrued liabilities	(371)	(100)
Deferred revenue	1,861	(357)
Other long term liabilities	20	—
Net cash used in continuing operating activities	(56)	(573)

Cash flows from investing activities:
Acquisition, net of cash acquired	(6,104)	—
Purchases of property and equipment	(60)	(33)
Net cash used in investing activities of continuing operations	(6,164)	(33)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	—	56
Proceeds from debt obligations	7,600	—
Short-term borrowings	149	675
Principal payments under debt obligations	(78)	7
Net cash provided by financing activities from continuing operations	7,671	738

Effect of exchange rate changes on cash	(108)	(49)

Cash flows of discontinued operations:
Net cash used in operating activities	(1,060)	(952)
Net cash used in investing activities	-	(13)
Net cash used in financing activities	-	(64)

Net increase (decrease) in cash and cash equivalents	283	(946)
Cash and cash equivalents, beginning of period	1,881	3,675
Cash and cash equivalents, end of period	$2,164	$2,729

Supplemental cash flow information for continuing operations:
Cash received (paid) during the period for:
Interest	$(167)	$84

See accompanying notes to condensed consolidated financial statements.

UNIFY CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The condensed consolidated financial statements have been prepared by Unify Corporation (the “Company”, “we”, “us”, “our”) pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). While the interim financial information contained in this filing is unaudited, such financial statements, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation. The results for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year. These financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006 as filed with the SEC.

Revenue Recognition

The Company generates revenue from software license sales and related services, including maintenance and support, and consulting services. The Company licenses its products to end-user customers, independent software vendors (“ISVs”), international distributors and value-added resellers (“VARs”). The Company’s contracts with ISVs, VARs and international distributors do not include special considerations such as rights of return, stock rotation, price protection, special acceptance or warranty provisions. With the exception of its NavRisk product, the Company recognizes revenue for software license sales in accordance with Statement of Position 97-2, Software Revenue Recognition. For the NavRisk product, the Company recognizes revenue for software licenses sales in accordance with Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts and Accounting Research Bulletin (“ARB”) 45, Long-Term Construction Type Contracts. The Company exercises judgment in connection with the determination of the amount of software and services revenue to be recognized in each accounting period. The nature of each licensing arrangement determines how revenues and related costs are recognized.

With the exception of the NavRisk software application, the Company’s products are generally sold with a perpetual license. The Company sells the NavRisk software under both perpetual and term licenses. Term licenses allow the customer to use the NavRisk software for a fixed period of time, generally 3 to 5 years, and at the conclusion of the term the customer must cease using the software or purchase a new license term. The customer does not receive any additional software during the license term. Under both perpetual and term licenses the customer can, at their discretion, elect to purchase related maintenance and support on an annual basis.

For software license arrangements that do not require significant modification or customization of the underlying software, revenue is recognized when the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, uncertainties regarding customer acceptance are resolved, collectibility is probable and persuasive evidence of an arrangement exists.

The Company considers a signed noncancelable license agreement, a customer purchase order, a customer purchase requisition, or a sales quotation signed by an officer of the customer to be persuasive evidence that an arrangement exits such that revenue can be recognized.

For software license arrangements that do require significant modification or customization of the underlying software, revenue is recognized based on contract accounting under the provisions of Accounting Research Bulletin (“ARB”) 45, Long-Term Construction Type Contracts and Statement of Position (“SOP”) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. This guidance is followed since contracts with customers purchasing the NavRisk application require significant configuration to the software and the configuration activities are essential to the functionality of the software. The Company is using the completed-contract method for revenue recognition as it has limited experience determining the accuracy of progress-to-completion estimates for installation hours and project milestones. Under the completed-contract method, revenue is recognized when the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, uncertainties regarding customer acceptance are resolved, collectibility is probable and persuasive evidence of an arrangement exists. When a contract is completed, revenue is recognized and deferred costs are expensed.

The Company’s customer contracts include multi-element arrangements that include a delivered element (a software license) and undelivered elements (such as maintenance and support and/or consulting). The value allocated to the undelivered elements is unbundled from the delivered element based on vendor-specific objective evidence (VSOE) of the fair value of the maintenance and support and/or consulting, regardless of any separate prices stated within the contract. VSOE of fair value is defined as (i) the price charged when the same element is sold separately, or (ii) if the element has not yet been sold separately, the price for the element established by management having the relevant authority when it is probable that the price will not change before the introduction of the element into the marketplace. The Company then allocates the remaining balance to the delivered element (a software license) regardless of any separate prices stated within the contract using the residual method as the fair value of all undelivered elements is determinable.

We defer revenue for any undelivered elements, and recognize revenue for delivered elements only when the fair values of undelivered elements are known, uncertainties regarding customer acceptance are resolved, and there are no customer-negotiated refund or return rights affecting the revenue recognized for delivered elements. If we cannot objectively determine the fair value of any undelivered element included in bundled software and service arrangements, we defer revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

An assessment of the ability of the Company’s customers to pay is another consideration that affects revenue recognition. In some cases, the Company sells to undercapitalized customers. In those circumstances, revenue recognition is deferred until cash is received, the customer has established a history of making timely payments or the customer’s financial condition has improved. Furthermore, once revenue has been recognized, the Company evaluates the related accounts receivable balance at each period end for amounts that we believe may no longer be collectible. This evaluation is largely done based on a review of the financial condition via credit agencies and historical experience with the customer. Any deterioration in credit worthiness of a customer may impact the Company’s evaluation of accounts receivable in any given period.

Revenue from support and maintenance activities, which consist of fees for ongoing support and unspecified product updates, are recognized ratably over the term of the maintenance contract, typically one year, and the associated costs are expensed as incurred. Consulting service arrangements are performed on a “best efforts” basis and are generally billed under time-and-materials arrangements. Revenues and expenses relating to providing consulting services are recognized as the services are performed.

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123(R), Share-Based Payment. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily with respect to transactions in which employee services are obtained in exchange for share-based payment. Statement 123(R) was adopted by the Company effective May 1, 2006 and the impact of Statement 123(R) is reflected in Note 3.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections – A Replacement of APB No. 20 and FAS No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 became effective for the Company in the first quarter of fiscal year 2007 and did not have a material impact on our financial position, cash flows or results of operations.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments – An Amendment of FAS Statements No. 133 and 150. SFAS No. 155 (a) permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (b) clarifies that certain instruments are not subject to the requirements of SFAS 133, (c) establishes a requirement to evaluate interests in securitized financial assets to identify interests that may contain an embedded derivative requiring bifurcation, (d) clarifies what may be an embedded derivative for certain concentrations of credit risk and (e) amends SFAS 140 to eliminate certain prohibitions related to derivatives on a qualifying special-purpose entity. SFAS No. 155 is required to be adopted in fiscal years beginning after September 15, 2006. We do not expect the adoption of this accounting pronouncement to have a material impact on our financial position, cash flows or results of operations.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation (“FIN”) No. 48 Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation will be effective for fiscal years beginning after December 15, 2006, and will be applicable for Unify in the first quarter of fiscal 2008. We are currently evaluating the impact of this Interpretation on our consolidated financial statements.

In September 2006, the SEC released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 provides interpretive guidance on the SEC’s views regarding the process of quantifying materiality of financial statement misstatements. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application for the first interim period of the same fiscal year is encouraged. We are currently evaluating the impact of adopting SAB 108 on our consolidated financial statements.

In March 2006, the FASB issued SFAS 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140, that applies to the accounting for separately recognized servicing assets and servicing liabilities. This statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not anticipate that the adoption of SFAS 156 will have an impact on its overall results of operations or financial position.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the impact of adopting SFAS 157 on our consolidated financial statements.

In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS 158). SFAS 158 requires companies to recognize the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability in their balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income, effective for fiscal years ending after December 15, 2006. SFAS 158 also requires companies to measure the funded status of the plan as of the date of its fiscal year-end, with limited exceptions, effective for fiscal years ending after December 15, 2008.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value at specified election dates. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact, if any, of SFAS 159 on our consolidated financial statements.

Comprehensive Income

Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, (“SFAS 130”) establishes standards for reporting and displaying comprehensive net income and its components in member’s equity. However, it has no impact on the Company’s net income as presented in these consolidated financial statements. SFAS 130 requires foreign currency translation adjustments to be included in comprehensive income. The components of accumulated other comprehensive income (loss) relate entirely to currency translation adjustments.

2. Purchase and Exchange Agreement with Halo Technology Holdings and Discontinued Operations

On March 14, 2006, the Company entered into an Agreement and Plan of Merger with Halo Technology Holdings Inc. (“Halo”). Under the terms of the merger agreement Halo would acquire all of the outstanding stock of Unify. On September 13, 2006, Halo and Unify entered into a Termination Agreement terminating the merger agreement.

On September 13, 2006, the Company entered into a Purchase and Exchange Agreement with Halo whereby Unify agreed to purchase all of the outstanding stock of Gupta Technologies LLC (“Gupta”) from Halo in exchange for (i) the Company’s Insurance Risk Management (“IRM”) division, (ii) the Company’s ViaMode software, (iii) $6,100,000 in cash, and (iv) the amount, if any, by which Gupta’s net working capital exceeds IRM’s net working capital at the close of the transaction. The Company’s acquisition of Gupta was consummated on November 20, 2006. Based on the preliminary results of an independent third party, the total purchase price for Gupta was $7.8 million. Gupta was founded in 1984 and is a leading producer of secure, small-footprint, embeddable databases and enterprise application development tools. The acquisition resulted in additional revenue and market share in the Company’s core markets and significantly enhances the distribution channels through which the Company’s products can be sold. Gupta is headquartered in Redwood Shores, California and has offices in Germany and the UK and has distributors and partners in more than 40 countries around the world. Gupta’s results of operations are included in the Company’s results from the date of acquisition, November 20, 2006, to January 31, 2007.

On November 20, 2006, the Company entered into various agreements with ComVest Capital LLC (“ComVest”) whereby ComVest, along with participation from Special Situations Funds, provided debt financing for the Gupta acquisition. The debt financing consisted of $5.35 million in convertible term notes and a revolver of up to $2.5 million. There are three tranches that comprise the convertible term notes, Tranche 1 is for $1,000,000, Tranche 2 is for $3,250,000 and Tranche 3 is for $1,100,000. The term loans have an interest rate of 11.25% and have repayment terms of 48 to 60 months. As part of the debt financing the Company provided the lenders with 3,350,000 warrants to purchase common stock. There are 1,000,000 warrants to purchase common stock at a price of $0.27 per share, 1,350,000 warrants at a price of $0.32 per share and 1,000,000 warrants at a price of $0.38 per share. The warrants have an expiration date of October 31, 2012. Additionally, the holder of the term notes may, at their option, upon written notice to Unify given at any time and from time to time from the date Unify has sufficient authorized, unissued and unreserved shares of common stock convert the outstanding principal and any accrued interest into shares of Unify common stock. Tranche 1 is convertible at $0.50 per common share and Tranches 2 and 3 are convertible at $1.00 per common share. Unify may require conversion of the convertible term notes if its common stock price closes at or above 160% of the applicable conversion price for 20 or more consecutive market days. The agreement provides for ComVest to have a security interest in substantially all of the Company’s assets.

Unaudited Pro Forma Financial Information

The unaudited financial information in the table below summarizes the combined results of the operations of Unify and Gupta, on a pro forma basis, as though the companies had been combined as of May 1, 2005. The pro forma information gives effect to the acquisition of Gupta and the sale of both the Company’s IRM division and its ViaMode Product. The pro forma information also assumes the financing raised in connection with the acquisition took place on May 1, 2005.

The unaudited pro forma financial information combines the historical results of Unify for the twelve months ended April 30, 2006 and the six months ended October 31, 2006 and, due to differences in our reporting periods, the historical results of Gupta for the twelve months ended June 30, 2006 and the six months September 30, 2006.

	Twelve months
	ended April 30,	Six months ended
(in thousands, except per share data)	2006	October 31, 2006
Total revenues	$21,600	$9,256
Net income	$1,320	$455
Basic net income per share	$0.05	$0.02
Diluted net income per share	$0.04	$0.02

The unaudited pro forma information is not necessarily indicative of the operational results or of the financial position that would have occurred if the acquisition had been consummated on the dates indicated, nor is it necessarily indicative of future operating results or financial position of the consolidated enterprise.

Acquisition Related Charges

Acquisition related charges totaled approximately $610,000 for the three and nine months ended January 31, 2007 and related entirely to the acquisition of Gupta on November 20, 2006. The charges consisted of integration-related professional services of $24,000, professional fees of $110,000, personnel related costs for transitional employees of $398,000 and stock-based compensation expenses of $78,000. Stock-based compensation included in acquisition related charges resulted from the acceleration of unvested options for IRM division employees that were terminated in conjunction with the sale of the IRM division to Halo.

Discontinued Operations

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results of Company’s IRM division and ViaMode software product have been reported as discontinued operations for the three and nine months ended January 31, 2007 and 2006, respectively. In addition, the assets and liabilities of the IRM division and the ViaMode software product have been reclassified as held for sale in the Balance Sheet at April 30, 2006. The divestitures of these businesses were made pursuant to the Company’s strategy to refocus on its core software development and embedded database products.

The IRM division sold and marketed the NavRisk application. The NavRisk application is a policy administration and underwriting software application used by underwriters, administrators and risk managers of risk pools, risk retention groups, captives and self-insured entities. ViaMode is a software and services solution that is used for driver performance management within the transportation industry. Both IRM and ViaMode’s historic revenues were the result of sales solely in North America. The IRM division was previously reported as a separate segment and ViaMode was included in the UBS-Americas segment. Operating results for the IRM division and ViaMode software product are summarized as follows (in thousands):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Revenue	$32	$428	$541	$986
Loss from discontinued operations	$(121)	$(617)	$(1,061)	$(1,099)

Assets and liabilities of the IRM division and the ViaMode product as of April 30, 2006 were as follows (in thousands):

April 30,
2006
Accounts receivable	$114
Other assets	200
Property and equipment, net	23
Intangibles, net	212
Goodwill	1,405
Total assets	$1,954

Accounts payable	$26
Other accrued liabilities	737
Accrued compensation and related expenses	105
Deferred revenue	416
Total liabilities	$1,284

Intangibles, net of amortization and goodwill disposed of in the divestiture of the IRM division amounted to $212,000 and $1,405,000, respectively. No amortization expense was recorded in the third quarter ended January 31, 2007, as the related assets were held for sale prior to their divestiture on November 20, 2006. The ViaMode software asset had no intangibles or goodwill associated with it.

3. Stock Compensation Information

Effective May 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, using the modified version of prospective application. Under this method, compensation expense includes the estimated fair value of equity awards vested during the reported period. Expense for equity awards vested is determined based on grant date fair value previously calculated for pro forma disclosures under SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of FASB Statement No. 123.” For the quarter and nine months ended January 31, 2007, equity-based compensation expense was comprised of the following (in thousands):

	Three Months Ended	Nine Months Ended
	January 31,	January 31,
	2007	2007
Cost of Sales	$-	$1
Product Development	–	5
Selling, General and Administrative	1	24
Total Equity-Based Compensation, Continuing Operations	1	30
Equity-Based Compensation, Discontinued Operations	3	32
Total Equity-Based Compensation	$4	$62

The cost above is expected to be recognized over a weighted-average period of 1.62 years.

The impact of equity-based compensation expense on net earnings and earnings per share for the three and nine months ended January 31, 2007, can be found in the pro forma table in this footnote. The Company currently estimates that equity-based compensation expense will reduce basic and diluted earnings per share in fiscal 2007 by less than $0.01. The following table shows remaining unrecognized compensation expense from continuing operations on a pre-tax basis related to all types of nonvested equity awards outstanding as of January 31, 2007. This table does not include an estimate for future grants that may be issued (amounts in thousands).

FYE
April 30,	Amount
Remainder of 2007	$12
2008	47
2009	38
2010	21
Total	$118

As permitted by SFAS No. 148, prior to the adoption of SFAS No. 123(R) the Company accounted for equity award expense under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, under which no compensation was recognized in the Company’s financial statements for the three and nine months ended January 31, 2006. In connection with the modified prospective method, disclosures made for periods prior to the adoption of SFAS No. 123(R) do not reflect restated amounts.

The following table presents equity-based compensation expense included in our financial statements for the three and nine months ended January 31, 2007 and 2006. The table illustrates the pro forma effects on net earnings and earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148, to equity-based compensation.

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Net loss as reported	$(898)	$(688)	$(1,838)	$(795)
Add: stock-based employee compensation included	4	—	62	—
in reported net loss
Less: stock-based employee compensation expense,
determined under fair value method for all awards	(4)	(24)	(62)	(213)
Pro forma net loss	$(898)	$(712)	$(1,838)	$(1,008)

Net loss per share (basic and diluted), as reported	$(0.03)	$(0.02)	$(0.06)	$(0.03)
Net loss per share (basic and diluted), pro forma	$(0.03)	$(0.02)	$(0.06)	$(0.03)

The Company continues to use the Black-Scholes option pricing model to estimate fair value of equity awards, which requires the input of highly subjective assumptions, including the expected stock price volatility. The Company’s calculations were made with the following weighted average assumptions for the three months ended January 31, 2007 and 2006, respectively: expected option life, 12 months following vesting; stock volatility of 195% and 233%; risk-free interest rates of 4.65% and 4.4% and no dividends during the expected term. Not all stock options that have been granted will be exercised. Accordingly, the Company’s calculation of equity-based compensation expense includes an adjustment for the estimated number of options that will be forfeited.

Under the 2001 Stock Option Plan (the “2001 Option Plan”), the Company may grant options to purchase up to 2,975,000 shares of common stock to eligible employees, directors, and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory stock options. Options granted under the 2001 Stock Option Plan generally vest over four years, are exercisable to the extent vested, and expire 10 years from the date of grant. Under the 1991 Stock Option Plan (the “1991 Option Plan”) which expired as of March 2001, the Company was able to grant options to eligible employees, directors and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory stock options. Options granted under the 1991 Option Plan generally vest over four years, are exercisable to the extent vested, and expire 10 years from the date of grant.

A summary of the Company’s stock option activity for the period ended January 31, 2007 is as follows:

			Weighted
		Weighted	average remaining	Aggregate
		average	contractual	intrinsic
	Shares	exercise price	term (in years)	value (1)
Outstanding at April 30, 2006	2,644,914	$0.82	6.60	$171,848
Granted	375,000	$0.27
Exercised	—	$-
Canceled or expired	(161,312)	$0.78
Outstanding at January 31, 2007	2,858,602	$0.75	6.32	$25,049

Exercisable at January 31, 2007	2,245,308	$0.86	5.52	$17,399

(1)	Aggregate intrinsic value is defined as the difference between the current market value and the exercise price and is estimated using the closing price of the Company’s common stock on the last trading day of the periods ended as of the dates indicated.

Total intrinsic value of awards exercised during the quarters ended January 31, 2007 and January 31, 2006 was $0 for both periods. The total fair value of awards vested during the quarters ended January 31, 2007 and January 31, 2006 was $130,002 and $30,773, respectively.

A summary of the Company’s nonvested stock option activity for the period ended January 31, 2007 is as follows:

		Weighted
		average fair
	Shares	value
Nonvested at April 30, 2006	777,792	$0.43
Granted	382,500	$0.27
Vested	(451,599)	$0.42
Canceled or expired	(80,778)	$0.56
Nonvested at January 31, 2007	627,915	$0.30

4. Goodwill and Intangible Assets

The following tables present details of the Company’s goodwill and intangible assets as of January 31, 2007 and April 30, 2006 (in thousands). The April 30, 2006 amounts relate entirely to the Company’s IRM division which was sold on November 20, 2006. The January 31, 2007 amounts relate entirely to the purchase of Gupta Technologies LLC on November 20, 2006. See Note 2:

	Gross		Net
	carrying	Accumulated	carrying	Estimated
January 31, 2007	amount	amortization	amount	useful life
Infinite Lives:
Goodwill	$6,342	$—	$6,342	—
Finite Lives:
Customer-related	1,500	(50)	1,450	5 years
Technology-based	1,050	(44)	1,006	4 years
Trademarks	300	(12)	288	4 years
Trade name	100	(17)	83	1 year
Total	$9,292	$(123)	$9,169

	Gross		Net
	carrying	Accumulated	carrying	Estimated
April 30, 2006	amount	amortization	amount	useful life
Infinite Lives:
Goodwill	$1,405	$—	$1,405	—
Finite Lives:
Technology-based	200	(83)	117	3 years
Customer-related	164	(69)	95	3 years
Total	$1,769	$(152)	$1,617

Acquired finite-lived intangibles are generally amortized on a straight line basis over their estimated useful life. The useful life of finite-lived intangibles is the period over which the asset is expected to contribute directly or indirectly to future cash flows of the Company. Intangible assets amortization expense for continuing operations for both the three months and nine months ended January 31, 2007, was $123,000 and was related entirely to the Gupta acquisition. Amortization expense for the fiscal year ended April 30, 2006, was $152,000 and was related entirely to the IRM division that was sold on November 20, 2006. The estimated future amortization expense related to intangible assets as of January 31, 2007, is as follows (in thousands):

Fiscal Year Ending April 30,	Amount
Remainder 2007	$184
2008	696
2009	638
2010	638
2011	496
2012	175
Total	$2,827

Goodwill at January 31, 2007, represents the excess of the Gupta purchase price over the sum of the amounts assigned to assets acquired less liabilities assumed. The Company believes the acquisition of Gupta will produce the following results:

  Increased Market Presence and Opportunities: The combination of the Company and Gupta should increase the combined company’s market presence and opportunities for growth in sales and earnings.

  Enhanced Product Mix: The complementary nature of the Company’s products with those of Gupta should benefit current customers of both companies and provide the combined company with the ability to access new customers.

  Operating Efficiencies: The combination of the Company and Gupta provides the opportunity for potential economies of scale and cost savings.

The Company believes these primary factors support the amount of goodwill recognized as a result of the purchase price for Gupta. Goodwill will be tested for impairment on an annual basis as of April 30, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach in accordance with FASB 142, Goodwill and Other Intangible Assets. The determination of goodwill and intangibles is based on the preliminary results of an independent valuation expert’s report. The preliminary results are subject to adjustment upon finalization of the valuation report which is expected to be completed by the end of the Company’s fourth quarter which ends April 30, 2007.

5. Credit Facility

On November 3, 2006, the Company’s revolving line of credit with Silicon Valley Bank expired and was not renewed. At the expiration the Company had no amounts outstanding on the line of credit.

On November 20, 2006, the Company entered into a revolving credit note agreement with ComVest Capital LLC. Under the terms of the agreement the Company can borrow up to $2.5 million. As of January 31, 2007, $2.25 million was outstanding on the revolver. The amount that can be borrowed under the revolver is based on the amount of eligible foreign and domestic accounts receivable outstanding. The revolver has an expiration date of November 30, 2010, and the Company incurs interest expense on funds borrowed at the prevailing prime rate plus 2.25% per annum (10.5% as of January 31, 2007).

6. Long-Term Debt

The Company’s debt consists of the following at January 31, 2007 and April 30, 2006 (in thousands):

	January 31,	April 30,
	2007	2006
Note payable to a financial institution repaid in September 2006	$—	$26
Note payable, bears no interest, payable in installments through March 15, 2007	99	—
Convertible notes payable to ComVest Capital LLC, interest rate of 11.25%,
payable in installments through October 31, 2011	5,350	—
Revolving note payable to ComVest Capital LLC, interest rate of prime plus 2.25%
and a maturity date of November 30, 2010	2,250
Capital leases payable, payable in monthly installments through June 2010	27	10
	7,726	36
Less current portion	(1,089)	(33)
	$6,637	$3

7. Other Long-Term Liabilities

In France, the Company is subject to mandatory employee severance costs associated with a statutory government regulated plan covering all employees. The plan provides for one month of severance for the first five years of service with an employer and one fifth of one year of severance for every one year of service thereafter. In order to receive their severance payment the employee may not retire before age 65 and must be employed at the time of retirement. The balance for severance obligations as of January 31, 2007, was $102,000 and the balance as of April 30, 2006, was $77,000. Included in other long-term liabilities also, as of January 31, 2007, is $15,000 for deferred rent.

8. Maintenance Contracts

The Company offers maintenance contracts to its customers at the time they enter into a product license agreement and renew those contracts, at the customers’ option, annually thereafter. These maintenance contracts are priced either as a percentage of the value of the related license agreement or as fixed dollar amount for the maintenance period. The specific terms and conditions of these initial maintenance contracts and subsequent renewals vary depending upon the product licensed and the country in which the Company does business. The maintenance contracts may provide the customer with unspecified product maintenance updates and customer support services or they may also include product upgrades as part of maintenance. Revenue from maintenance contracts is initially deferred and then recognized ratably over the term of the agreements.

Changes in the Company’s deferred maintenance revenue from continuing operations during the periods are as follows (in thousands):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Deferred maintenance revenue beginning balance	$1,790	$1,814	$2,820	$2,849
Deferred maintenance revenue recognized during period	(1,609)	(1,264)	(4,055)	(3,787)
Deferred maintenance revenue of new maintenance contracts	4,486	2,367	5,902	3,855
Deferred maintenance revenue ending balance	$4,667	$2,917	$4,667	$2,917

9. Comprehensive Loss

The Company’s total comprehensive loss for the periods shown was as follows (in thousands):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Net loss	$(898)	$(688)	$(1,838)	$(795)
Foreign currency translation loss	(29)	(2)	(25)	(49)
Total comprehensive loss	$(927)	$(690)	$(1,863)	$(844)

10. Loss Per Share

SFAS No. 128, Earnings per Share, requires a dual presentation of basic and diluted income per share (“EPS”). Basic EPS excludes dilution and is computed by dividing net income (loss) attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (e.g. warrants and common stock options) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded for the three-month period ended January 31, 2007 and 2006, and the nine-month periods ended January 31, 2007 and 2006, as their effect would be antidilutive. The following is a reconciliation of the numerators and denominators of the basic and diluted income per share computations for the periods indicated (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Net loss (Numerator):
Net loss, basic and diluted	$(898)	$(688)	$(1,838)	$(795)

Shares (Denominator):
Weighted average shares of common stock outstanding, basic	29,678	29,148	29,575	29,065
Effect of dilutive securities (stock options and warrants)	—	—	—	—
Weighted average shares of common stock outstanding, diluted	29,678	29,148	29,575	29,065

Per Share Amount:
Net loss per share, basic	$(0.03)	$(0.02)	$(0.06)	$(0.03)
Effect of dilutive securities	—	—	—	—
Net loss per share, diluted	$(0.03)	$(0.02)	$(0.06)	$(0.03)

Weighted average anti-dilutive stock options and warrants
excluded from diluted net loss per share	12,561	5,144	7,435	5,173

11. Segment Information

FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision maker is our Chief Executive Officer. We are organized geographically. While our Chief Executive Officer evaluates results in a number of different ways, our geographic structure is the primary basis for which the allocation of resources and financial results are assessed. The Company maintains two segments for the Unify Business Solutions (“UBS”) division that sells and markets application development software and related services. The segments are the Americas, which includes the Company’s international distributors, and Europe, including the UK, France, Germany and other direct European customers. The Company also previously maintained a reportable segment for its Insurance Risk Management (“IRM”) division. The IRM division sold and marketed the NavRisk application. In November 2006, the IRM division and the Company’s ViaMode software product were sold. In the tables below, the IRM division and the Company’s ViaMode software product comprise the amounts presented as discontinued operations.

Financial information for the Company’s reportable segments is summarized below (in thousands):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Total revenues:
Americas	$1,422	$1,292	$3,259	$4,622
Europe	1,888	702	3,975	2,201
Total revenues from continuing operations	3,310	1,994	7,234	6,823
Total revenues from discontinued operations	32	428	541	986
Total revenues	$3,342	$2,422	$7,775	$7,809

Operating Income (loss):
Americas	$(1,516)	$(299)	$(2,260)	$(654)
Europe	1,018	213	1,653	920
Total operating income (loss) from continuing operations	(498)	(86)	(607)	266
Total operating loss from discontinued operations	(121)	(617)	(1,061)	(1,099)
Total operating loss	$(619)	$(703)	$(1,668)	$(833)

Interest income	$4	$33	$40	$92

Total assets by segment were as follows (in thousands):

	January 31,	April 30,
	2007	2006
Assets:
Americas	$15,100	$4,218
Europe	3,051	2,179
Total assets of continuing operations	$18,151	$6,397
Assets held for sale	—	1,954
Total assets	$18,151	$8,351

Total intersegment revenues were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Intersegment revenues:
Americas	$175	$321	$701	$778
Europe	382	—	382	—
Total intercompany revenues	$557	$321	$1,083	$778

UNIFY FINANCIAL STATEMENTS
April 30, 2006

Report of Grant Thornton LLP, Independent Registered Public Accounting Firm

Board of Directors and Stockholders of Unify Corporation

We have audited the accompanying consolidated balance sheets of Unify Corporation as of April 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended April 30, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unify Corporation as of April 30, 2006 and April 30, 2005, and the results of its operations and its cash flows for the years ended April 30, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP
__________________________________
Reno, Nevada
July 26, 2006

UNIFY CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	April 30,	April 30,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$1,881	$3,675
Accounts receivable, net of allowance of $52 in 2006, and $195 in 2005	3,397	2,519
Accounts receivable-related party	76	92
Prepaid expenses and other current assets	499	656
Contracts in progress	200	-
Total current assets	6,053	6,942
Property and equipment, net	267	429
Other investments	214	214
Goodwill and intangible assets, net	1,617	1,739
Other assets, net of allowances of $246 in 2006, and $178 in 2005	200	166
Total assets	$8,351	$9,490

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$379	$739
Current portion of long term debt	33	102
Current portion of long term debt-related party	-	64
Other accrued liabilities	791	1,336
Accrued compensation and related expenses	878	721
Deferred revenue	3,296	3,220
Total current liabilities	5,377	6,182

Long term debt, net of current portion	3	31
Royalties payable	539	514
Accrued support obligations	120	124
Other long term liabilities	77	72
Commitments and contingencies	-	-

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares	-	-
issued or outstanding
Common stock, $0.001 par value; 40,000,000 shares authorized, 29,523,608	29	28
and 28,442,657 shares outstanding in 2006 and 2005
Additional paid-in capital	63,937	63,588
Accumulated other comprehensive income	19	73
Accumulated deficit	(61,750)	(61,122)
Total stockholders’ equity	2,235	2,567
Total liabilities and stockholders’ equity	$8,351	$9,490

See accompanying notes

UNIFY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Years Ended April 30,
	2006	2005
Revenues:
Software licenses	$5,535	$5,205
Services	5,714	6,098
Total revenues	11,249	11,303

Cost of Revenues:
Software licenses	448	336
Services	1,920	1,328
Total cost of revenues	2,368	1,664
Gross profit	8,881	9,639

Operating Expenses:
Product development	2,714	2,814
Selling, general and administrative	6,845	9,225
Write-down of other investments	-	-
Total operating expenses	9,559	12,039
Loss from operations	(678)	(2,400)
Other income (expense), net	50	44
Loss before income taxes	(628)	(2,356)
Provision for income taxes	-	8
Net loss	$(628)	$(2,364)

Net loss per share:
Basic	$(0.02)	$(0.09)
Diluted	$(0.02)	$(0.09)

Shares used in computing net loss per share:
Basic	29,015	27,777
Diluted	29,015	27,777

See accompanying notes

UNIFY CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share data)

				Note	Accumulated
			Additional	Receivable	Other		Total	Comprehensive
	Common Stock		Paid-in	from	Comprehensive	Accumulated	Stockholders'	Income
	Shares	Amount	Capital	Stockholder	Income (loss)	Deficit	Equity	(Loss)
Balances at April 30, 2004	27,273,920	$27	$63,205	$ -	$18	($58,758)	$4,492
Comprehensive loss
Net loss	-	-	-	-	-	(2,364)	(2,364)	($2,364)
Translation adjustments	-	-	-	-	55	-	55	55
Total comprehensive loss								($2,309)
Issuance of common stock	520,833	1	249	-	-	-	250
Cost related to private
placement	-	-	(93)	-	-	-	(93)
Issuance of common stock
warrants	-	-	3	-	-	-	3
Net exercise of common stock
warrants	68,016	-	-	-	-	-	-
Exercise of stock options	269,170	-	83	-	-	-	83
Issuance of common stock
under employee stock
purchase plan	268,162	-	101	-	-	-	101
Stock-based compensation	42,556	-	40	-	-	-	40
Balances at April 30, 2005	28,442,657	$28	$63,588	$ -	$73	($61,122)	$2,567
Comprehensive loss
Net loss	–	–	–	–	–	(628)	(628)	($628)
Translation adjustments	–	–	–	–	(54)	–	(54)	(54)
Total comprehensive loss								($682)
Issuance of common stock	442,636	1	172	–	–	–	173
Exercise of stock options	312,612	–	58	–	–	–	58
Issuance of common stock
under employee stock
purchase plan	210,300	–	62	–	–	–	62
Stock-based compensation	115,403	–	57	–	–	–	57
Balances at April 30, 2006	29,523,608	$29	$63,937	$0	$19	($61,750)	$2,235

See accompanying notes

UNIFY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended April 30,
	2006	2005
Cash flows from operating activities:
Net loss	($628)	($2,364)
Reconciliation of net loss to cash used in
operating activities:
Depreciation	189	186
Loss on disposal of property	19	-
Amortization	133	30
Fulfillment of support obligations	(159)	(99)
Employee stock based expense	119	40
Non employee stock based expense	173	3
Changes in operating assets and liabilities:
Accounts receivable	(930)	427
Prepaid expenses and other current assets	(62)	(123)
Accounts payable	(359)	138
Accrued compensation and related expenses	167	(113)
Other accrued liabilities	(350)	(296)
Deferred revenue	100	(196)
Net cash used in operating activities	(1,588)	(2,367)

Cash flows from investing activities:
Acquisition, net of cash acquired		(504)
Purchases of property and equipment	(47)	(208)
Decrease (increase) in other assets		4
Net cash used in investing activities	(47)	(708)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	58	92
Borrowings under debt obligations	1,494	1,681
Principal payments under debt obligations	(1,657)	(1,694)
Net cash provided by (used in) financing activities	(105)	79
Effect of exchange rate changes on cash	(54)	65
Net increase (decrease) in cash and cash equivalents	(1,794)	(2,931)
Cash and cash equivalents, beginning of year	3,675	6,606
Cash and cash equivalents, end of year	$1,881	$3,675

Supplemental noncash investing and financing activities:
Common stock issued in acquisition		$250

Supplemental cash flow information:
Cash received during the year for:
Interest	($98)	($42)
Income taxes	$—	($6)

See accompanying notes

UNIFY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and Summary of Significant Accounting Policies

The Company

Unify provides business automation software solutions, including applications for specialty markets within the insurance and transportation industries. Our solutions deliver a broad set of capabilities for automating business processes, integrating existing information systems and delivering collaborative information. Through our industry expertise and market leading technologies, we help organizations reduce risk, drive business optimization, apply governance, and increase customer and member services. Our customers are in a variety of industries, including insurance, financial services, healthcare, government, manufacturing and many other industries. Unify is headquartered in Sacramento, California and has offices in the United Kingdom and France.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

The functional currency of the Company’s foreign subsidiaries is their local currency. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at period-end exchange rates. Income and expense accounts are translated at average rates of exchange in effect during the reporting period. Foreign currency transaction gains or losses are included in other income, net. Foreign currency adjustments resulting from the translation process are excluded from net loss and recorded in other comprehensive loss.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations in recent years. In addition, the Company has used, rather than provided, cash in its operations.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management has taken steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue in existence. These steps include limiting staff additions, minimizing capital expenditures, timely billing and collection for services and products provided to customers, reducing variable expenses such as marketing and travel and maintaining access to other sources of cash via credit lines and capital markets.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the assessment of the carrying value of the other investments, valuation of goodwill and other intangible assets, valuation allowance for deferred taxes and the allowance for doubtful accounts for accounts, receivable, long-term receivables and notes receivable. Actual results could differ from these estimates.

Cash Equivalents

Cash equivalents are highly liquid investments with original maturities of three months or less when purchased and are stated at cost. Cash equivalents consist primarily of demand deposits with banks and money market funds.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term maturity of these instruments. Notes payable approximate fair value because the interest rates are tied to the prime rate.

Concentrations of Credit Risk and Credit Evaluations

Financial instruments potentially subjecting the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company places its cash and cash equivalents primarily with three financial institutions. The Company licenses its products principally to companies in the United States, Europe, and Japan and no single customer accounted for 10% or more of consolidated revenues in the year ended April 30, 2005. For the year ended April 30, 2006 the Company did have one customer that accounted for 12% of consolidated revenues.

The Company performs periodic credit evaluations of its customers and generally does not require collateral. Allowances are maintained for potential credit losses. International revenues include all our software license and service revenues from customers located outside North America. International revenues accounted for 63% and 65% of total revenues in fiscal years 2006 and 2005, respectively.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is established to ensure trade receivables are not overstated due to uncollectibility. Bad-debt reserves are maintained for all customers based on a variety of factors, including the length of time receivables are past due, significant one-time events and historical experience. Additional reserves for individual accounts are recorded when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. Following is a schedule that details activity for the allowance for doubtful accounts and the allowance for long-term accounts and notes receivable.

	Balance at	Charges (credits)		Transfers	Balance at
	Beginning	to Operating	Write-offs of	Between	End of
	of Period	Expenses	Accounts	Accounts	Period
	(In thousands)
Allowance for doubtful accounts receivable:
Year ended April 30, 2005	$175	$27	$(7)	$-	$195
Year ended April 30, 2006	195	(105)	(38)	-	52

Allowance for long-term accounts and notes
receivable – reflected in other assets:
Year ended April 30, 2005	$357	$-	$(179)	$-	$178
Year ended April 30, 2006	178	71	(3)	-	246

Other Investments

The Company carries other investments at the lower of cost or estimated fair value (Note 5).

Property and Equipment

Property and equipment are stated at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term.

Capitalized Software

Under the criteria set forth in Statement of Financial Accounting Standard No. 86 Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, capitalization of software development costs begins upon the establishment of technological feasibility of the product. With respect to the Company’s software development process, technological feasibility is established upon completion of a working model. To date, the Company’s products have been released shortly after reaching technological feasibility. Therefore, development costs incurred after completion of a working model and prior to general release have not been significant. Accordingly, no software development costs have been capitalized by the Company to date.

Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may be in excess of fair value or not recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

The Company periodically reevaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated useful lives of the long-lived assets. The criteria used for these evaluations include management’s estimate of the asset’s continuing ability to generate income from operations and positive cash flows in future periods.

Goodwill

Goodwill is the excess of cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is not amortized. Goodwill is tested for impairment on an annual basis as of April 30, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach. No impairment of goodwill has been identified during any of the periods presented (Note 6).

Intangible Assets

Intangible assets are amortized using the straight-line method over their estimated period of benefit, typically three years. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No impairments of intangible assets have been identified during any of the periods (Note 6).

Revenue Recognition

The Company generates revenue from software license sales and related services, including maintenance and support, and consulting services. The Company licenses its products to end user customers, independent software vendors (“ISVs”), international distributors and value added resellers (“VARs”). The Company’s contracts with ISVs, VARs and international distributors do not include special considerations such as rights of return, stock rotation, price protection, special acceptance or warranty provisions. With the exception of its NavRisk product, the Company recognizes revenue for software license sales in accordance with Statement of Position 97-2, Software Revenue Recognition. For the NavRisk product, the Company recognizes revenue for software licenses sales in accordance with Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts and Accounting Research Bulletin (“ARB”) 45, Long-Term Construction Type Contracts. The Company exercises judgment in connection with the determination of the amount of software and services revenue to be recognized in each accounting period. The nature of each licensing arrangement determines how revenues and related costs are recognized.

With the exception of the NavRisk software application, the Company’s products are generally sold with a perpetual license. The Company sells the NavRisk software under both perpetual and term licenses. Term licenses allow the customer to use the NavRisk software for a fixed period of time, generally 3 to 5 years, and at the conclusion of the term the customer must cease using the software or purchase a new license term. The customer does not receive any additional software during the license term. Under both perpetual and term licenses the customer can, at their discretion, elect to purchase related maintenance and support on an annual basis.

For software license arrangements that do not require significant modification or customization of the underlying software, revenue is recognized when the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, uncertainties regarding customer acceptance are resolved, collectibility is probable and persuasive evidence of an arrangement exists.

For arrangements of $10,000 or more, a signed noncancelable license agreement is required for revenue recognition. For arrangements that are less than $10,000 the Company considers a customer purchase order, a customer purchase requisition, or a sales quotation signed by an officer of the customer to be persuasive evidence that an arrangement exists such that revenue can be recognized.

For software license arrangements that do require significant modification or customization of the underlying software, revenue is recognized based on contract accounting under the provisions of Accounting Research Bulletin (“ARB”) 45, Long-Term Construction Type Contracts and Statement of Position (“SOP”) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. This guidance is followed since contracts with customers purchasing the NavRisk application require significant configuration to the software and the configuration activities are essential to the functionality of the software. The Company is using the completed-contract method for revenue recognition as it has limited experience determining the accuracy of progress-to-completion estimates for installation hours and project milestones. Under the completed-contract method, revenue is recognized when the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, uncertainties regarding customer acceptance are resolved, collectibility is probable and persuasive evidence of an arrangement exists. Project costs incurred for contracts in progress are deferred and reflected on the Balance Sheet as Contracts in Progress. When a contract is completed, revenue is recognized and deferred costs are expensed. The Company anticipates it will switch to the percentage-of-completion method to recognize NavRisk revenue when it is capable of accurately establishing progress-to-completion estimates for the NavRisk contracts.

The Company’s customer contracts include multi-element arrangements that include a delivered element (a software license) and undelivered elements (such as maintenance and support and/or consulting). The value allocated to the undelivered elements is unbundled from the delivered element based on vendor-specific objective evidence (VSOE) of the fair value of the maintenance and support and/or consulting, regardless of any separate prices stated within the contract. VSOE of fair value is defined as (i) the price charged when the same element is sold separately, or (ii) if the element has not yet been sold separately, the price for the element established by management having the relevant authority when it is probable that the price will not change before the introduction of the element into the marketplace. The Company then allocates the remaining balance to the delivered element (a software license) regardless of any separate prices stated within the contract using the residual method as the fair value of all undelivered elements is determinable.

We defer revenue for any undelivered elements, and recognize revenue for delivered elements only when the fair values of undelivered elements are known, uncertainties regarding customer acceptance are resolved, and there are no customer-negotiated refund or return rights affecting the revenue recognized for delivered elements. If we cannot objectively determine the fair value of any undelivered element included in bundled software and service arrangements, we defer revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

An assessment of the ability of the Company’s customers to pay is another consideration that affects revenue recognition. In some cases, the Company sells to undercapitalized customers. In those circumstances, revenue recognition is deferred until cash is received, the customer has established a history of making timely payments or the customer’s financial condition has improved. Furthermore, once revenue has been recognized, the Company evaluates the related accounts receivable balance at each period end for amounts that we believe may no longer be collectible. This evaluation is largely done based on a review of the financial condition via credit agencies and historical experience with the customer. Any deterioration in credit worthiness of a customer may impact the Company’s evaluation of accounts receivable in any given period.

Revenue from support and maintenance activities, which consist of fees for ongoing support and unspecified product updates, is recognized ratably over the term of the maintenance contract, typically one year, and the associated costs are expensed as incurred. Consulting service arrangements are performed on a “best efforts” basis and are generally billed under time-and-materials arrangements. Revenues and expenses relating to providing consulting services are recognized as the services are performed.

Warranties and Indemnification

The Company offers a limited warranty for product and service sales that generally provide the customer a sixty-day warranty period against defects. To date, the Company has not incurred any material costs as a result of such warranties and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.

The Company’s license agreements generally include certain provisions for indemnifying customers against liabilities if its product or services infringe upon a third-party’s intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.

Stock-Based Compensation

As permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) and Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (SFAS 148), the Company accounts for stock-based awards using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, Accounting For Stock Issued To Employees and related interpretations. As such, compensation is recorded on the measurement date, generally the date of issuance or grant, as the excess of the current estimated fair value of the underlying stock over the purchase or exercise price. Any deferred compensation is amortized over the respective vesting periods of the equity instruments, if any.

SFAS 123 requires the disclosure of pro forma net income (loss) and net income (loss) per share had the Company adopted the fair value method to account for its stock-based awards. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models which were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions. Such options differ significantly from the Company’s stock-based awards. These models require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company’s calculations are made using the Black-Scholes option pricing model, with the following weighted average assumptions: expected option life, 12 months following vesting; stock volatility, 207% in fiscal 2006 and 223% in fiscal 2005; risk-free interest rates, 4.3% in fiscal 2006 and 3.3% in fiscal 2005; and no dividends during the expected term. The Company’s calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur.

The following table illustrates the effect on net loss and net loss per share if Unify had applied the fair value recognition provisions of SFAS 123, to stock-based employee compensation (in thousands, except per share amounts):

	Year Ended April 30,
	2006	2005
Net loss as reported	($628)	($2,364)
Add: stock-based employee compensation included in reported net loss	119	40
Less: stock-based employee compensation expense, determined
under fair value method for all awards	(289)	(583)
Pro forma net loss	($798)	($2,907)
Net loss per share (basic and diluted), as reported	($0.02)	($0.09)
Net loss per share (basic and diluted), pro forma	($0.03)	($0.10)

Income Taxes

Deferred taxes are recorded for the difference between the financial statement and tax basis of the Company’s assets and liabilities and net operating loss carryforwards. A valuation allowance is recorded to reduce deferred tax assets to an amount whose realization is more likely than not. U.S. income taxes are not provided on the undistributed earnings of foreign subsidiaries as they are considered to be permanently invested.

Loss Per Share

Statement of Financial Accounting Standards No. 128, Earnings per Share, requires a dual presentation of basic and diluted income (loss) per share (“EPS”). Basic EPS excludes dilution and is computed by dividing net income attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (e.g. convertible preferred stock, warrants, and common stock options) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded for fiscal years 2006 and 2005 as their effect would be antidilutive.

Comprehensive Loss

Comprehensive loss includes net loss and comprehensive loss. The Company’s components of other comprehensive loss are gains and losses on foreign currency translation.

Segment Reporting

For fiscal 2006 and 2005, the Company had three reportable segments, the Americas and Europe, which are organized, managed and analyzed geographically and operate in the infrastructure software segment selling and marketing application development and data management software and related services and Insurance Risk Management division, which sells and markets the NavRisk application, was added as a result of the acquisition of Acuitrek (see Note 3).

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123R, Share-Based Payment. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily with respect to transactions in which employee services are obtained in exchange for share-based payment. Statement 123R is effective as of the beginning of the first fiscal year that begins after June 15, 2005. We have not completed the process of evaluating the impact that will result from adopting this pronouncement. The Company is therefore unable to disclose the impact that adopting FASB Statement 123R will have on its financial position and the results of operations when such statement is adopted.

In December 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. This statement addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. Provisions of this Statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 and were required to be adopted by the Company in the second quarter of fiscal 2006. The adoption of Statement 153 did not have a material impact on our financial position, cash flows or results of operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections – a replacement of APB No. 20 and FAS No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 is required to be adopted in fiscal years beginning after December 15, 2005.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments – an amendment of FAS Statements No. 133 and 150. SFAS No. 155 (a) permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (b) clarifies that certain instruments are not subject to the requirements of SFAS 133, (c) establishes a requirement to evaluate interests in securitized financial assets to identify interests that may contain an embedded derivative requiring bifurcation, (d) clarifies what may be an embedded derivative for certain concentrations of credit risk and (e) amends SFAS 140 to eliminate certain prohibitions related to derivatives on a qualifying special-purpose entity. SFAS No. 155 is required to be adopted in fiscal years beginning after September 15, 2006. We do not expect the adoption of this accounting pronouncement to have a material impact on our financial position, cash flows or results of operations.

In March 2006, the FASB issued SFAS 156, Acconting for Servicing of Financial Assets – an amendment of FASB Statement No. 140, that applies to the accounting for separately recognized servicing assets and servicing liabilities. This statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not anticipate that the adoption of SFAS 156 will have an impact on its overall results of operations or financial position.

In June 2006, the FASB issued Interpretation (“FIN”) No 48. Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact of the Interpretation on its financial statements.

Reclassifications

Certain items in the fiscal 2005 consolidated financial statements have been reclassified to conform to the fiscal 2006 presentation. These reclassifications had no effect on operating results or stockholders’ equity.

Note 2. Acquisition by Halo Technology Holding, Inc.

On March 14, 2006 the Company entered into an Agreement and Plan of Merger with Halo Technology Holdings Inc. (“Halo”) and UCA Merger Sub, Inc. (the “Merger Sub”), as amended on May 24, 2006 and July 5, 2006. Under the terms of the merger agreement Halo would acquire all of the outstanding stock of Unify as part of an all stock transaction valued at approximately $21.0 million based on Halo’s market valuation at the time the merger agreement was signed and $15.8 million based on Halo’s market valuation as of July 24, 2006. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Unify, with Unify surviving the merger as a wholly-owned subsidiary of Halo. In connection with the Merger Agreement, two shareholders of Unify representing approximately thirty-three percent (33%) of outstanding voting rights of Unify have executed stockholder agreements which, subject to limited exceptions, require these stockholders to vote their Unify shares in favor of the merger.

Under the terms of the Merger Agreement, which was approved by the boards of directors of each of Halo and Unify, each share of Unify’s common stock outstanding immediately prior to the merger will be converted into the right to receive .595 shares of common stock of Halo (the “Exchange Ratio”) unless Unify’s cash on hand at closing is less than $2.1 million. If Unify’s cash on hand at closing is less than $2.1 million, then the exchange ratio is subject to a downward adjustment in accordance with the Merger Agreement or alternatively, Halo may elect not to close the merger. The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

In addition, each outstanding option to purchase shares of common stock of Unify that has an exercise price of less than $1.00 per share shall become and represent an option to purchase the number of share of Halo common stock (rounded down to the nearest full share) determined by multiplying (X) the number of shares of Unify common shares subject to the option immediately prior to the effective time of the merger by (Y) the Exchange Ratio, at an exercise price per share of Halo common stock equal to dividing (A) the exercise price of the Unify option by (B) the Exchange Ratio, and rounding the result up to the nearest tenth of one cent. All other options to purchase Unify common stock shall be cancelled at the effective time of the merger. The Halo option issued in substitution of Unify options shall contain substantially the same terms and conditions as the applicable Unify options.

Each outstanding warrant to purchase shares of common stock of Unify shall become and represent a warrant to purchase the number of shares of Halo common stock (rounded down to the nearest full share) determined by multiplying (X) the number of shares of Unify common shares subject to the warrant immediately prior to the effective time of the merger by (Y) the Exchange Ratio. The exercise price for the Halo shares issued upon exercise of the Halo warrants issue in replacement of the Unify warrants shall be $1.356 per share. The Halo warrants issued in substitution of the Unify warrants shall contain substantially the same terms and conditions as the applicable Unify warrants.

The Merger Agreement includes representations and warranties regarding, among other things, Unify’s corporate organization and capitalization, the accuracy of its reports and financial statements filed under the Securities Exchange Act of 1934, as amended the (the “Exchange Act”), the absence of certain changes or events to Unify since January 31, 2006, and the receipt of a fairness opinion regarding the merger from the Company’s financial advisor. Similarly, Halo makes representations and warranties regarding, among other things, its corporate organization and capitalization and the accuracy of its reports and financial statements filed under the Exchange Act.

The Merger Agreement also includes covenants governing, among other things, Unify’s and Halo’s operations outside the ordinary course of business prior to the closing.

Consummation of the merger is subject to several closing conditions, including, among others, approval by a majority of Unify’s common shares entitled to vote thereon, holders of less than ten percent (10%) of Unify’s outstanding common stock exercising appraisal or dissenter’s rights, Halo receiving a new equity investment of at least $3.0 million, (in addition to any amounts invested by Special Situations Funds) Halo converting certain of its outstanding convertible debt into common stock of Halo or restructuring such debt, no material adverse change in the business or condition of either company prior to the effective date of the merger, and the effectiveness of a registration statement on Form S-4 to be filed by Halo, registering the shares of Halo common stock to be issued in the merger. In addition, the Merger Agreement contains certain termination rights allowing Unify, Halo or both parties to terminate the agreement upon the occurrence of certain conditions, including the failure to consummate the merger by September 30, 2006.

Note 3. Acquisition of Acuitrek

On February 2, 2005, the Company acquired all of the issued and outstanding equity securities of Acuitrek, Inc. Acuitrek Inc., is a software provider of policy administration and underwriting solutions for the public entity self insured and risk pools insurance market. The acquisition enabled the Company to access specialty vertical markets with its business process automation solutions. Under the terms of the agreement, Unify made an initial payment to the stockholders of $455,000 (which included 520,833 shares of Common Stock), and over the next three years has agreed to make retention-based earn-out payments of $1.1 million and potential performance-based earn-out payments, all to be paid with 50 percent cash and 50 percent Unify common stock (assuming profitability of the Acuitrek division). These payments will be recorded as compensation expense in accordance with EITF 95-8, accounting for contingent consideration paid to the shareholders of an acquired enterprise in a purchase business combination. Shares issuable in the future to the Sellers are based on the market value of the Unify common stock at the time of issuance. Unify has agreed to register the shares issuable under the Agreement pursuant to a Registration Rights Agreement with the former Acuitrek shareholders. Following is the opening balance sheet, including the purchase price allocation adjustments, for Acuitrek as of the acquisition date, February 2, 2005 (in thousands):

Current assets	$142
Property and equipment, net	27
Goodwill	1,070
Technology based intangible	200
Customer based intangible	164

Total assets	$1,603

Current liabilities	$512
Long-term liabilities	636
Shareholders’ equity	455

Total liabilities and shareholders’ equity	$1,603

The unaudited financial information in the table below summarizes the combined results of operations of Unify and Acuitrek, on a pro forma basis, as though the companies had been combined as of the beginning of each of the periods presented. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of each of the periods presented.

The unaudited pro forma financial information in fiscal 2005 combines the historical results for Unify for the year ended April 30, 2005, which includes the Acuitrek results for the three months ended April 30, 2005 and the historical results for Acuitrek for the nine months ended December 31, 2004. The unaudited pro forma financial information in fiscal 2004 combines the historical results for Unify for the year ended April 30, 2004 and the historical results for Acuitrek for the twelve months ended March 31, 2004.

Year ended April 30,
2005
Unaudited
(in thousands, except per share data)
Total revenues	$11,973
Net income (loss)	(2,568)
Basic net income (loss) per share	(0.09)
Diluted net income (loss) per share	(0.09)

Note 4. Property and Equipment

Property and equipment at April 30, 2006 and 2005 consisted of the following (in thousands):

	2006	2005
Equipment	$2,096	$3,111
Furniture and leasehold improvements	891	896
	2,987	4,007
Less accumulated depreciation and amortization	(2,720)	(3,578)
Property and equipment, net	$267	$429

Note 5. Other Investments

Other investments represent stock in closely held companies, which are accounted for under the cost method. The Company’s ownership interest in both Arango Software International, Inc. (“Arango”) and Unify Japan KK, is less than 15%.

At April 30, 2006 and 2005 other investments consisted of the following (in thousands):

	2006	2005
Arango Software International, Inc.	$175	$175
Unify Japan KK	39	39
	$214	$214

Unify Japan KK is a Japanese corporation that is a master distributor for the Company in Japan. Sales to Unify Japan KK in fiscal 2006 and 2005 were $0.3 million and $0.5 million, respectively. Accounts receivable from Unify Japan KK as of April 30, 2006 and 2005 were $76,144 and $92,485, respectively.

Note 6. Goodwill and Intangible Assets

The components of goodwill and intangible assets at April 30, 2006, are as follows (in thousands):

	Gross		Net
	carrying	Accumulated	carrying	Estimated
	amount	amortization	amount	useful life
Infinite Lives:
Goodwill	$1,405	$-	$1,405	-
Finite Lives:
Technology-based	200	(83)	117	3 years
Customer-related	164	(69)	95	3 years
Total	$1,769	$(152)	$1,617

Acquired finite-lived intangibles are generally amortized on a straight line basis over their estimated useful life. Intangible assets amortization expense was $121 thousand for fiscal 2006. The estimated future amortization expense related to intangible assets as of April 30, 2006 is as follows (in thousands):

April 30,	Amount
2007	$121
2008	91
Total	$212

Goodwill is tested for impairment on an annual basis as of April 30, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach in accordance with FASB 142, Goodwill and Other Intangible Assets. The impairment test performed as of April 30, 2006 indicated no impairment existed as of fiscal year end.

Note 7. Credit Facility

On May 24, 2006, the company extended the Silicon Valley Bank revolving line of credit. This credit facility was to expire June 4, 2006; however, it was extended until August 3, 2006. (Note 18).

The line of credit has a borrowing limit of $1 million. There were no amounts outstanding under the line of credit as of April 30, 2006. Based upon the amount of its eligible assets as of year end, the Company had available for borrowing $974,500 under the line. The line is secured by qualifying foreign and domestic accounts receivable. The Company incurs interest expense on funds used at the prevailing prime rate plus two percent per annum. The prime rate used in the determination of interest shall not be less than 4.0%.

In connection with the original revolving line of credit facility, the Company issued warrants to Silicon Valley Bank to purchase 115,385 shares of Company stock at a per share price of $0.39. The Company determined the fair value of the warrants using the Black-Scholes option pricing model with the following assumptions: volatility factor of 70%, risk free-interest rate of 2.1%, expected life of 10 years and no dividend yield. The fair value for the warrants totaling $34,600 was recorded as debt issuance costs and was amortized into interest expense over the one year term of the original credit facility. The warrants were exercised by Silicon Valley Bank during fiscal 2005 on a net basis.

Note 8. Long-Term Debt

The Company’s debt consists of the following at April 30, 2006 and April 30, 2005 (in thousands):

	April 30,	April 30,
	2006	2005
Unsecured note payable to a related party, due September 15, 2005 and
bears no interest	$-	$64
Notes payable to a financial institution, accruing interest at prime plus 2.0%, not to be less than 4% per annum (actual interest rate at April 30, 2006
was 10.25%), payable in monthly installments through October 2006	26	118
Capital lease payable, payable in monthly installments through August 2007	10	15
	36	197
Less current portion	(33)	(102)
Less current portion-related party	-	(64)
	$3	$31

Note 9. Other Long-Term Liabilities

As part of the Acuitrek acquisition (see Note 3), the Company assumed a royalty payable of $600,000 as established by the 2001 funded software development and license arrangement with Acuitrek’s first customer. A minimum royalty is payable in quarterly installments equal to two percent of all gross revenues received from the sale or licensing of the NavRisk product through June 11, 2011. Any remaining royalty balance as of June 11, 2011 shall become fully due and payable on such date. The Company accrued the estimated costs of providing future support and maintenance services for the support and maintenance contracts as of the acquisition date. The future support obligation periods ranged from less than a year to greater than twenty (20) additional years. The support obligation for periods greater than one year from April 30, 2006 is $120,000 and is reflected as accrued support obligations.

In France, the Company is subject to mandatory employee severance costs associated with a statutory government regulated plan covering all employees. The plan provides for one month of severance for the first five years of service with an employer and one fifth of one year of severance for every one year of service thereafter. In order to receive their severance payment the employee may not retire before age 65 and must be employed at the time of retirement. The balance as of April 30, 2006 and 2005 is $77,105 and $72,432, respectively and is reflected as other long term liabilities.

Note 10. Maintenance Contracts

The Company offers maintenance contracts to its customers at the time they enter into a product license agreement and renew those contracts, at the customers’ option, annually thereafter. These maintenance contracts are priced as a percentage of the value of the related license agreement. The specific terms and conditions of these initial maintenance contracts and subsequent renewals vary depending upon the product licensed and the country in which the Company does business. Generally, maintenance contracts provide the customer with unspecified product maintenance updates and customer support services. Revenue from maintenance contracts is initially deferred and then recognized ratably over the term of the agreements.

Changes in the Company’s deferred maintenance revenue during the periods are as follows (in thousands):

	Year Ended	Year Ended
	April 30,	April 30,
	2006	2005
Deferred maintenance revenue beginning balance	$2,849	$3,081
Deferred maintenance revenue recognized during period	(5,135)	(5,462)
Deferred maintenance revenue of new maintenance contracts	5,181	5,230
Deferred maintenance revenue ending balance	$2,895	$2,849

Note 11. Stockholders’ Equity

Preferred Stock

The Company may issue up to 5,000,000 shares of preferred stock in one or more series upon authorization by its board of directors. The board of directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock.

Stock Option Plan

Under the 2001 Stock Option Plan (the “2001 Option Plan”), the Company may grant options to purchase up to 2,975,000 shares of common stock to eligible employees, directors, and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory stock options. Options granted under the 2001 Stock Option Plan generally vest over four years, are exercisable to the extent vested, and expire 10 years from the date of grant. In fiscal year 2006, we granted 225,000 option shares on a four-year vesting schedule to the management team outside of the 2001 Stock Option Plan. Under the 1991 Stock Option Plan (the “1991 Option Plan”) which expired as of March 2001, the Company was able to grant options to eligible employees, directors and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory stock options. Options granted under the 1991 Option Plan generally vest over four years, are exercisable to the extent vested, and expire 10 years from the date of grant.

A summary of stock option activity is as follows:

		Weighted
		Average
	Number of	Exercise
	Shares	Price
Outstanding at April 30, 2004	2,972,555	$0.92
Granted (weighted average fair value of $0.41)	1,259,500	0.47
Exercised	(269,170)	0.31
Cancelled/expired	(1,120,505)	0.55
Outstanding at April 30, 2005	2,842,380	0.92
Granted (weighted average fair value of $0.31)	475,000	0.38
Exercised	(312,612)	0.35
Cancelled/expired	(359,854)	1.62
Outstanding at April 30, 2006	2,644,914	$0.82

Additional information regarding options outstanding at April 30, 2006 is as follows:

	Options Outstanding			Options Exercisable

		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life (Years)	Price	Outstanding	Price
$0.25 - 0.25	280,000	5.41	$0.25	280,000	$0.25
0.26 - 0.26	432,000	5.55	0.26	432,000	0.26
0.28 - 0.37	384,000	8.90	0.36	85,471	0.33
0.39 - 0.45	254,580	8.16	0.41	133,050	0.40
0.46 - 0.52	336,000	8.79	0.48	92,789	0.48
0.55 - 0.55	538,270	6.13	0.55	515,835	0.55
0.65 - 19.69	420,064	4.21	3.05	358,724	3.45

0.25 - 19.69	2,644,914	5.41	0.82	1,897,869	0.96

Options to purchase 1,937,173 shares at weighted average prices of $1.12 were exercisable at April 30, 2005. At April 30, 2006, there were 791,912 shares reserved for future grants under the Stock Option Plan.

Stock Purchase Plan

Under the 1996 Employee Stock Purchase Plan (the “Purchase Plan”), as amended effective November 15, 2001, eligible employees may purchase the Company’s common stock through payroll deductions of up to 15% of their base compensation. Offering periods under the Purchase Plan are of 24 months’ duration with purchases occurring every six months. Common stock is purchased for the accounts of participating employees at a price per share equal to the lower of (i) 85% of the fair market value of a share of common stock at the beginning of the offering period or (ii) 85% of the fair market value of a share of common stock on the date of purchase. At April 30, 2006, no shares were reserved for future issuance under the Purchase Plan as the plan expired on March 25, 2006. Prior to the Purchase Plan’s expiration the ability of employees to make purchases under the plan ceased effective December 1, 2005 when the Company suspended the plan as part of entering into a merger agreement to be acquired (Note 2).

Restricted Stock

On May 1, 2002, the Company established the 2002 Director Restricted Stock Plan (“Director Restricted Stock Plan”) as part of a compensation program designed to attract and retain independent members for our board of directors. The maximum aggregate number of shares of common stock that may be issued under the Director Restricted Stock Plan is 500,000. In May, each independent director is granted a fully vested restricted stock award for the number of shares which is equal to $10,000 divided by the fair market value of a share of stock at the award date. There were 115,403 and 42,556 shares awarded in fiscal 2006 and 2005 under this plan, respectively, leaving a balance of 19,313 shares reserved for future awards at April 30, 2006.

Private Placement

On April 26, 2004, the Company issued through a private placement 5,633,900 shares of common stock to a group of institutional investors at a price of $0.71 per share and 5-year warrants to purchase an aggregate of 2,253,560 shares of common stock at an exercise price of $0.90 per share. Net proceeds from the private placement were $3,696,000, net of estimated accrued costs of $304,000. The Company’s actual costs for the private placement were $397,000 which resulted in a further reduction of additional paid-in-capital of $93,000 during fiscal 2005.

Due to the initial issuance of shares in the acquisition of Acuitrek in February 2005 which caused the application of the anti-dilution provision of the warrants, the warrant exercise price has been adjusted to $0.89 per share and the total number of warrant shares purchasable on exercise of the warrants has increased to 2,272,715 shares. Under certain circumstances, where the closing bid price of a share of common stock equals or exceeds $1.80, appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of common stock, for 20 consecutive trading days commencing after the registration statement covering the warrants shares has been declared effective, the Company, upon 20 days’ prior written notice to the warrant holders within one business day immediately following the end of such 20 day trading period, may call the warrants for 25% of the shares of the common stock initially purchasable pursuant to the warrants at a redemption price equal to $0.01 per share of common stock then purchasable pursuant to the warrants. If the call conditions are met again during the 30 day period immediately after consummation of a previous call, the Company may once again call the warrants for an additional increment of 25% of the shares of common stock initially purchasable pursuant to the warrants or such less amount as shall then remain purchasable and in the same manner and subject to the same notice requirements as the initial call, until all of the shares have been called.

Note 12. Income Taxes

For fiscal 2006, the Company recorded no state, federal or foreign tax expense. For fiscal 2005, the Company recorded expenses of $8,000 for various taxes.

Loss before income taxes and provision for income taxes, which consisted solely of current tax expense, for the years ended April 30 were as follows (in thousands):

	2006	2005
Domestic	$(205)	$(1,670)
Foreign	(423)	(686)

Total loss before income taxes	$(628)	$(2,356)

Foreign taxes	$—	$—
Federal and state income taxes	—	8

Provision benefit for income taxes	$—	$8

The provision for income taxes for the years ended April 30, 2006 and 2005 differs from the amounts computed by applying the statutory U.S. federal income tax rate to pretax loss as a result of the following (in thousands):

	2006	2005
Computed tax benefit	$(214)	$(801)
Increases (reductions) in tax expense resulting from:
Decrease in valuation allowance for deferred tax assets	(15,560)	710
Expiration of net operating loss carryforwards	15,460	—
Other	314	99

Provision for income taxes	$—	$8

The Company provides deferred income taxes which reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at April 30 were as follows (in thousands):

	2006	2005
Deferred tax assets:
Non-current
Net operating loss carryforwards	$1,625	$16,603
Capital loss carryforward	1,724	1,724
Foreign tax credits	46	100
Current deferred tax assets (liabilities)
Deferred revenue	1,063	1,160
Allowance for losses on accounts receivable	39	50
Other	—	104
Reserves and other accruals	(206)	114

Total deferred tax assets	$4,291	$19,855
Valuation allowance	(4,291)	(19,855)

Net deferred tax assets	$—	$—

Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance decreased by $15.6 million in fiscal 2006 and increased by $0.7 million during fiscal 2005. At April 30, 2006, the Company had approximately $3.1 million in federal net operating loss carryforwards that begin to expire in fiscal year 2024 through 2026, approximately $3.8 million in state net operating loss carryforwards that expire in fiscal years 2014 to 2016, approximately $0.6 million in foreign net operating loss carryforwards that do not expire, approximately $4.0 million in capital loss carryforwards that expire in 2010 and approximately $46,000 in foreign tax credit carryforwards that expire in 2007. The Company’s ability to utilize these net operating loss carryforwards and credits may be subject to certain limitations in the event of a change in ownership.

Note 13. Other Income (Expenses)

Other income (expenses), net for the years ended April 30, consisted of the following (in thousands):

	2006	2005
Interest income	$109	$59
Interest expense	(11)	(26)
Foreign currency exchange loss	(48)	(3)
Other	—	14

Other income (expenses), net	$50	$44

Note 14. Earnings per Share

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years ended April 30 (in thousands except per share amounts):

	2006	2005
Net loss (Numerator):
Net loss, basic and diluted	$(628)	$(2,364)

Shares (Denominator):
Weighted average shares of common stock outstanding, basic	29,015	27,777
Effect of dilutive securities (stock options)	—	—

Weighted average shares of common stock outstanding, diluted	29,015	27,777

Per Share Amount:
Net loss per share, basic	$(0.02)	$(0.09)
Effect of dilutive securities	$—	$—

Net loss per share, diluted	$(0.02)	$(0.09)

Potentially dilutive securities that are not included in the diluted net loss calculation because they would be antidilutive are employee stock options of 2,645,000 and 2,842,000 as of April 30, 2006 and 2005, respectively, and common stock warrants of 2,273,000 as of April 30, 2006 and 2005.

Note 15. Related Party Transactions

Unify has an investment of less than 15% in Unify Japan KK who is the Company’s master distributor in Japan. Sales to Unify Japan KK in fiscal 2006 and 2005 were $0.3 million and $0.5 million, respectively. Accounts receivable from Unify Japan KK as of April 30, 2006 and 2005 were $76,144 and $92,485, respectively.

Transaction with an Officer

As part of the acquisition of Acuitrek (see Note 3), the Company assumed a note payable to a major stockholder of Acuitrek that was paid in full on July 12, 2005.

Note 16. Employee Retirement Plan

The Company maintains a 401(k) profit sharing plan (the “401(k) Plan”). Eligible employees may contribute up to 15% of their pre-tax annual compensation to the 401(k) Plan, subject to certain statutory limitations. The Company can, at its discretion, voluntarily match the participating employees’ contributions not to exceed 6% of each employee’s annual compensation. In fiscal years 2006 and 2005, the Company contributed $59,000 and $47,000, respectively, to the 401(k) Plan.

Note 17. Commitments and Contingencies

Operating Leases

The Company leases office space and equipment under non-cancelable operating lease arrangements expiring at various dates through fiscal 2010. Future minimum rental payments under these leases as of April 30, 2006 are as follows (in thousands):

Years Ending April 30,
2007	$1,010
2008	933
2009	75
2010	15

$2,033

Rent expense under operating leases was $1,038,398 and $1,117,127 for the years ended April 30, 2006 and 2005, respectively.

Litigation

The Company is subject to legal proceedings and claims that arise in the normal course of business. If such matters arise, the Company cannot assure that it would prevail in such matters, nor can it assure that any remedy could be reached on mutually agreeable terms, if at all. Due to the inherent uncertainties of litigation, were there any such matters, the Company would not be able to accurately predict their ultimate outcome. As of April 30, 2006, there were no current proceedings or litigation involving the Company that management believes would have a material adverse impact on its financial position, results of operations, or cash flows.

Note 18. Subsequent Events

On May 24, 2006, the Company extended the Silicon Valley Bank revolving line of credit. This credit facility was to expire June 4, 2006; however, it was extended until August 3, 2006 (see Notes 7 and 8). The agreement provides for a $1.0 million revolving line of credit and for term loans up to $250,000 for the purchase of qualifying equipment. The line of credit is secured by qualifying foreign and domestic accounts receivable and has a one-year term. The term loan is secured by purchased assets and is repaid over twenty four months. The Company will incur interest expense on the line of credit and the term loan at the prevailing prime rate plus 2.0% and 2.5% per annum, respectively. The prime rate used to determine the interest shall not be less than 4.0%.

Note 19. Segment Information

The Company maintained the two segments for the Unify Business Solution (“UBS”) division that sells and markets application development software and related services. The segments are the Americas, which includes the Company’s international distributors, and Europe, including the UK, France and other direct European customers. A third reportable segment was added as a result of the acquisition of Acuitrek in fiscal 2005 (see Note 3). This segment known as the Insurance Risk Management division sells and markets the NavRisk application.

Financial information for the Company’s reportable segments is summarized below (in thousands):

	2006	2005
Total net revenues:
UBS - Americas (1)	$5,108	$5,879
UBS - Europe (1)	5,253	5,410
Insurance Risk Management Division (2) (7)	888	14

Total net revenues	$11,249	$11,303

Operating income (loss):
UBS - Americas (3)	(968)	(2,829)
UBS - Europe	2,382	747
Insurance Risk Management Division (7)	(2,042)	(318)

Total operating income (loss)	(628)	(2,400)

Interest income (4)	109	59

Interest expense (4)	$11	$26

Identifiable assets:
UBS - Americas	$2,538	$1,786
UBS - Europe	2,179	2,518
Insurance Risk Management Division	1,115	1,721

Subtotal identifiable assets	5,832	6,025
Corporate assets (5)	3,749	5,205
Elimination of inter-company balances	(1,230)	(1,740)

Total assets	$8,351	$9,490

Depreciation expense (6)	$189	$186

Capital expenditures (6)	$47	$208
         ____________________

(1)	The Company allocates revenues to operating segments based on the location of the country where the license is installed or service is delivered. There were no transfers between segments during the periods presented. The accounting policies of the segments are the same as those described in Note 1.

(2)	Following the acquisition of Acuitrek, the Company entered into two contracts which required deferral of license revenue until customer acceptance. The April 2005 Balance Sheet reflects deferred revenue of $157,000 for these contracts.

(3)	Americas operating income (loss) is net of corporate product development and general and administrative expenses.

(4)	Interest income and interest expense were primarily attributable to corporate assets located in the Americas for the periods presented. Interest income and interest expense in the Americas and Europe were not significant in those periods.

(5)	Corporate assets are located in the Americas and consist primarily of cash equivalents, investments, purchased technology and related maintenance contracts, property and equipment and intercompany receivables from Europe.

(6)	The majority of the Company’s capital expenditures are incurred for product development (which occurs exclusively in the Americas) and for corporate infrastructure. Consequently, capital expenditures and depreciation expense were primarily attributable to the Americas in the periods presented.

(7)	Included in the Company’s third quarter filing for the quarter ended January 31, 2006 was $157,000 in revenue and $144,000 in expenses that have been reversed in the fourth quarter that ended April 30, 2006. The related contracts are being accounted for under the completed contract method and the associated revenue and expenses will be reflected by the Company in fiscal 2007.

Net revenues and long-lived assets by geographic area were as follows (in thousands):

	2006	2005
Total net revenues:
Americas	$3,266	$4,101
International Distributors	1,842	1,778

Subtotal Americas	5,108	5,879

United Kingdom	1,128	1,388
Central Europe - Germany, Benelux, Other	2,348	1,775
France	1,777	2,247

Subtotal Europe	5,253	5,410
Insurance Risk Management Division (1)	888	14

Total net revenues	$11,249	$11,303

Long-lived assets:
Americas	$46	$78
Europe	132	107
Insurance Risk Management Division	1,640	1,762
Corporate Assets	479	601

Total long-lived assets	$2,297	$2,548
____________________

(1)	Included in the Company’s third quarter filing for the quarter ended January 31, 2006 was $157,000 in revenue that was reversed in the fourth quarter that ended April 30, 2006. The related contracts are being accounted for under the completed contract method and the associated revenue will be reflected by the Company in fiscal 2007.

Note 20. Quarterly Results of Operations (Unaudited)

The following interim financial information presents the fiscal 2006 and 2005 results of operation on a quarterly basis:

	Quarter Ended

	July 31,	October 31,	January 31, (1)	April 30,
	(In thousands, except per share data)
Year ended 2006:
Total revenues	$2,726	$2,661	$2,422	$3,440
Gross margin	$2,260	$2,142	$1,693	$2,786
Net income (loss)	$(113)	$5	$(688)	$168
Net income (loss) per share, basic	$0.0	$0.0	$(0.02)	$0.01
Net income (loss) per share, diluted	$0.0	$0.0	$(0.02)	$0.01
Year ended 2005:
Total revenues	$2,733	$2,810	$2,987	$2,773
Gross margin	$2,286	$2,363	$2,540	$2,450
Net income (loss)	$(474)	$(634)	$(651)	$(605)
Net income (loss) per share, basic	$(0.02)	$(0.02)	$(0.02)	$(0.02)
Net income (loss) per share, diluted	$(0.02)	$(0.02)	$(0.02)	$(0.02)
____________________

(1)	Included in the Company’s third quarter filing for the quarter ended January 31, 2006 was $157,000 in revenue and $144,000 in expenses that have been reversed in the fourth quarter that ended April 30, 2006. The related contracts are being accounted for under the completed contract method and the associated revenue and expenses will be reflected by the Company in fiscal 2007.

GUPTA FINANCIAL STATEMENTS

Gupta Technologies, LLC

Consolidated Financial Statements

Contents
Page
Report of Independent Registered Public Accounting Firm	84

Audited Consolidated Financial Statements

Consolidated Balance Sheets as of June 30, 2006 and 2005	86

Consolidated Statements of Operations for the Year Ended June 30, 2006, Five Months Ended June 30, 2005
(Successor), One Month Ended January 31, 2005 and Year Ended December 31, 2004 (Predecessor)	87

Consolidated Statements of Member’s Equity for the Year Ended June 30, 2006, Five Months Ended June 30, 2005
(Successor), One Month Ended January 31, 2005 and Year Ended December 31, 2004 (Predecessor)	88

Consolidated Statements of Cash Flows for the Year Ended June 30, 2006, Five Months Ended June 30, 2005
(Successor), One Month Ended January 31, 2005 and Year Ended December 31, 2004 (Predecessor)	90

Notes to Consolidated Financial Statements	91

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of Gupta Technologies, LLC and subsidiaries (the “Successor” or “Company”) as of June 30, 2006 and 2005, and the related consolidated statements of operations, member’s equity and cash flows for the year ended June 30, 2006 and five months ended June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial statements referred to above present fairly, in all material respects, the financial position of Gupta Technologies, LLC and subsidiaries as of June 30, 2006 and 2005, and the results of their operations, member’s equity and cash flows for the year ended June 30, 2006 and five months ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York
January 10, 2007

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated statements of operations, member’s equity and cash flows of Gupta Technologies, LLC and subsidiaries (the “Predecessor” or the “Company”) for the one month ended January 31, 2005 and year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated statements referred to above present fairly, in all material respects, the results of operations, member’s equity and cash flows of Gupta Technologies, LLC and subsidiaries for the one month ended January 31, 2005 and year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York
January 10, 2007

Gupta Technologies, LLC

Consolidated Balance Sheets

	June 30, 2006	June 30, 2005
Assets
Current assets:
Cash and cash equivalents	$168,209	$572,664
Accounts receivable, net of allowances for doubtful accounts of $113,540 and $30,845, respectively	1,923,940	1,959,277
Due from Halo Technology Holdings, Inc.	1,017,627	—
Prepaid expenses and other current assets	303,263	341,659

Total current assets	3,413,039	2,873,600
Property and equipment, net	112,882	209,009
Other long-term assets	69,932	68,829
Intangible assets, net	13,864,183	15,678,735
Goodwill	1,855,264	7,055,264

Total assets	$19,315,300	$25,885,437

Liabilities and Member’s Equity
Current liabilities:
Accounts payable	$646,266	$476,436
Accrued compensation and related benefits	790,461	678,574
Other accrued liabilities	322,472	529,331
Due to Halo Technology Holdings, Inc.	—	61,000
Deferred revenue	3,928,937	3,162,442

Total current liabilities	5,688,136	4,907,783
Long-term deferred revenue	507,021	226,580
Other long-term liabilities	39,014	43,275

Total liabilities	6,234,171	5,177,638
Commitments and contingencies
Member’s equity	13,081,129	20,707,799

Total liabilities and member’s equity	$19,315,300	$25,885,437

See accompanying notes.

Gupta Technologies, LLC

Consolidated Statements of Operations

	Successor		Predecessor
	Year Ended	Five Months Ended	One Month Ended	Year Ended
	June 30, 2006	June 30, 2005	January 31, 2005	December 31, 2004
Revenue:
Products	$4,148,870	$2,699,106	$430,358	$6,847,490
Services	7,308,467	2,082,298	670,419	8,960,306

Total revenue	11,457,337	4,781,404	1,100,777	15,807,796
Cost of revenue:
Cost of products	176,354	83,293	11,654	214,536
Cost of services	863,686	396,487	71,402	885,151
Amortization of developed technology	443,253	184,691	32,950	395,400

Total cost of revenue	1,483,293	664,471	116,006	1,495,087

Gross margin	9,974,044	4,116,933	984,771	14,312,709
Operating expenses:
Selling, general and administrative	7,586,914	3,445,446	718,542	7,910,077
Selling, general and administrative incurred from related parties	4,777	—	1,279	106,578
Research and development	3,131,930	1,397,185	296,728	2,631,304
Depreciation and amortization	1,426,732	588,854	84,808	994,433
Goodwill impairment	5,200,000	—	—	—
Parent company charges	108,312	74,576	—	3,319,042

Total operating expenses	17,458,665	5,506,061	1,101,357	14,961,434

Loss from operations	(7,484,621)	(1,389,128)	(116,586)	(648,725)
Other income (expense):
Interest income	6,187	1,058	166	2,467
Foreign exchange gain (loss)	(70,161)	33,339	22,512	(62,094)
Other income (expense), net	(18,015)	(13,274)	586,951	15,990

Income (loss) before provision for income taxes	(7,566,610)	(1,368,005)	493,043	(692,362)
Provision for income taxes	170,669	97,944	1,704	287,675

Net income (loss)	$(7,737,279)	$(1,465,949)	$491,339	$(980,037)

See accompanying notes.

Gupta Technologies, LLC

Consolidated Statements of Member’s Equity

	Predecessor
	Member’s	Retained Earnings	Accumulated Other	Total Member’s
	Capital	(Accumulated Deficit)	Comprehensive Income (Loss)	Equity
Balance at January 1, 2004	$4,420,343	$(4,060,660)	$284,598	$644,281

Comprehensive loss:
Net loss	—	(980,037)	—	(980,037)
Unrealized gain from foreign currency translation:
Foreign currency translation adjustment - current period	—	—	111,577	111,577
Reclassification adjustment to statement of operations	—	—	9,439	9,439

			121,016	121,016

Comprehensive loss				(859,021)

Balance at December 31, 2004	4,420,343	(5,040,697)	405,614	(214,740)

Comprehensive income:
Net income	—	491,339	—	491,339
Unrealized loss from foreign currency translation:
Foreign currency translation adjustment - current period	—	—	(79,250)	(79,250)

Comprehensive income				412,089

Balance at January 31, 2005	$4,420,343	$(4,549,358)	$326,364	$197,349

See accompanying notes.

Gupta Technologies, LLC

Consolidated Statements of Member’s Equity (Continued)

	Successor
	Member’s	Retained Earnings	Accumulated Other	Total Member’s
	Capital	(Accumulated Deficit)	Comprehensive Income (Loss)	Equity
Balance at January 31, 2005	$4,420,343	$(4,549,358)	$326,364	$197,349

Purchase accounting adjustments	17,904,657	4,549,358	(326,364)	22,127,651
Comprehensive loss:
Net loss	—	(1,465,949)	—	(1,465,949)
Unrealized loss from foreign currency translation:
Foreign currency translation adjustment -current period	—	—	(151,252)	(151,252)

Comprehensive loss				(1,617,201)

Balance at June 30, 2005	22,325,000	(1,465,949)	(151,252)	20,707,799

Comprehensive loss:
Net loss	—	(7,737,279)	—	(7,737,279)
Unrealized gain from foreign currency translation:
Foreign currency translation adjustment -current period	—	—	75,791	75,791
Reclassification adjustment to statement of operations	—	—	34,818	34,818

			110,609	110,609

Comprehensive loss				(7,626,670)

Balance at June 30, 2006	$22,325,000	$(9,203,228)	$(40,643)	$13,081,129

See accompanying notes.

Gupta Technologies, LLC

Consolidated Statements of Cash Flows

	Successor		Predecessor
	Year Ended	Five Months Ended	One Month Ended	Year Ended
	June 30, 2006	June 30, 2005	January 31, 2005	December 31, 2004
Operating activities
Net income (loss)	$(7,737,279)	$(1,465,949)	$491,339	$(980,037)
Adjustments to reconcile net income (loss) to net cash provided by (used in)
operating activities:
Depreciation	55,433	17,479	6,533	55,133
Amortization of intangible assets	1,814,552	756,066	111,225	1,334,700
Goodwill impairment	5,200,000	—	—	—
Provision (recovery) of doubtful accounts	81,134	(35,288)	(11,078)	983
Loss on disposal of property and equipment	17,997	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(45,797)	593,732	813,756	(249,857)
Prepaid expenses and other assets	37,293	25,528	23,601	(196,502)
Accounts payable and accrued liabilities	70,597	(774,862)	296,589	1,270
Due to (from) parent company, net	(1,005,511)	(515,541)	(1,069,362)	192,565
Deferred revenue	1,046,936	1,413,855	(184,126)	(592,068)

Net cash provided by (used in) operating activities	(464,645)	15,020	478,477	(433,813)
Investing activities
Purchases of property and equipment	(49,549)	(35,937)	—	(83,633)
Proceeds from sale of property and equipment	1,689	—	—	—

Net cash used in investing activities	(47,860)	(35,937)	—	(83,633)
Effect of exchange rate changes on cash	108,050	(149,334)	(90,437)	135,576

Net increase (decrease) in cash and cash equivalents	(404,455)	(170,251)	388,040	(381,870)
Cash and cash equivalents at beginning of period	572,664	742,915	354,875	736,745

Cash and cash equivalents at end of period	$168,209	$572,664	$742,915	$354,875

Supplemental disclosures of cash flow information
Cash paid for income taxes	$167,891	$242,126	$—	$207,868

Cash paid for interest	$—	$—	$—	$11

See accompanying notes.

Gupta Technologies, LLC

Notes to Consolidated Financial Statements

1. Organization and Description of Business

At June 30, 2006, Gupta Technologies, LLC (“Gupta” or the “Company”) was a single member limited liability company, with 100% of its membership interests owned by Halo Technology Holdings, Inc (“Halo” or “Successor”) (OTC BB: HALO). Halo acquired Gupta (together with its subsidiaries) from Platinum Equity, LLC (“Platinum” or “Predecessor”) on January 31, 2005. Gupta and its wholly-owned subsidiaries, Gupta Technologies GmbH, a German corporation, and Gupta Technologies Ltd., a U.K. company continued as the surviving company after this transaction and became a wholly-owned subsidiary of Halo. Upon acquisition, purchase accounting adjustments were made to various accounts such as intangible assets, goodwill and deferred revenues to record the fair market value of the net assets acquired. As a result of this acquisition Halo changed the Company’s year-end from December 31 to June 30. On November 20, 2006, Gupta was acquired by Unify Corporation (“Unify”) (OTC BB: UNFY) (See Note 10).

Gupta develops, markets and supports software products that enable software programmers to create enterprise class applications, operating on either the Microsoft Windows or Linux operating systems that are used in large and small businesses and governmental entities around the world. Gupta’s products include a popular database application and a well-known set of application development tools. The relational database product allows companies to manage data closer to the customer, where capturing and organizing information is becoming increasingly critical. This product is designed for applications being deployed in situations where there are little or no technical resources to support and administer databases or applications. Gupta has headquarters in California, a regional office in Munich and sales offices in London and Paris.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less, when purchased, to be cash equivalents.

In addition, the Company typically maintains cash and cash equivalents at commercial banks. At times, bank account balances exceed FDIC insurance limits. Generally, the FDIC insures depositor funds up to $100,000.

Concentration of Credit Risk and Certain Other Risks

Financial instruments that subject the Company to concentrations of credit risk include trade receivables. The Company sells its products and services primarily to value-added resellers, independent software vendors and end-users on a worldwide basis. Credit is extended based on an ongoing evaluation of the customer’s financial condition and, generally, collateral is not required. The Company maintains allowances for potential credit losses based on management’s evaluation of the customer’s financial condition, past collection history and age of the accounts receivable balances. As of June 30, 2006 and 2005, the Company’s allowance for doubtful accounts was $113,540 and $30,845, respectively. Historically, losses have been within the range of management’s expectations.

Fair Value of Financial Instruments

At June 30, 2006 and 2005, the respective carrying values of the Company’s financial instruments, including receivables, accounts payable and accrued liabilities, approximated their fair values. The fair value estimates presented herein were based on market or other information available to management. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

Comprehensive Income

Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, (“SFAS 130”) establishes standards for reporting and displaying comprehensive net income and its components in member’s equity. However, it has no impact on the Company’s net income as presented in these consolidated financial statements. SFAS 130 requires foreign currency translation adjustments to be included in comprehensive income. The components of accumulated other comprehensive income (loss) relate entirely to currency translation adjustments.

Property and Equipment

Property and equipment was recorded at fair value when Halo acquired the Company. Significant renewals and betterments to property and equipment are capitalized and maintenance and repairs that do not improve or extend the lives of the assets are expensed as incurred. When assets are sold, replaced or otherwise retired, the cost and related accumulated depreciation or amortization is eliminated from the accounts in the year of disposal and the related gains and losses are included in income. Depreciation or amortization is computed on the straight-line method over three years, the estimated useful life of the assets.

Intangible Assets and Goodwill

Intangible assets are primarily comprised of customer relationships, developed technology, trade names and contracts. Goodwill represents acquisition costs in excess of the fair value of net assets of businesses acquired. In accordance with SFAS 142, “Goodwill and Other Intangible Assets,” goodwill and indefinite life intangible assets are no longer amortized; instead, they are tested for impairment on an annual basis. The Company assesses the impairment of identifiable intangibles and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Identified intangible assets as of June 30, 2006 and 2005 consisted of the following:

	Gross Carrying	Accumulated	Intangible
	Amount	Amortization	Assets, Net
June 30, 2006
Amortized intangible assets:
Contracts	$7,547,200	$1,069,186	$6,478,014
Customer relationships	6,165,800	873,487	5,292,313
Developed technology	2,284,100	627,944	1,656,156

Total amortized intangible assets	15,997,100	2,570,617	13,426,483
Unamortized intangible asset:
Trade names	437,700	—	437,700

Total intangible assets	$16,434,800	$2,570,617	$13,864,183

June 30, 2005
Amortized intangible assets:
Contracts	$7,547,200	$314,466	$7,232,734
Customer relationships	6,165,800	256,908	5,908,892
Developed technology	2,284,100	184,691	2,099,409

Total amortized intangible assets	15,997,100	756,065	15,241,035
Unamortized intangible asset:
Trade names	437,700	—	437,700

Total intangible assets	$16,434,800	$756,065	$15,678,735

Amortization expense of identified intangibles included the following for each of the periods presented:

	Successor		Predecessor
	Year Ended	Five Months Ended	One Month Ended	Year Ended
	June 30, 2006	June 30, 2005	January 31, 2005	December 31, 2004
Contracts	$754,720	$314,467	$—	$—
Customer relationships	616,579	256,908	78,275	939,300
Developed technology	443,253	184,691	32,950	395,400

	$1,814,552	$756,066	$111,225	$1,334,700

Amortization of intangible assets is computed using the straight-line method over the useful lives of the assets.

Estimated aggregate amortization expense for each of the next five years is as follows:

Year Ending
June 30,
2007	$1,815,000
2008	$1,729,000
2009	$1,610,000
2010	$1,610,000
2011	$1,610,000

Revenue Recognition

Revenue is derived from the licensing of software, maintenance contracts, training and other consulting services.

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended.

In arrangements that include rights to multiple software products and/or services, the Company allocates and defers revenue for the undelivered items, based on vendor-specific objective evidence of fair value, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items, as revenue. Vendor-specific objective evidence of fair value for undelivered elements of an arrangement is based upon the normal pricing and discounting practices for those products and services when sold separately. Vendor-specific objective evidence of fair value for maintenance contracts is additionally measured by the renewal rate offered to the customer. In arrangements in which the Company does not have vendor-specific objective evidence of fair value of maintenance, and maintenance is the only undelivered item, the Company recognizes the total arrangement fee ratably over the contractual maintenance term.

Software license revenue is recognized upon receipt of a purchase order and delivery of software, provided that the license fee is fixed or determinable; no significant production, modification or customization of the software is required; and collection is considered probable by management. For licensing of the Company’s software through its indirect sales channel, revenue is recognized when the distributor sells the software to its end-users, including value-added resellers. For licensing of software to independent software vendors, revenue is recognized upon shipment to the independent software vendors.

Service revenue for maintenance contracts is deferred and recognized ratably over the term of the agreement. Revenue from training and other consulting services is recognized as the related services are performed.

At June 30, 2006 and 2005, the Company recorded deferred revenue of $4,435,958 and $3,389,022, respectively, primarily for upfront customer payments on maintenance contracts and arrangements for which the Company is recognizing the total arrangement fee ratably over the contractual maintenance term.

Cost of Revenue

Cost of revenue includes costs related to product and service revenue and amortization of acquired developed technology. Cost of product revenue includes material, packaging, shipping and other production costs. Cost of service revenue includes salaries, benefits and overhead costs associated with employees providing maintenance and technical support, training and consulting services. Third-party consultant fees are also included in cost of service revenue.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the future discounted cash flows compared to the carrying amount of the asset. For the year ended June 30, 2006, the Company determined that approximately $5,200,000 of goodwill had been impaired due to a decrease in expected cash flows.

Income Taxes

The Company is a single member limited liability company and is treated as a disregarded entity for federal income tax purposes. Therefore, the Company is not liable for United States (“U.S.”) federal income taxes. As a limited liability company treated as a disregarded entity, the Company’s taxable income is included in the income tax returns of the member. However, some states do not recognize the disregarded entity status and, therefore, the Company will continue to be taxed as a C corporation in those states. Additionally, there are certain states in the U.S. that assess a fee against limited liability companies. Accordingly, for those states, the Company utilizes the liability method to determine the provision for income taxes.

The Company has or had foreign subsidiaries based in Australia, Mexico, the United Kingdom and Germany and is, therefore, responsible for paying certain foreign income taxes. As a result, there is an income tax provision of $170,669, $97,944, $1,704 and $287,675 for the year ended June 30, 2006, five months ended June 30, 2005, one month ended January 31, 2005 and year ended December 31, 2004, respectively.

Translation of Foreign Currency

The local currency is the functional currency for the Company’s international subsidiaries and as such, assets and liabilities are translated into U.S. dollars at period-end exchange rates. Income and expense items are translated at average exchange rates during the period. Any translation adjustments resulting from this process are shown as a separate component of accumulated other comprehensive income (loss). Gains and losses resulting from foreign currency transactions are included in income currently. In the event of sale or complete or substantial liquidation of an investment in a foreign entity, the foreign currency translation adjustment related to that entity is reclassified from comprehensive income to the statement of operations for that period.

Shipping and Handling Costs

Costs to ship products from the Company’s warehouse facilities to customers are recorded as a component of cost of revenue in the consolidated statement of operations.

Advertising Expense

The Company expenses the costs of advertising when incurred. Advertising expenses were $527,716, $221,281, $23,545 and $250,534 for the year ended June 30, 2006, five months ended June 30, 2005, one month ended January 31, 2005 and year ended December 31, 2004, respectively.

Research and Development and Software Development Costs

Research and development expenses are charged to operations as incurred. Research and development expenses were $3,131,930, $1,397,185, $296,728 and $2,631,304 for the year ended June 30, 2006, five months ended June 30, 2005, one month ended January 31, 2005 and year ended December 31, 2004, respectively. Software development costs which are required to be capitalized pursuant to Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed , have been insignificant.

New Accounting Pronouncements

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections,” that applies to all voluntary changes in accounting principle. This statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 will be effective for the fiscal year ending June 30, 2007. The Company does not anticipate that the adoption of SFAS 154 will have an impact on its overall results of operations or financial position.

In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” that allows a preparer to elect fair value measurement at acquisition, at issuance or when a previously recognized financial instrument is subject to a remeasurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. It also eliminates the exemption from applying Statement 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not anticipate that the adoption of SFAS 155 will have an impact on the its overall results of operations or financial position.

In March 2006, the FASB issued SFAS 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140,” that applies to the accounting for separately recognized servicing assets and servicing liabilities. This statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not anticipate that the adoption of SFAS 156 will have an impact on its overall results of operations or financial position.

In September 2006, the FASB issued SFAS 157, “Fair Value Measures.” SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. However, it does not apply to SFAS 123(R). This statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. The Company is currently evaluating the effect, if any, of SFAS 157 on its financial statements.

3. Property and Equipment

At June 30, 2006 and 2005, property and equipment consisted of the following:

	June 30, 2006	June 30, 2005
Computer equipment	$127,655	$96,757
Furniture and fixtures	50,774	54,322
Software	10,586	2,154
Construction in progress	—	75,934

	189,015	229,167
Accumulated depreciation and amortization	(76,133)	(20,158)

Property and equipment, net	$112,882	$209,009

4. Other Accrued Liabilities

At June 30, 2006 and 2005, other accrued liabilities consisted of the following:

	June 30, 2006	June 30, 2005
Accrued professional fees	$83,299	$95,341
Accrued vendor costs	45,886	229,750
Accrued income and local taxes	86,020	107,504
Other accrued expenses	107,267	96,736

	$322,472	$529,331

5. Related Party Transactions

Parent Company Charges

The Company was party to management agreements with Platinum and Halo that require Platinum and Halo to provide the Company with financial, management and strategic services. Under Halo, the Company incurred management fees of $108,312 and $74,576 for the year ended June 30, 2006 and five months ended June 30, 2005, respectively. Under Platinum, the Company incurred management fees of $0 and $3,319,042 for the one month ended January 31, 2005 and year ended December 31, 2004, respectively.

Expenses incurred by Halo on behalf of the Company were $4,777 and $0 for the year ended June 30, 2006 and five months ended June 30, 2005, respectively. Expenses incurred by Platinum on behalf of the Company were $537 and $99,449 for the one month ended January 31, 2005 and year ended December 31, 2004, respectively. Such expense reimbursements are recorded in general and administrative expenses incurred from affiliates in the accompanying consolidated statements of operations.

At June 30, 2006, the Company had $1,017,627 due from Halo for intercompany loans offset by such management fees and expense reimbursements.

6. Gupta Technologies, LLC Acquisition

On January 31, 2005, Halo completed the acquisition of Gupta. The Board of Directors of Halo agreed to purchase Gupta because it fit the profile of the type of companies that is necessary for them to create a sustainable, profitable company.

The purchase price for Gupta was $21,000,000, plus transaction costs of $1,325,000. The purchase price allocation is as follows:

Cash	$742,915
Accounts receivable	2,489,517
Other current assets	393,126
Fixed assets	161,345
Intangibles	16,434,800
Goodwill	7,055,264
Other assets	71,093
Accounts payable and accrued expenses	(3,047,893)
Deferred revenue	(1,975,167)

$22,325,000

The purchase of Gupta resulted in approximately $7,055,000 of goodwill. Halo’s management believed that the acquired goodwill was justified because of Gupta’s position in the marketplace and expected increased cash flows to the Company. The Company expects the goodwill will be deductible for income tax purposes. For the year ended June 30, 2006, the Company recognized an impairment of goodwill of $5,200,000 (see Note 2).

7. Commitments and Contingencies

Legal Proceedings

The Company is currently involved in legal proceedings related to employment matters, customer relationships and other claims. In accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” the Company has made accruals with respect to these matters, where appropriate, which are reflected in the Company’s consolidated financial statements. The Company may enter into discussions regarding settlement of these matters, and may enter into settlement agreements, if it believes settlement is in the best interests of the Company. The matters discussed below, if decided adversely to or settled by the Company, individually or in the aggregate, may result in a liability material to the Company’s financial condition or results of operations.

Following their termination, two former employees in the Company’s German subsidiary filed unfair dismissal claims. One claim was filed on December 28, 2005 and the other was filed on May 4, 2006. Potential settlements for these claims are expected to have a material impact on the Company’s consolidated financial statements.

On March 24, 2006, the Company entered into a twelve-month distribution agreement with Xtura B.V. (“Xtura”) whereby Xtura would distribute the Company’s products. In August 2006, the Company filed a claim in the amount of approximately $100,000 against Xtura for not making payments for products it distributed under the agreement. To date, the Company’s claim has not been disputed and the Company fully intends to pursue the collection of unpaid amounts. As a result of Xtura’s failure to make payments under the agreement, the Company terminated the agreement. Xtura has claimed the termination was invalid and has asserted a damage claim against the Company in the amount of approximately $385,000. No legal basis for the damage claim has been shown by Xtura to date. The Company cannot reasonably estimate the possible loss or range of loss, if any, which may arise from this claim. The Company believes it has meritorious defenses against Xtura’s claim and will continue vigorously to defend itself.

The Company is subject to certain other asserted claims arising in the ordinary course of business. The Company intends to vigorously assert its rights and defend itself in any litigation that may arise from such claims. While the ultimate outcome and resolution of these matters could affect the results of operations in future periods, and while there can be no assurance with respect thereto, management believes after final disposition, any financial impact to the Company would not be material to the Company’s consolidated financial position, results of operations and cash flows.

The Company has made an assessment for the exposure of the above claims for approximately $375,000 and is included in the June 30, 2006 consolidated financial statements.

Leases

The Company has operating leases for certain office facilities and equipment. Rental expense for the year ended June 30, 2006, five months ended June 30, 2005, one month ended January 31, 2005 and year ended December 31, 2004 were approximately $386,000, $172,000, $29,000 and $412,000, respectively. Future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of June 30, 2006, are as follows:

Year Ending June 30,
2007	$303,000
2008	134,000
2009	115,000
2010	85,000

Total minimum lease payments	$637,000

8. Employee Benefits

The Company maintains a qualified defined contribution plan for the benefit of all employees. The Company’s plan was part of Platinum’s defined contribution plan for the one month ended January 31, 2005 and year ended December 31, 2004 and is part of Halo’s defined contribution plan for the periods thereafter. These plans have the same terms except for differences in vesting periods. Under both plans, participants may contribute any portion of their disposable income up to the annual limitations imposed by Section 402 of the Internal Revenue Code. The Company matches participant contributions at the rate of 50% of the first 6% of salary contributed. The Company’s total contribution to the plan was $86,332, $35,397, $8,815 and $91,383 for the year ended June 30, 2006, five months ended June 30, 2005, one month ended January 31, 2005 and year ended December 31, 2004, respectively.

9. Geographic Information

The Company sells its products to customers primarily through direct sales to independent software vendors and end-users in North America and through distributors and value added resellers in the rest of the world. For the year ended June 30, 2006, five months ended June 30, 2005, one month ended January 31, 2005 and year ended December 31, 2004, the geographic breakdown of revenue was as follows:

	Successor
	Year Ended June 30, 2006
	Product	Service	Total
North America	$831,085	$2,371,557	$3,202,642
Europe, Africa and the Middle East	2,727,606	4,285,969	7,013,575
Asia Pacific	470,527	486,929	957,456
Latin America	119,652	164,012	283,664
Total	$4,148,870	$7,308,467	$11,457,337

	Five Months Ended June 30, 2005
	Product	Service	Total
North America	$1,161,168	$664,445	$1,825,613
Europe, Africa and the Middle East	1,284,443	1,228,744	2,513,187
Asia Pacific	176,991	139,180	316,171
Latin America	76,504	49,929	126,433
Total	$2,699,106	$2,082,298	$4,781,404

	Predecessor
	One Month Ended January 31, 2005
	Product	Service	Total
North America	$127,538	$255,469	$383,007
Europe, Africa and the Middle East	282,516	361,831	644,347
Asia Pacific	13,748	40,073	53,821
Latin America	6,556	13,046	19,602
Total	$430,358	$670,419	$1,100,777

	Year Ended December 31, 2004
	Product	Service	Total
North America	$1,832,330	$3,263,782	$5,096,112
Europe, Africa and the Middle East	4,238,583	4,904,882	9,143,465
Asia Pacific	582,009	613,425	1,195,434
Latin America	194,568	178,217	372,785
Total	$6,847,490	$8,960,306	$15,807,796

One customer, a distributor, accounted for 22%, 25%, 23% and 20% of the Company’s revenue for the year ended June 30, 2006, five months ended June 30, 2005, one month ended January 31, 2005 and year ended December 31, 2004, respectively. The same customer accounted for 14% and 23% of accounts receivable at June 30, 2006 and 2005, respectively.

10. Subsequent Event

On September 13, 2006, Halo and Unify entered into a Purchase and Exchange Agreement (the “Purchase Agreement”). The Purchase Agreement was amended on November 20, 2006 (the “Amendment”). On November 20, 2006, the transactions under the Purchase Agreement (as amended by the Amendment) closed. Halo sold Gupta to Unify in exchange for (i) Unify’s risk management software and solution business as conducted by Unify through its Acuitrek, Inc. subsidiary (“Acuitrek”) and its Insurance Risk Management division including, without limitation, the Acuitrek business and the NavRisk product (the “NavRisk Business”), (ii) Unify’s ViaMode software product and related intellectual property rights (the “ViaMode Product”), (iii) $6,100,000 in cash, of which Halo had received $500,000 as a deposit (the “Deposit”) upon execution of the Purchase Agreement, and (iv) the amount by which the Gupta Net Working Capital exceeds the NavRisk Net Working Capital, which is currently under negotiation (as such terms are defined in the Purchase Agreement, the “Working Capital Adjustment”).

GUPTA FINANCIAL STATEMENTS

Gupta Technologies, LLC

Unaudited Consolidated Financial Statements

Gupta Technologies, LLC
Unaudited Consolidated Condensed Balance Sheet
(amounts in thousands)

September 30,
2006
ASSETS
Current assets:
Cash and cash equivalents	$149
Accounts receivable, net	1,544
Due from Halo Technology Holdings, Inc.	1,434
Prepaid expenses and other current assets	282
Total current assets	3,409
Property and equipment, net	102
Goodwill and intangible assets, net	15,347
Other assets, net	70
Total assets	$18,928

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable	$835
Current portion of long-term debt	6
Other accrued liabilities	1,084
Deferred revenue	3,288
Total current liabilities	5,213

Other long-term liabilities	437
Commitments and contingencies	-
Member's equity	13,278
Total liabilities and member's equity	$18,928

See accompanying notes

Gupta Technologies, LLC
Unaudited Consolidated Condensed Statements of Operations
(amounts in thousands)

	Three Months Ended
	September 30,
	2006	2005
Revenues:
Software licenses	$923	$1,230
Services	1,806	1,691
Total revenues	2,729	2,921

Cost of Revenues:
Software licenses	$133	$45
Services	126	236
Total cost of revenues	259	281
Gross profit	2,470	2,640

Operating Expenses:
Product development	$661	$870
Selling, general and administrative	1,642	2,404
Total operating expenses	2,303	3,274
Income (loss) from operations	167	(634)
Other income (expense), net	(9)	4
Income (loss) before provision for income taxes	158	(630)
Provision for income taxes	31	51
Net income (loss)	$127	$(681)

See accompanying notes

Gupta Technologies, LLC
Unaudited Consolidated Condensed Statements of Cash Flows
(Amounts in thousands)

	For the Three Months
	Ended September 30,
	2006	2005
Operating activities:
Net income (loss)	$127	$(681)

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	385	466
Changes in operating assets and liabilities:
Accounts receivable	489	(12)
Prepaids and other	1	9
Accounts payable, accrued liabilities and deferred compensation payable	136	168
Deferred revenue	(749)	343
Intercompany	(416)	(526)

Net cash used in operating activities	(26)	(234)

Investing activities:
Purchases of property and equipment	-	(18)
Net cash used in investing activities	-	(18)

Effect of exchange rates on cash	8	36
Cash and cash equivalents at beginning of period	168	573
Cash and cash equivalents at end of period	$149	$358

See accompanying notes

Gupta Technologies, LLC

Notes to Unaudited Consolidated Condensed Financial Statements

1. Organization and Description of Business

At September 30, 2006, Gupta Technologies, LLC (“Gupta” or the “Company”) was a single member limited liability company, with 100% of its membership interests owned by Halo Technology Holdings, Inc (“Halo” or “Successor”) (OTC BB: HALO). Halo acquired Gupta (together with its subsidiaries) from Platinum Equity, LLC (“Platinum” or “Predecessor”) on January 31, 2005. Gupta and its wholly-owned subsidiaries, Gupta Technologies GmbH, a German corporation, and Gupta Technologies Ltd., a U.K. company continued as the surviving company after this transaction and became a wholly-owned subsidiary of Halo. Upon acquisition, purchase accounting adjustments were made to various accounts such as intangible assets, goodwill and deferred revenues to record the fair market value of the net assets acquired. As a result of this acquisition Halo changed the Company’s year-end from December 31 to June 30. On November 20, 2006, Gupta was acquired by Unify Corporation (“Unify”) (OTC BB: UNFY).

Gupta develops, markets and supports software products that enable software programmers to create enterprise class applications, operating on either the Microsoft Windows or Linux operating systems that are used in large and small businesses and governmental entities around the world. Gupta’s products include a popular database application and a well-known set of application development tools. The relational database product allows companies to manage data closer to the customer, where capturing and organizing information is becoming increasingly critical. This product is designed for applications being deployed in situations where there are little or no technical resources to support and administer databases or applications. Gupta has headquarters in California, a regional office in Munich and sales offices in London and Paris.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less, when purchased, to be cash equivalents.

In addition, the Company typically maintains cash and cash equivalents at commercial banks. At times, bank account balances exceed FDIC insurance limits. Generally, the FDIC insures depositor funds up to $100,000.

Concentration of Credit Risk and Certain Other Risks

Financial instruments that subject the Company to concentrations of credit risk include trade receivables. The Company sells its products and services primarily to value-added resellers, independent software vendors and end-users on a worldwide basis. Credit is extended based on an ongoing evaluation of the customer’s financial condition and, generally, collateral is not required. The Company maintains allowances for potential credit losses based on management’s evaluation of the customer’s financial condition, past collection history and age of the accounts receivable balances. Historically, losses have been within the range of management’s expectations.

Fair Value of Financial Instruments

At September 30, 2006, the respective carrying values of the Company’s financial instruments, including receivables, accounts payable and accrued liabilities, approximated their fair values. The fair value estimates presented herein were based on market or other information available to management. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

Comprehensive Income

Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, (“SFAS 130”) establishes standards for reporting and displaying comprehensive net income and its components in member’s equity. However, it has no impact on the Company’s net income as presented in these consolidated condensed financial statements. SFAS 130 requires foreign currency translation adjustments to be included in comprehensive income. The components of accumulated other comprehensive income (loss) relate entirely to currency translation adjustments.

Property and Equipment

Property and equipment was recorded at fair value when Halo acquired the Company. Significant renewals and betterments to property and equipment are capitalized and maintenance and repairs that do not improve or extend the lives of the assets are expensed as incurred. When assets are sold, replaced or otherwise retired, the cost and related accumulated depreciation or amortization is eliminated from the accounts in the year of disposal and the related gains and losses are included in income. Depreciation or amortization is computed on the straight-line method over three years, the estimated useful life of the assets.

Intangible Assets and Goodwill

Intangible assets are primarily comprised of customer relationships, developed technology, trade names and contracts. Goodwill represents acquisition costs in excess of the fair value of net assets of businesses acquired. In accordance with SFAS 142, “Goodwill and Other Intangible Assets,” goodwill and indefinite life intangible assets are no longer amortized; instead, they are tested for impairment on an annual basis. The Company assesses the impairment of identifiable intangibles and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Revenue Recognition

Revenue is derived from the licensing of software, maintenance contracts, training and other consulting services.

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended.

In arrangements that include rights to multiple software products and/or services, the Company allocates and defers revenue for the undelivered items, based on vendor-specific objective evidence of fair value, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items, as revenue. Vendor-specific objective evidence of fair value for undelivered elements of an arrangement is based upon the normal pricing and discounting practices for those products and services when sold separately. Vendor-specific objective evidence of fair value for maintenance contracts is additionally measured by the renewal rate offered to the customer. In arrangements in which the Company does not have vendor-specific objective evidence of fair value of maintenance, and maintenance is the only undelivered item, the Company recognizes the total arrangement fee ratably over the contractual maintenance term.

Software license revenue is recognized upon receipt of a purchase order and delivery of software, provided that the license fee is fixed or determinable; no significant production, modification or customization of the software is required; and collection is considered probable by management. For licensing of the Company’s software through its indirect sales channel, revenue is recognized when the distributor sells the software to its end-users, including value-added resellers. For licensing of software to independent software vendors, revenue is recognized upon shipment to the independent software vendors.

Service revenue for maintenance contracts is deferred and recognized ratably over the term of the agreement. Revenue from training and other consulting services is recognized as the related services are performed.

At September 30, 2006, the Company recorded deferred revenue of $3,288,000, primarily for upfront customer payments on maintenance contracts and arrangements for which the Company is recognizing the total arrangement fee ratably over the contractual maintenance term.

 Cost of Revenue

Cost of revenue includes costs related to product and service revenue and amortization of acquired developed technology. Cost of product revenue includes material, packaging, shipping and other production costs. Cost of service revenue includes salaries, benefits and overhead costs associated with employees providing maintenance and technical support, training and consulting services. Third-party consultant fees are also included in cost of service revenue.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the future discounted cash flows compared to the carrying amount of the asset. For the year ended June 30, 2006, the Company determined that approximately $5,200,000 of goodwill had been impaired due to a decrease in expected cash flows.

Income Taxes

The Company is a single member limited liability company and is treated as a disregarded entity for federal income tax purposes. Therefore, the Company is not liable for United States (“U.S.”) federal income taxes. As a limited liability company treated as a disregarded entity, the Company’s taxable income is included in the income tax returns of the member. However, some states do not recognize the disregarded entity status and, therefore, the Company will continue to be taxed as a C corporation in those states. Additionally, there are certain states in the U.S. that assess a fee against limited liability companies. Accordingly, for those states, the Company utilizes the liability method to determine the provision for income taxes.

The Company has or had foreign subsidiaries based in Australia, Mexico, the United Kingdom and Germany and is, therefore, responsible for paying certain foreign income taxes. As a result, there is an income tax provision of $31,000 and $51,000 for the three months ended September 30, 2006 and 2005, respectively.

Translation of Foreign Currency

The local currency is the functional currency for the Company’s international subsidiaries and as such, assets and liabilities are translated into U.S. dollars at period-end exchange rates. Income and expense items are translated at average exchange rates during the period. Any translation adjustments resulting from this process are shown as a separate component of accumulated other comprehensive income (loss). Gains and losses resulting from foreign currency transactions are included in income currently. In the event of sale or complete or substantial liquidation of an investment in a foreign entity, the foreign currency translation adjustment related to that entity is reclassified from comprehensive income to the statement of operations for that period.

Shipping and Handling Costs

Costs to ship products from the Company’s warehouse facilities to customers are recorded as a component of cost of revenue in the consolidated statement of operations.

Advertising Expense

The Company expenses the costs of advertising when incurred.

Research and Development and Software Development Costs

Research and development expenses are charged to operations as incurred. Software development costs which are required to be capitalized pursuant to Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed , have been insignificant.

New Accounting Pronouncements

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections,” that applies to all voluntary changes in accounting principle. This statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 will be effective for the fiscal year ending June 30, 2007. The Company does not anticipate that the adoption of SFAS 154 will have an impact on its overall results of operations or financial position.

In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” that allows a preparer to elect fair value measurement at acquisition, at issuance or when a previously recognized financial instrument is subject to a remeasurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. It also eliminates the exemption from applying Statement 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not anticipate that the adoption of SFAS 155 will have an impact on the its overall results of operations or financial position.

In March 2006, the FASB issued SFAS 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140,” that applies to the accounting for separately recognized servicing assets and servicing liabilities. This statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not anticipate that the adoption of SFAS 156 will have an impact on its overall results of operations or financial position.

In September 2006, the FASB issued SFAS 157, “Fair Value Measures.” SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. However, it does not apply to SFAS 123(R). This statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. The Company is currently evaluating the effect, if any, of SFAS 157 on its financial statements.

UNIFY CORPORATION

GUPTA TECHNOLOGIES, LLC

Unaudited Pro Forma Consolidated Condensed Financial Statements

On November 20, 2006, Unify Corporation (the “Company” or “Unify”) completed its previously announced acquisition of Gupta Technologies, LLC (“Gupta”) from Halo Technology Holdings, Inc. (“Halo”). Under the terms of the related Purchase and Exchange Agreement (the “Purchase Agreement”), as amended, the total consideration paid to Halo for Gupta was (i) Unify’s risk management software and solution business as conducted by Unify through its Acuitrek, Inc. subsidiary (“Acuitrek”) and its Insurance Risk Management (“IRM”) division, including, without limitation, the Acuitrek business and the NavRisk software product (the “NavRisk Business”), (ii) Unify’s ViaMode software product and related intellectual property rights (the “ViaMode Product”), (iii) $6,100,000 in cash and (iv) the amount, if any, by which the Gupta Net Working Capital exceeds the NavRisk Net Working Capital (as such terms are defined in the Purchase Agreement, the “Working Capital Adjustment”). The purchase was funded by debt consisting of $5.35 million in term notes and a revolver of up to $2.5 million.

This unaudited pro forma information should be read in conjunction with the consolidated financial statements of Unify included in the Company’s Annual Report filed on Form 10-K for the year ended April 30, 2006 and the Company’s Quarterly Report filed on Form 10-QSB for the three and nine months ended January 31, 2007 filed on March 16, 2007 which were included previously in the prospectus. In addition, the pro forma information should be read in conjunction with the financial statements for Gupta included in this report.

The following unaudited pro forma consolidated condensed financial statements give effect to the acquisition of Gupta Technologies LLC and the sale of both the Company’s IRM division and its ViaMode Product. The acquisition was completed on November 20, 2006 and was pursuant to a Purchase and Exchange Agreement dated September 13, 2006. The unaudited pro forma consolidated condensed statements of operations assume the acquisition and the financing raised in connection with the acquisition took place on May 1, 2005. The acquisition has been accounted for using the purchase method of accounting, as required by Statement of Financial Accounting Standard No. 141, “Business Combinations.” Under this method of accounting, the assets acquired and liabilities assumed in the Gupta acquisition were recorded at estimated fair values as determined by Unify’s management based on information currently available and on current assumptions as to future operations. Unify has allocated the purchase price based on the estimates of the fair value of the identified intangible assets and their remaining useful lives. The allocation was based on management’s estimates which included the preliminary results of an independent third party valuation. The final allocation will be determined based on a comprehensive final evaluation of Gupta’s tangible and intangible assets acquired and liabilities assumed and is expected to be completed prior to the end of the Company’s fourth quarter which ends April 30, 2007. The final allocation of purchase price could differ materially from the preliminary allocation.

The unaudited pro forma financial information has been prepared in accordance with accounting principles generally accepted in the United States and is presented for illustration purposes only in accordance with the assumptions set forth below. This information is not necessarily indicative of the operational results or of the financial position that would have occurred if the acquisition had been consummated on the dates indicated nor is it necessarily indicative of future operating results or financial position of the consolidated enterprise. The unaudited pro forma consolidated condensed financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the acquisition. Unify’s balance sheet as of January 31, 2007 reflects the consolidation of Unify and Gupta and was presented previously in this document.

The following represents the acquisition of Gupta and the preliminary allocation of the purchase price. The final allocation of the purchase price will be determined based on a comprehensive final evaluation of the fair value of Gutpa’s tangible and intangible assets acquired and liabilities assumed.

Calculation of Purchase Price (in thousands):

Cash	$6,100
Fair value of the IRM division and ViaMode Product	900
Transaction costs – accrued	592

Total purchase price	$7,592

Allocation of Purchase Price (in thousands):

Accounts receivable, net	$1,544
Prepaid expenses and other current assets	282
Property and equipment, net	102
Intangibles	2,950
Goodwill	5,144
Other assets	70
Accounts payable	(835)
Other liabilities	(1,090)
Deferred revenue	(537)
Other liabilities	(38)

Total purchase price	$7,592

The following table reflects the adjustment of goodwill and intangibles to fair value as a result of Unify’s purchase of Gupta. The components of goodwill and intangible assets following the acquisition of Gupta by Unify are as follows (in thousands):

		Estimated
	Fair Value	Useful Life
Partner relationships	$800	5	years
Customer relationships	700	5	years
Trade name	100	1	year
Trademarks	300	4	years
Existing technologies	1,050	4	years

Total intangibles (finite lived)	$2,950
Goodwill	5,144	Indefinite

Total	$8,094

The following unaudited pro forma financial information combines the historical results of Unify and Gupta for the three months ended January 31, 2007 and 2006. The pro forma information for the three months ended January 31, 2007 assumes the acquisition occurred on November 1, 2006 and the pro forma information for the three months ended January 31, 2006 assumes the acquisition occurred on November 1, 2005.

	Three Months Ended
	January 31,
	2007	2006
Revenue	$4,950,907	$4,980,605
Income (loss) from continuing operations	617,096	(152,126)
Net income (loss)	$266,811	(429,642)
Net income (loss) per share - Basic	$0.01	$(0.01)
Net income (loss) per share - Dilutive	$0.01	$(0.01)

Share used in computing net income (loss) per share:
Basic	29,678,000	29,148,000
Dilutive	30,380,297	29,148,000

UNIFY CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED
(Amounts in thousands, except per share data)

			Pro Forma Adjustments
	Unify	Gupta	Sale of IRM &	Acquisition &		Unify
	April 30, 2006 (l)	June 30, 2006 (m)	ViaMode (n)	Financing (o)		Pro Forma
Revenues:
Software licenses	$5,535	$4,149	$(777)	$—		$8,907
Services	5,714	7,308	(329)	—		12,693	(ab)
Total revenues	11,249	11,457	(1,106)	—		21,600
Cost of Revenues:
Software licenses	448	619	—	—		1,067
Services	1,920	864	(797)	(537	) (p)	1,450
Total cost of revenues	2,368	1,483	(797)	(537)		2,517
Gross profit	8,881	9,974	(309)	537		19,083
Operating Expenses:
Product development	2,714	3,132	(1,071)	—		4,775
Selling, general and administrative	6,845	9,127	(1,044)	(1,185	) (q)	13,743
Goodwill Impairment	—	5,200	—	(5,200	) (r)	—
Total operating expenses	9,559	17,459	(2,115)	(6,385)		18,518
Income (loss) from operations	(678)	(7,485)	1,806	6,922		565
Other income (expense), net	50	(82)	—	(957	) (s)	(989)
Income (loss) before income taxes	(628)	(7,567)	1,806	5,965		(424)
Provision for income taxes	—	170	—	—	(aa)	170
Net income (loss)	$(628)	$(7,737)	$1,806	$5,965		$(594	) (ab)

	Historic (l)					Pro Forma
Net loss per share:
Basic	$(0.02)					$(0.02	) (ab)
Diluted	$(0.02)					$(0.02	) (ab)
Shares used in computing net loss per share:
Basic	29,015					29,015
Diluted	29,015					29,015

Notes to the Unaudited Pro Forma Consolidated Statement of Operations

(l)	The Company’s audited consolidated statement of operations as reported in its Form 10-K for the year ended April 30, 2006.

(m)	Gupta Technologies, LLC audited consolidated statement of operations for the year ended June 30, 2006. Gupta’s audited financials include certain reclassifications to conform to the presentation of Unify’s audited consolidated statement of operations.

(n)	Reflects adjustments resulting from the sale of the Company’s IRM division and its ViaMode Product to Halo.

(o)	Adjustments resulting from the purchase of Gupta Technologies, LLC from Halo Technology Holdings, Inc. and the debt financing provided by ComVest Capital, LLC in conjunction with the acquisition.

(p)	Reflects the amortization of deferred support obligations.

(q)	Reflects the elimination of amortization expense for intangibles included in Gupta’s results ($1,815,000), the reversal of charges by Halo in Gupta’s amounts ($108,000) and the recognition of expenses associated with the amortization of Unify’s intangibles ($738,000).

(r)	Reflects the elimination of a goodwill impairment recorded by Gupta.

(s)	Reflects interest expense associated with the debt financing ($724,000), the amortization of the discount on the term notes ($175,000) and the amortization of financing costs ($58,000).

(aa)	The Company has not recorded any expenses for income taxes as it has substantial net operating loss carry forwards that it believes would offset any tax liability.

(ab)	As a result of the acquisition, Gupta’s deferred revenue will be adjusted to an amount equal to the fair value of the cost of providing post contract support to its existing customers. The amount shown as services revenue in the pro forma does not include the impact of such an adjustment. Had this adjustment been reflected in the pro forma, services revenue, net income and earnings per share would have been significantly lower.

UNIFY CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED JANUARY 31, 2007
(Amounts in thousands, except per share data)

	Pro Forma Adjustments
	Unify	Gupta	Sale of IRM	Acquisition &		Unify
	January 31, 2007 (t)	November 20, 2006 (u)	& ViaMode (v)	Financing (w)		Pro Forma
Revenues:
Software licenses	$2,714	$2,129	$—	$—		$4,843
Services	4,520	4,111	—	1,043		9,674
Total revenues	7,234	6,240	—	1,043	(aa)	14,517
Cost of Revenues:
Software licenses	286	257	—	—		543
Services	756	333	—	90	(cc)	1,179
Total cost of revenues	1,042	590	—	90		1,722
Gross profit	6,192	5,650	—	953		12,795
Operating Expenses:
Product development	1,556	1,461	—	—		3,017
Selling, general and administrative	5,243	3,789	—	(552)	(x)	8,480
Goodwill Impairment	—	5,200	—	(5,200)	(y)	—
Total operating expenses	6,799	10,450	—	(5,752)		11,497
Income (loss) from continuing operations	(607)	(4,800)	—	6,705		1,298
Other income (expense), net	(93)	(55)	—	(388)	(z)	(536)
Income (loss) from continuing operations
before income taxes	(700)	(4,855)	—	6,317		762
Provision for income taxes	77	104	—	—	(bb)	181
Net income (loss) from continuing operations	(777)	(4,959)	—	6,317		581
Loss from discontinued operations	(1,061)	—	1,061	—		—
Net income (loss)	$(1,838)	$(4,959)	$1,061	$6,317		$581

	Historic (t)					Pro Forma
Net income per share:
Basic for continuing operations	$(0.03)					$0.02
Diluted for continuing operations	$(0.03)					$0.02
Shares used in computing net income per share:
Basic	29,575					29,575
Diluted	29,575					30,371

See accompanying notes.

Notes to the Unaudited Pro Forma Consolidated Statement of Operations

(t)	The Company’s unaudited consolidated statement of operations as reported in its Form 10-QSB for the nine month period ended January 31, 2007.

(u)	Gupta Technologies, LLC unaudited consolidated statement of operations for the period from May 1, 2006 to November 20, 2006 when the company was purchased by Unify.

(v)	Reflects adjustments resulting from the sale of the Company’s IRM division and its ViaMode Product to Halo.

(w)	Adjustments resulting from the purchase of Gupta Technologies, LLC from Halo Technology Holdings, Inc. and the debt financing provided by ComVest Capital, LLC in conjunction with the acquisition.

(x)	Reflects the elimination of amortization expense for intangibles included in Gupta’s results ($907,000) and the recognition of expenses associated with the amortization of Unify’s intangibles ($355,000).

(y)	Reflects the elimination of a goodwill impairment recorded by Gupta.

(z)	Reflects interest expense associated with the debt financing ($252,000), the amortization of the discount on the term notes ($102,000) and the amortization of financing costs ($34,000).

(aa)	Reflects Gupta deferred support that would have been reported if purchase accounting adjustments did not occur.

(bb)	The Company has not recorded any expenses for income taxes as it has substantial net operating loss carry forwards that is believes would offset any tax liability.

(cc)	Reflects the reversal of future support obligation costs that were amortized following the acquisition of Gupta.

UNIFY CORPORATION
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

The unaudited pro forma consolidated condensed financial statements give effect to the acquisition of Gupta Technologies (“Gupta”) and the sale by Unify of its IRM division and ViaMode software product using the purchase method of accounting. On November 20, 2006, Unify entered into a Purchase and Exchange Agreement (the “Purchase Agreement”) with Halo Technology Holdings, Inc. (“Halo”) pursuant to which Unify agreed to acquire Gupta in exchange for its IRM division, its ViaMode software product, $6.1 million in cash and the amount, if any, by which Gupta’s working capital exceeds Unify’s “NavRisk working capital” as defined in the Purchase Agreement.

2. Pro Forma Adjustments — Statement of Operations

This represents the amortization of the acquired identifiable intangible, assets and expenses associated with a debt financing obtained in conjunction with the acquisition of Gupta. These expenses include interest expense, the reimbursement of due diligence costs incurred by the lender, loan commitment fees, and the amortization of a discount relative to warrants included in the financing. The interest rate for the term notes is fixed at 11.25%. The interest rate for the revolver is prime plus 2.25% resulting in a rate of 10.50% currently. In calculating interest expense for the pro forma the Company has assumed a rate of 10.50% for the revolver for all periods shown. Additionally, the Company has not recorded any expenses for income taxes as it has substantial net operating loss carry forwards that it believes would offset any tax liability.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Certificate of Incorporation eliminates a director’s personal liability to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper benefit.

Our Certificate of Incorporation also provides that the Company shall indemnify to the full extent authorized by law any person, testator or intestate made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or any predecessor of the Company or serves or served any other enterprise as a director or officer at the request of the Company or any predecessor of the Company.

Furthermore, the Certificate of Incorporation provides that neither any amendment nor repeal of the provisions providing for indemnification or elimination of personal liability under the Certificate of Incorporation nor the adoption of any provision inconsistent with such provisions shall eliminate or reduce the effect of the right of indemnification or elimination of personal liability provided under the Certificate of Incorporation in respect of any matter occurring, or any cause of action, suit or claim accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

Our Bylaws provide that the Company, to the maximum extent permitted by the General Corporation Law of the State of Delaware, including, without limitation, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (as that Section may be amended and supplemented from time to time), indemnify any director, officer or trustee which it shall have power to indemnify under Section 145 against any expenses, liabilities or other matters referred to in or covered by that Section. The Bylaws further provide that such indemnification (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) shall continue as to a person who has ceased to be a director, officer or trustee and (iii) shall inure to the benefit of the heirs, executors and administrators of such a person. Pursuant to the Bylaws the Company’s obligation to provide indemnification under the Bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Company or any other person.

Additionally, the Certificate of Incorporation and the Bylaws, respectively, also provide that the Company shall pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company as authorized in the Certificate of Incorporation or the relevant section of the General Corporation Law of the State of Delaware, respectively.

See also the undertakings set out in response to Item 28 herein.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees.

To be Paid
by the
Registrant
SEC registration fees	$158
State registration fees	$3,000
Accounting fees and expenses	$25,000
Legal fees and expenses	$20,000
Transfer Agent and registrar fee	-
Insurance premiums paid for the indemnification of directors or officers against liabilities incurred in registration of securities	-
Miscellaneous expenses	$500
Total	$43,658

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Since April 1, 2004, the Company has issued and sold the following unregistered securities:

On April 23, 2004, the Company entered into a purchase agreement (the “SSF Purchase Agreement”) with Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., and Special Situations Technology Fund II, L.P., referred to collectively as the “SSF Entities.” The transaction contemplated by the SSF Purchase Agreement is referred to as the “2004 SSF Financing.” Under the SSF Purchase Agreement, the Company issued and sold an aggregate of 5,633,900 shares of common stock at a per share purchase price of $0.71 per share and warrants to purchase an aggregate of 2,253,560 shares of our common stock exercisable at $0.90 per share. The shares of common stock and warrants were issued pursuant to the exemption provided by Section 4(2) of the Securities Act as transactions not involving a public offering. On February 2, 2005, the number of shares purchasable on exercise of the warrants was adjusted to 2,272,715 and the exercise price was adjusted to $0.89 per share after application of the anti-dilution provisions of the warrants in connection with the issuance of shares in an acquisition. On November 20, 2006, the number of shares purchasable on exercise of the warrants was adjusted to 2,436,937 and the exercise price was adjusted to $0.83 per share after application of the anti-dilution provisions of the warrants in connection with the issuance of warrant shares and the shares issuable upon the conversion of certain notes from the financing for an acquisition. The Company has also entered into a registration rights agreement dated April 26, 2004, under which the Company has agreed to register for resale by the SSF Entities the shares of common stock issued and issuable upon exercise of the warrants issued in the 2004 SSF Financing, with such number of shares subject to adjustments.

On February 2, 2005 we entered into an agreement with Daniel and Carrie Romine (the "Sellers") pursuant to which Unify acquired all of the issued and outstanding equity securities of Acuitrek. Under the terms of the agreement, Unify made an initial payment to the stockholders of $455,000 (which included 520,833 shares of Common Stock), and over the next three years has agreed to make retention-based earn-out payments of $1.1 million and potential performance-based earn-out payments, all to be paid with 50 percent cash and 50 percent Unify common stock (assuming profitability of the Acuitrek division). Unify has agreed to register the shares issuable under the Agreement pursuant to a registration rights agreement with the Sellers. The stocks issued and issuable to the Sellers are being issued pursuant to the exemption provided by Section 4(2) of the Securities Act as transactions not involving a public offering. Shares issuable in the future to the Sellers are based on the market value of Unify common stock at the time of issuance.

On November 20, 2006, the Company entered into various agreements with ComVest whereby ComVest, along with participation from Special Situations Funds, provided debt financing for the Gupta acquisition consisting of convertible term loans totaling $5.35 million and a revolving credit facility of up to $2.5 million. The term loans have an interest rate of 11.25% and have terms of 48 to 60 months. The revolver has an interest rate of prime plus 2.25% and has a maturity date of October 31, 2010. The agreements provide for ComVest to have a security interest in substantially all of the Company’s assets. As part of the financing, ComVest received 2,010,000 warrants and Special Situations Funds received 1,340,000 warrants. The warrants are for the purchase of common stock at prices from $0.27 to $0.38 per share. The warrants were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act as transactions not involving a public offering. The Company entered into a registration rights agreement on November 20, 2006, pursuant to which the Company agreed to file registration statements sufficient to register the resale of the shares of common stock which will be issued upon the exercise of the warrants or the conversion of the convertible term notes of ComVest and Special Situations Funds.

On various dates during the three year period ended March 31, 2007, the Company granted options to purchase an aggregate of 590,000 shares of Common Stock with an exercise price equal to fair market value on the date of grant. There were no underwriters for the transactions. 400,000 shares were issued upon employment of two current executive officers, 125,000 shares upon employment of a former executive officer, and 65,000 shares to existing executive officers. The options were not issued for cash, so there was no offering price and no underwriting discounts or commissions. The options were four year options with monthly vesting and therefore are partially vested. None of the options have been exercised. The Company claims that the grant of these options were exempt from the registration requirement of Section 5 of the Securities Act pursuant to the exemption of Section 4(2) of the Securities Act as transactions not involving a public offering.

ITEM 27. EXHIBITS

The Exhibits to this Registration Statement are listed in the Exhibit Index commencing at page 119 hereof.

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

	(ii)	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee “table in the effective registration statement; and

	(iii)	To include any additional or changed material information with respect to the plan of distribution.

2.	That, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be an initial bona fide offering thereof.

3.	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant in the purchaser.

5.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.	The undersigned Registrant hereby undertakes that:

	(i)	For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

	(ii)	For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.	That, for the purpose of determining liability under the Securities Act to any purchaser:

	(i)	If the Registrant is relying on Rule 430B:

		(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

		(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

	(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Sacramento, State of California, on April [__], 2007.

UNIFY CORPORATION

By:	/s/ Todd E. Wille
Todd E. Wille
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Todd E. Wille as his attorney-in-fact with full power of substitution for him in any and all capacities, to sign any and all amendments to this registration statement on Form SB-2, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
	President, Chief Executive Officer and	April [__], 2007
Todd E. Wille	Director (Principal Executive Officer)
	Chief Financial Officer	April [__], 2007
Steven D. Bonham	(Principal Financial and Accounting
Officer)
	Director	April [__], 2007
Tery R. Larrew
	Director	April [__], 2007
Robert J. Majteles
	Director	April [__], 2007
Steven D. Whiteman
	Director	April [__], 2007
Richard M. Brooks

EXHIBITS

The following exhibits are filed with this Registration Statement:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of March 14, 2006, by and among Halo Technology Holdings, Inc., UCA Merger Sub, Inc. and Unify, Inc., excluding exhibits and schedules thereto as amended by Amendment No. 1 dated May 24, 2006 and by Amendment No. 2 dated on July 25, 2006. (9)

3.1	Restated Certificate of Incorporation of the Company. (1)

3.2	Bylaws of the Registrant. (1)

4.1	Form of Stock Certificate. (1)

4.2	Form of Warrant. (5)

5.1	Opinion of DLA Piper US LLP (filed herewith)

10.1	Purchase and Exchange Agreement between Halo and Unify Corporation dated September 13, 2006. (11)

10.2	Termination Agreement among Halo, UCA Merger Sub, Inc., and Unify Corporation, dated September 13, 2006. (11)

10.2*	1991 Stock Option Plan, as amended. (1)

10.3*	1996 Employee Stock Purchase Plan. (1), (3)

10.4	Form of Indemnification Agreement. (1)

10.6	Office Building Lease for Sacramento Facility, Dated December 17, 1999. (2)

10.8*	Employment Agreement by and between Todd Wille and the Registrant dated December 29, 2000. (4)

10.9*	2001 Stock Plan. (3)

10.10	Silicon Valley Bank Loan and Security Agreement dated June 6, 2003 (5), as amended by Silicon Valley Bank Amendment to Loan Documents dated June 3, 2004 (6), June 5, 2005 (8) and May 24, 2006 (10) and Amended Schedule to Loan and Security Agreement dated June 3, 2004 (6) and June 5, 2005 (8).

10.11	Purchase Agreement dated April 23, 2004. (6)

10.12	Registration Rights Agreement dated April 26, 2004. (6)

10.13	Fourth Amendment Effective January 1, 2002 to Office Building Lease Dated December 17, 1999. (6)

10.14	Fifth Amendment to Lease and Termination of Stock Pledge Agreement dated September 18, 2003. (6)

10.17	Amendment No. 1 dated November 20, 2006, to Purchase and Exchange Agreement (dated September 13, 2006), by and between Unify Corporation and Halo Technology Holdings, Inc. (12)

10.18	Revolving Credit and Term Loan Agreement dated November 20, 2006, by and between the registrant, Unify Corporation (“Unify” or the “Company”) and ComVest Capital LLC. (12)

10.19	Registration Rights Agreement dated November 20, 2006. (12)

10.20	Amendment No. 1 dated November 20, 2006, to Stock Purchase Agreement by and Among Unify Corporation, Acuitrek, Inc. and Daniel and Carrie Romine (dated February 2, 2005). (12)

13.1	The Company’s Form 10-K for the fiscal year ended April 30, 2006. (10)

13.2	The Company’s Form 10-QSB for the fiscal quarter ended October 31, 2006. (13)

13.3	The Company’s Form 10-QSB for the fiscal quarter ended January 31, 2007. (14)

14	Code of Ethics for Senior Officers. (6)

16.1	Letter dated December 17, 2004 from Ernst and Young to the Securities and Exchange Commission. (7)

21.2	Subsidiaries of the Registrant. (filed herewith)

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Mahoney Cohen & Company, CPA, P.C., Independent Registered Public Accounting Firm.

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (previously filed as Exhibit 31.1 to the Form 10-QSB filed by Unify Corporation on March 16, 2007).

31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (previously filed as Exhibit 31.1 to the Form 10-QSB filed by Unify Corporation on March 16, 2007).

32.1	Certification of Todd Wille, Chief Executive Officer of Unify Corporation pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (previously filed as Exhibit 31.1 to the Form 10-QSB filed by Unify Corporation on March 16, 2007).

32.2	Certification of Steven D. Bonham, Chief Financial Officer of Unify Corporation pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (previously filed as Exhibit 31.1 to the Form 10-QSB filed by Unify Corporation on March 16, 2007).

(1)	Incorporated by reference to the exhibit filed with Registrant’s Form S-1 Registration Statement (No. 333-3834) declared effective by the Securities and Exchange Commission on June 14, 1996.

(2)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on December 22, 2000.

(3)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-Q on March 14, 2002.

(4)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 30, 2001.

(5)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 17, 2003.

(6)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 21, 2004.

(7)	Incorporated by reference to the exhibit filed with Registrant’s Form 8-K on December 21, 2004.

(8)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 28, 2005.

(9)	Incorporated by reference to the exhibits filed with Registrant’s Form 8-K on March 15, 2006, May 31, 2006, and July 11, 2006.

(10)	Incorporated by reference to the Registrant’s Form 10-K filed July 31, 2006.

(11)	Incorporated by reference to the exhibit filed with Registrant’s Form 8-K on September 20, 2006.

(12)	Incorporated by reference to the exhibit filed with Registrant’s Form 8-K on November 29, 2006.

(13)	Incorporated by reference to the Registrant’s Form 10-QSB filed December 14, 2006.

(14)	Incorporated by reference to the Registrant’s Form 10-QSB filed March 16, 2007.

*	Exhibit pertains to a management contract or compensatory plan or arrangement.
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